Exhibit 4.5

Banc of California, Inc.

401(k) Plan

Table of Contents

Article 1		- 1 -
Definitions		- 1 -
1.1	ACP Safe Harbor Matching Contribution	- 1 -
1.2	ACP Safe Harbor Matching Contribution Account	- 1 -
1.3	ACP Test	- 1 -
1.4	Actual Contribution Percentage	- 1 -
1.5	Actual Deferral Percentage	- 1 -
1.6	Administrator	- 1 -
1.7	Adopting Employer	- 1 -
1.8	ADP Safe Harbor Contribution	- 2 -
1.9	ADP Safe Harbor Matching Contribution	- 2 -
1.10	ADP Safe Harbor Non-Elective Contribution	- 2 -
1.11	ADP Test	- 2 -
1.12	Affiliated Employer	- 2 -
1.13	Allocation Period	- 2 -
1.14	Annual Additions	- 2 -
1.15	Annuity Starting Date	- 2 -
1.16	Automatic Contribution Arrangement	- 2 -
1.17	Back Pay	- 2 -
1.18	Beneficiary	- 3 -
1.19	Benefiting Participant	- 3 -
1.20	Break in Eligibility Service	- 3 -
1.21	Break in Vesting Service	- 3 -
1.22	Cash or Deferred Contribution	- 3 -
1.23	Catch-Up Contribution	- 4 -
1.24	Catch-Up Contribution Limit	- 4 -
1.25	Code	- 4 -
1.26	Code §3401 Compensation	- 4 -
1.27	Code §414(s) Compensation	- 4 -
1.28	Code §414(s) Safe Harbor Exclusions	- 4 -
1.29	Code §415(c)(3) Compensation	- 4 -
1.30	Code §415 Safe Harbor Compensation	- 5 -
1.31	Code §415 Statutory Compensation	- 6 -
1.32	Commissioned Employee	- 6 -
1.33	Committee	- 7 -
1.34	Compensation	- 7 -
1.35	Compensation Determination Period	- 8 -
1.36	Component of the Plan	- 8 -
1.37	Contribution Percentage	- 8 -
1.38	Contribution Percentage Amounts	- 8 -
1.39	Counting of Hours Method	- 8 -
1.40	Covered Employee	- 9 -
1.41	Current Year Testing Method	- 9 -
1.42	Deemed Code §125 Compensation	- 9 -
1.43	Deemed Deferrals	- 9 -
1.44	Default Elective Deferral	- 9 -
1.45	Default Percentage	- 9 -
1.46	Defined Contribution Dollar Limitation	- 9 -
1.47	Designated Beneficiary	- 9 -
1.48	Designated Roth Account	- 9 -
1.49	Determination Date	- 9 -
1.50	Disability	- 9 -
1.51	Distributee	- 10 -

1.52	Distribution Calendar Year	- 10 -
1.53	EACA	- 10 -
1.54	Early Retirement Age	- 10 -
1.55	Earned Income	- 10 -
1.56	Elapsed Time Method	- 10 -
1.57	Elective Contributions	- 10 -
1.58	Elective Deferral	- 10 -
1.59	Eligible Automatic Contribution Arrangement	- 11 -
1.60	Eligible Employee	- 11 -
1.61	Eligible Retirement Plan	- 11 -
1.62	Eligible Rollover Distribution	- 11 -
1.63	Employee	- 12 -
1.64	Employee Contribution	- 12 -
1.65	Employer	- 12 -
1.66	Employment Commencement Date	- 12 -
1.67	ERISA	- 12 -
1.68	Excess Aggregate Contributions	- 12 -
1.69	Excess Contributions	- 12 -
1.70	Excess Elective Deferrals	- 13 -
1.71	401(k) Plan	- 13 -
1.72	401(m) Plan	- 13 -
1.73	403(b) Employee	- 13 -
1.74	Foreign Compensation	- 13 -
1.75	Forfeiture	- 13 -
1.76	Forfeiture Account	- 13 -
1.77	Form W-2 Compensation	- 13 -
1.78	HCE	- 13 -
1.79	Highly Compensated Employee	- 13 -
1.80	Hour of Service	- 14 -
1.81	Hourly Employees	- 14 -
1.82	Immediately Distributable	- 14 -
1.83	Independent Contractor	- 14 -
1.84	In-Plan Roth Conversion	- 15 -
1.85	In-Plan Roth Conversion Account	- 15 -
1.86	In-Plan Roth Rollover	- 15 -
1.87	In-Plan Roth Rollover Account	- 15 -
1.88	Key Employee	- 15 -
1.89	Leased Employee	- 15 -
1.90	Life Expectancy (or Life Expectancy Rule)	- 15 -
1.91	Limitation Year	- 15 -
1.92	Mass Submitter	- 15 -
1.93	Matching Contribution	- 15 -
1.94	Matching Contribution Account	- 15 -
1.95	Maternity or Paternity Leave	- 15 -
1.96	Maximum Permissible Amount	- 16 -
1.97	Merger and Acquisition Employee	- 16 -
1.98	Military Differential Wage Payments	- 16 -
1.99	Named Fiduciary	- 16 -
1.100	NHCE	- 16 -
1.101	Non-Elective Contribution	- 16 -
1.102	Non-Highly Compensated Employee	- 16 -
1.103	Non-Key Employee	- 16 -
1.104	Non-Resident Alien	- 16 -
1.105	Non-Safe Harbor 401(k) Plan	- 17 -
1.106	Non-Safe Harbor 401(m) Plan	- 17 -

1.107	Non-Safe Harbor Matching Contribution	- 17 -
1.108	Non-Safe Harbor Matching Contribution Account	- 17 -
1.109	Non-Safe Harbor Non-Elective Contribution	- 17 -
1.110	Non-Safe Harbor Non-Elective Contribution Account	- 17 -
1.111	Normal Form of Distribution	- 17 -
1.112	Normal Retirement Age	- 17 -
1.113	Opinion Letter	- 17 -
1.114	Optional Form of Distribution	- 17 -
1.115	Otherwise Excludable Participant	- 17 -
1.116	Owner-Employee	- 17 -
1.117	Participant	- 18 -
1.118	Participant’s Account	- 18 -
1.119	Participant’s Account Balance	- 18 -
1.120	Part-Time Employee	- 18 -
1.121	Period of Service and 1-Year Period of Service	- 18 -
1.122	Period of Severance	- 18 -
1.123	Permissive Aggregation Group	- 19 -
1.124	Plan	- 19 -
1.125	Plan Year	- 19 -
1.126	Policy	- 19 -
1.127	Post-Severance Compensation	- 19 -
1.128	Post-Year End Compensation	- 19 -
1.129	Pre-Approved Defined Contribution Plan	- 19 -
1.130	Pre-Tax Elective Deferral	- 19 -
1.131	Pre-Tax Elective Deferral Account	- 19 -
1.132	Prior Year Testing Method	- 19 -
1.133	Provider	- 20 -
1.134	Puerto Rico Based Employees	- 20 -
1.135	QACA	- 20 -
1.136	QACA Safe Harbor Contribution	- 20 -
1.137	QACA ADP Safe Harbor Matching Contribution	- 20 -
1.138	QACA ADP Safe Harbor Matching Contribution Account	- 20 -
1.139	QACA ADP Safe Harbor Non-Elective Contribution	- 20 -
1.140	QACA ADP Safe Harbor Non-Elective Contribution Account	- 20 -
1.141	QACA Safe Harbor 401(k) Plan	- 20 -
1.142	QJSA	- 20 -
1.143	QJSA Requirements	- 20 -
1.144	QMAC	- 20 -
1.145	QNEC	- 20 -
1.146	QPSA	- 20 -
1.147	Qualified Automatic Contribution Arrangement	- 20 -
1.148	Qualified Domestic Relations Order (QDRO)	- 21 -
1.149	Qualified Joint and Survivor Annuity	- 21 -
1.150	Qualified Longevity Annuity Contract (QLAC)	- 21 -
1.151	Qualified Matching Contribution	- 21 -
1.152	Qualified Matching Contribution Account	- 21 -
1.153	Qualified Military Service	- 21 -
1.154	Qualified Non-Elective Contribution	- 22 -
1.155	Qualified Non-Elective Contribution Account	- 22 -
1.156	Qualified Optional Survivor Annuity	- 22 -
1.157	Reemployment Commencement Date	- 22 -
1.158	Regulation	- 22 -
1.159	Required Aggregation Group	- 22 -
1.160	Required Beginning Date	- 22 -
1.161	Rollover Contribution	- 22 -

1.162	Rollover Contribution Account	- 22 -
1.163	Roth Elective Deferral	- 22 -
1.164	Roth Elective Deferral Account	- 22 -
1.165	Safe Harbor 401(k) Contribution	- 23 -
1.166	Safe Harbor 401(k) Plan	- 23 -
1.167	Safe Harbor 401(m) Plan	- 23 -
1.168	Safe Harbor Participant	- 23 -
1.169	Salary Deferral Agreement (or Salary Savings Agreement)	- 23 -
1.170	Salaried Employee	- 23 -
1.171	Self-Employed Individual	- 23 -
1.172	Service	- 23 -
1.173	Sponsoring Employer	- 23 -
1.174	Spouse	- 23 -
1.175	Temporary/Seasonal Employee	- 23 -
1.176	Terminated (or Terminates) Employment	- 23 -
1.177	Terminated Participant	- 24 -
1.178	Termination of Employment	- 24 -
1.179	Top Heavy	- 24 -
1.180	Top Heavy Minimum Allocation	- 24 -
1.181	Top Heavy Ratio	- 24 -
1.182	Traditional ADP Safe Harbor Matching Contribution	- 25 -
1.183	Traditional ADP Safe Harbor Matching Contribution Account	- 25 -
1.184	Traditional ADP Safe Harbor Non-Elective Contribution	- 25 -
1.185	Traditional ADP Safe Harbor Non-Elective Contribution Account	- 26 -
1.186	Traditional ADP Safe Harbor Contribution	- 26 -
1.187	Traditional Safe Harbor 401(k) Plan	- 26 -
1.188	Traditional Safe Harbor Notice	- 26 -
1.189	Transfer Contribution	- 26 -
1.190	Transfer Contribution Account	- 26 -
1.191	True-Up Contribution	- 26 -
1.192	Trustee	- 26 -
1.193	Trust (or Trust Fund)	- 26 -
1.194	Union Employee	- 26 -
1.195	Valuation Date	- 26 -
1.196	Vested Aggregate Account	- 26 -
1.197	Vested, Vested Interest or Vesting	- 27 -
1.198	Vesting Computation Period	- 27 -
1.199	Voluntary Employee Contribution	- 27 -
1.200	Voluntary Employee Contribution Account	- 27 -
1.201	Year of Eligibility Service	- 27 -
1.202	Year of Vesting Service	- 28 -

Article 2		- 29 -
Plan Participation		- 29 -
2.1	Eligibility and Entry Date Requirements	- 29 -
2.2	Waiver of Participation	- 30 -
2.3	Participation by Employees Whose Status Changes	- 30 -
2.4	Reemployment After Termination of Employment	- 30 -

Article 3		- 31 -
Contributions and Allocations		- 31 -
3.1	General Contribution and Allocation Provisions	- 31 -
3.2	Elective Deferrals	- 32 -
3.3	Non-Safe Harbor Matching Contributions	- 37 -
3.4	Non-Safe Harbor Non-Elective Contributions	- 41 -
3.5	ADP Safe Harbor Contributions	- 42 -

3.6	ACP Safe Harbor Matching Contributions	- 42 -
3.7	Qualified Matching Contributions	- 43 -
3.8	Qualified Non-Elective Contributions	- 43 -
3.9	Top Heavy Minimum Allocation	- 43 -
3.10	Forfeitures and Their Application	- 44 -
3.11	Allocation of Earnings and Losses	- 46 -
3.12	Failsafe Allocation	- 46 -
3.13	Rollover Contributions	- 46 -
3.14	Voluntary Employee Contributions	- 47 -

Article 4		- 48 -
Plan Benefits		- 48 -
4.1	Benefit Upon Retirement	- 48 -
4.2	Benefit Upon Death	- 48 -
4.3	Benefit Upon Disability	- 48 -
4.4	Benefit Upon Termination of Employment	- 48 -
4.5	Determination of Vested Interest	- 48 -

Article 5		- 50 -
Distribution of Benefits		- 50 -
5.1	Distributions for Reasons Other Than Death	- 50 -
5.2	Distributions Because of Death	- 50 -
5.3	In-Service Distributions for Reasons Other Than Hardship	- 51 -
5.4	Mandatory Cash-Out of Benefits	- 52 -
5.5	Restrictions on Immediate Distributions	- 53 -
5.6	Qualified Reservist Distributions	- 54 -
5.7	Active Duty Severance Distributions	- 54 -
5.8	Financial Hardship Distributions	- 54 -
5.9	Distribution of Rollover Contributions	- 54 -
5.10	Distribution of Voluntary Employee Contributions	- 54 -
5.11	Distribution of Transfer Contributions	- 55 -
5.12	Direct Rollovers	- 55 -
5.13	Restrictions on Distribution of Elective Deferrals and Other Contributions	- 55 -
5.14	Missing Payees and Unclaimed Benefits	- 56 -
5.15	Distribution in the Event of Legal Incapacity	- 56 -
5.16	Earnings Before Benefit Distribution	- 56 -
5.17	Participant/Spousal Waiver and Consent Requirements	- 56 -
5.18	In-Plan Roth Rollovers and Conversions	- 58 -
5.19	Distribution of Property	- 59 -
5.20	Statutory Commencement of Benefits	- 59 -
5.21	Required Distributions	- 59 -

Article 6		- 62 -
Code §415 Limitations		- 62 -
6.1	Maximum Annual Additions	- 62 -
6.2	Adjustments to Maximum Annual Addition	- 62 -
6.3	Multiple Plans and Multiple Employers	- 62 -
6.4	Adjustment for Excessive Annual Additions	- 62 -

Article 7		- 63 -
Loans, Insurance and Directed Investments		- 63 -
7.1	Loans to Participants	- 63 -
7.2	Insurance on Participants	- 64 -
7.3	Directed Investment Accounts	- 64 -
7.4	Target Date Funds	- 64 -

Article 8		- 65 -
Duties of the Administrator		- 65 -
8.1	Appointment, Resignation, Removal and Succession	- 65 -
8.2	General Powers and Duties	- 65 -
8.3	Functioning of the Committee	- 65 -
8.4	Multiple Administrators	- 65 -
8.5	Correcting Administrative Errors	- 65 -
8.6	Promulgating Notices, Agreements, Policies and Procedures	- 65 -
8.7	Employment of Agents and Counsel	- 66 -
8.8	Compensation and Expenses	- 66 -
8.9	Qualified Domestic Relations Orders	- 66 -
8.10	Appointment of Investment Manager	- 66 -
8.11	Claims Procedures	- 66 -
8.12	ERISA Accounts	- 71 -

Article 9		- 72 -
General Duties of the Trustee		- 72 -
9.1	Adoption of Trust Provisions	- 72 -
9.2	General Duties of the Trustee	- 72 -
9.3	Valuation of the Trust	- 72 -
9.4	Exclusive Benefit Rule	- 72 -

Article 10		- 73 -
Adopting Employer Provisions		- 73 -
10.1	Adoption by Other Employers	- 73 -
10.2	Adoption of Alternate Provisions by Adopting Employer	- 73 -
10.3	Plan Contributions	- 73 -
10.4	Plan Amendments	- 73 -
10.5	Plan Expenses	- 73 -
10.6	Employee Transfers	- 73 -
10.7	Multiple Employer Provisions Under Code §413(c)	- 73 -
10.8	Termination of Adoption	- 74 -

Article 11		- 75 -
Amendment, Termination, Merger and Transfers		- 75 -
11.1	Plan Amendment	- 75 -
11.2	Termination of the Plan	- 76 -
11.3	Merger or Consolidation	- 77 -
11.4	Plan-to-Plan Elective Transfers	- 77 -

Article 12		- 79 -
Miscellaneous Provisions		- 79 -
12.1	Qualified Plan Status	- 79 -
12.2	No Contract of Employment	- 79 -
12.3	No Title to Assets	- 79 -
12.4	Assignment and Alienation	- 79 -
12.5	Exclusive Benefit Rule	- 79 -
12.6	Military Service Credit	- 79 -
12.7	HEART Death Provisions	- 79 -
12.8	HEART Disability Provisions	- 79 -
12.9	Severability of Provisions	- 79 -
12.10	Fiduciaries and Bonding	- 79 -
12.11	Rules of Plan Construction	- 80 -
12.12	Reimbursement of Costs of Legal Action	- 80 -
12.13	No Duplication of Benefits	- 80 -
12.14	Evidence Furnished Conclusive	- 80 -
12.15	Release of Claims	- 80 -

12.16	Discontinued Contributions	- 80 -
12.17	Multiple Copies of Plan And/or Trust	- 80 -
12.18	Dual and Multiple Trusts	- 80 -
12.19	Written Elections and Forms	- 81 -
12.20	Prior Provisions of Amended and Restated Plans	- 81 -
12.21	Limitation of Liability and Indemnification	- 81 -
12.22	Disaster Relief Policy	- 81 -
12.23	Frozen Plan	- 81 -
12.24	Loss of Pre-Approved Plan Status	- 81 -

Banc of California, Inc.

401(k) Plan

This Agreement is made and entered into as of the 29th day of December, 2023, by Banc of California, Inc. (hereafter referred to as the “Sponsoring Employer”).

Introduction

The Sponsoring Employer previously established a profit sharing plan with a cash or deferred arrangement under Code §401(k), effective January 1, 2013, which the Sponsoring Employer wishes to amend and restate. Therefore, effective January 1, 2024 (except for those specific provisions that have an earlier or later effective date), the Sponsoring Employer hereby amends and restates the Plan. This amended and restated Plan is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended by subsequent legislation as a Pre-Approved Defined Contribution Plan.

Article 1

Definitions

1.1	ACP Safe Harbor Matching Contribution. The term ACP Safe Harbor Matching Contribution means a Matching Contribution made to this Plan, or to any other defined contribution plan sponsored by the Employer, that falls within the safe harbor requirements of Code §401(m)(11) or Code §401(m)(12) and is intended to automatically satisfy the ACP Test for a Plan Year.

1.2	ACP Safe Harbor Matching Contribution Account. The term ACP Safe Harbor Matching Contribution Account means the account to which a Participant’s ACP Safe Harbor Matching Contributions are credited.

1.3	ACP Test. The term ACP Test means the Actual Contribution Percentage test set forth in Code §401(m)(2) that is performed each Plan Year on a Non-Safe Harbor 401(m) Plan.

1.4	Actual Contribution Percentage. The term Actual Contribution Percentage (“ACP”) means, for a specified group of participants (either Highly Compensated Employees or Non-highly Compensated Employees) for a Plan Year, the average of the Contribution Percentages of the Eligible Participants in the group.

1.5	Actual Deferral Percentage. The term Actual Deferral Percentage means, for a specified group of Participants (either HCEs or NHCEs) for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of the amount of Employer contributions actually paid to the Trust on behalf of such Participant for the Plan Year to the Participant’s Code §414(s) Compensation for such Plan Year. Employer contributions on behalf of any Participant will include (a) any Elective Deferrals (other than Catch-up Contributions) made pursuant to the Participant’s deferral election (including Excess Elective Deferrals of HCEs), but excluding Excess Elective Deferrals of NHCEs that arise solely from Elective Deferrals made under the Plan or plans of the Employer and Elective Deferrals that are taken into account in the Actual Contribution Percentage Test (provided the ADP Test is satisfied both with and without exclusion of these Elective Deferrals); and (b) if elected by the Employer, QNECs and QMACs. In computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make Elective Deferrals will be treated as a Participant on whose behalf no Elective Deferrals are made.

1.6	Administrator. The term Administrator means the Sponsoring Employer unless the Sponsoring Employer appoints another Administrator under Section 8.1. The term Administrator also means a Qualified Termination Administrator (“QTA”) charged with the task of holding the assets of an orphan plan as permitted by the Department of Labor. A QTA will be an eligible custodian such as a bank, mutual fund house, or insurance company. Third party record-keepers cannot be QTAs.

1.7	Adopting Employer. The term Adopting Employer means any employer that adopts the Plan in writing with the consent of the Sponsoring Employer in accordance with Article 10 of the Plan. An Affiliated Employer is not considered an Adopting Employer unless such Affiliated Employer has executed a written agreement signifying its adoption of the Plan.

1.8	ADP Safe Harbor Contribution. The term ADP Safe Harbor Contribution means a Traditional ADP Safe Harbor Matching Contribution, a Traditional ADP Safe Harbor Non-Elective Contribution, a QACA ADP Safe Harbor Matching Contribution, or a QACA ADP Safe Harbor Non-Elective Contribution.

1.9	ADP Safe Harbor Matching Contribution. The term ADP Safe Harbor Matching Contribution means a Traditional ADP Safe Harbor Matching Contribution or a QACA ADP Safe Harbor Matching Contribution.

1.10	ADP Safe Harbor Non-Elective Contribution. The term ADP Safe Harbor Non-Elective Contribution means a Traditional ADP Safe Harbor Non-Elective Contribution or a QACA ADP Safe Harbor Non-Elective Contribution.

1.11	ADP Test. The term ADP Test means the average deferral percentage test set forth in Code §401(k)(3) that is performed each Plan Year on a Non-Safe Harbor 401(k) Plan.

1.12	Affiliated Employer. The term Affiliated Employer means (a) a controlled group of corporations as defined in Code §414(b); (b) a trade or business (whether or not incorporated) under common control as described in Code §414(c); (c) any organization (whether or not incorporated) which is a member of an affiliated service group as described in Code §414(m); or (d) any entity required to be aggregated as described in Code §414(o). Any such entity will be considered an Affiliated Employer regardless of whether such entity adopts the Plan.

1.13	Allocation Period. The term Allocation Period means a period of 12 consecutive months or less for which (a) an Employer contribution is made and allocated; (b) Forfeitures are allocated; and/or (c) earnings and losses are allocated. Unless the Employer elects otherwise, Compensation considered for purposes of contributions and allocations will be limited to Compensation paid within the Allocation Period. The Allocation Period for each contribution made under the Plan shall be as set forth in the Section of the Plan which sets forth the terms and conditions of the contribution to which the Allocation Period relates.

1.14	Annual Additions. The term Annual Additions means the sum of the following amounts credited to a Participant’s Account for any Limitation Year: (a) Employer contributions; (b) Employee Contributions; (c) Forfeitures; (d) amounts allocated to an individual medical account, as defined in Code §415(l)(2), which is part of a pension or annuity plan maintained by the Employer; (e) amounts derived from contributions paid or accrued that are attributable to post-retirement medical benefits, allocated to the separate account of a Key Employee, as defined in Code §419A(d)(3), under a welfare fund, as defined in Code §419(e), maintained by the Employer; and (f) allocations under a simplified employee plan. Annual Additions do not include Rollovers, loan repayments, Catch-up Contributions, repayments of either prior Plan distributions or prior distributions of mandatory Employee Contributions, direct transfers of contributions from another plan, deductible contributions to a simplified employee pension plan, voluntary deductible contributions, and any Annual Additions in excess of the limitation on Annual Additions set forth in Article 6 of this Plan. Employee and Employer make-up contributions under USERRA received during the current Limitation Year shall be treated as Annual Additions with respect to the Limitation Year to which the make-up contributions are attributable. Excess amounts applied in a Limitation Year to reduce Employer contributions will be considered Annual Additions for such Limitation Year, pursuant to the provisions of Article 6 of this Plan.

1.15	Annuity Starting Date. The term Annuity Starting Date means the first day of the first period for which a benefit is paid as an annuity, in the case of a benefit not payable as an annuity, the first day all events have occurred which entitle the Participant to the benefit. The first day of the first period for which a benefit is to be paid by reason of Disability will be treated as the Annuity Starting Date only if it is not an auxiliary benefit.

1.16	Automatic Contribution Arrangement. The term Automatic Contribution Arrangement means an arrangement under which, in the absence of an affirmative election by a Covered Employee, a certain percentage will be withheld from a Covered Employee’s Compensation and will be contributed to the Plan as an Elective Deferral.

1.17	Back Pay. The term Back Pay means payments awarded by an administrative agency or court or pursuant to a bona fide agreement by an Employer to compensate an Employee for lost wages.

1.18	Beneficiary. The term Beneficiary means the recipient designated by a Participant to receive the benefit payable upon the Participant’s death, or the recipient designated by a Beneficiary to receive any benefit which may be payable in the event of the Beneficiary’s death prior to receiving the entire death benefit to which the Beneficiary is entitled. All such Beneficiary designations will be made in accordance with the following:

(a)	Beneficiary Designations by a Participant. Subject to the provisions of Section 5.17 regarding the rights of a Participant’s Spouse, each Participant may designate a Beneficiary in writing with the Administrator. If a Participant designates his or her Spouse as Beneficiary and the Participant and Spouse are legally divorced subsequent to the date of the designation, the designation of such Spouse as a Beneficiary will be deemed null and void unless the Participant, subsequent to the legal divorce, reaffirms the designation in writing. In the absence of any other designation, the Participant will be deemed to have designated the following Beneficiaries in the following order: (1) the Participant’s Spouse (if then living); (2) the Participant’s issue, per stirpes; and (3) the Participant’s estate. No Beneficiary will have any rights granted to Beneficiaries under the terms of the Plan until the death of the Participant (or Beneficiary).

(b)	Beneficiary Designations by a Beneficiary. In the absence of a Beneficiary designation or other directive from a Participant to the contrary, any Beneficiary may name his or her own Beneficiary under Section 5.2(d) of the Plan to receive any benefits payable in the event of the Beneficiary’s death prior to the receipt of all the Participant’s death benefits to which the Beneficiary was entitled. In the absence of any designation, the Beneficiary will be deemed to have designated the following Beneficiaries in the following order: (1) the Beneficiary’s Spouse, if then living; (2) the Beneficiary’s issue, per stirpes; (3) the Beneficiary’s estate. No Beneficiary designated by the Beneficiary will have any rights granted to Beneficiaries under the terms of the Plan until the death of the Beneficiary.

1.19	Benefiting Participant. The term Benefiting Participant means a Participant who is eligible to receive an allocation of any type of Employer contributions or related Forfeitures as of the last day of an Allocation Period in accordance with the allocation conditions set forth in Article 3. Whether a Participant is a Benefiting Participant for any Allocation Period is determined separately for each type of contribution.

1.20	Break in Eligibility Service. The term Break in Eligibility Service means a 1-Year Period of Severance. With respect to the Elective Deferral component of a 401(k) Plan, a Participant who incurs a Break in Eligibility Service but who does not Terminate Employment may continue to have Elective Deferrals made on his or her behalf to the Plan. However, such Participant will not be eligible to receive an allocation of any Non-Safe Harbor Matching Contributions or Non-Safe Harbor Non-Elective Contributions unless such Participant is also a Benefiting Participant for the applicable Allocation Period.

1.21	Break in Vesting Service. The term Break in Vesting Service means a Vesting Computation Period during which an Employee is not credited with more than 500 Hours of Service. If a Vesting Computation Period is less than 12 consecutive months, then the Hours of Service threshold set forth in the preceding sentence will be proportionately reduced if the Hours of Service threshold is greater than one.

1.22	Cash or Deferred Contribution. The term Cash or Deferred Contribution means an Employer amount that the Participant can elect to have the Employer either (a) provide to the Participant as cash; or (b) contribute to the Plan as an Elective Deferral, which contribution defers the receipt of Compensation by the Participant.

1.23	Catch-Up Contribution. The term Catch-Up Contribution means Elective Deferrals made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are age 50 or over by the end of their taxable year. An otherwise applicable Plan limit is a limit that applies to Elective Deferrals without regard to Catch-Up Contributions, such as (a) the limit on Annual Additions; (b) the dollar limit on Elective Deferrals under Code §402(g) (not counting Catch-Up Contributions); (c) the limit imposed on Elective Deferrals by the ADP Test; or (d) a Plan imposed limit set forth in a resolution properly executed by the Employer which is considered to be an amendment to the Plan. Catch-Up Contributions are not subject to the limit on Annual Additions, are not counted in the ADP Test, and are not counted in determining the Top Heavy Minimum Allocations under Section 3.9. Catch-Up Contributions made in prior years are counted in determining if this is a Top Heavy Plan. The total amount of Catch-Up Contributions for any taxable year will not exceed the Catch-Up Contribution Limit. The Employer may, in accordance with an administrative policy regarding Elective Deferrals, set forth additional restrictions or conditions with respect to Catch-Up Contributions.

1.24	Catch-Up Contribution Limit. The term Catch-Up Contribution Limit means the statutory limit on Catch-Up Contributions that applies to a Participant who is eligible to make Catch-Up Contributions in a taxable year. A Participant’s Catch-Up Contributions for a taxable year may not exceed (a) the dollar limit on Catch-Up Contributions under Code §414(v)(2)(B)(i) for the taxable year, or (b) when added to other Elective Deferrals, 100% of the Participant’s Compensation for the taxable year. The dollar limit on Catch-Up Contributions under Code §414(v)(2)(B)(i) was $5,500 for taxable years beginning in 2012. After 2012, the $5,500 limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code §414(v)(2)(C).

1.25	Code. The term Code means the Internal Revenue Code of 1986, as amended from time to time. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

1.26	Code §3401 Compensation. The term Code §3401 Compensation means wages within the meaning of Code §3401(a) (for purposes of income tax withholding at the source), but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code §3401(a)(2)).

1.27	Code §414(s) Compensation. The term Code §414(s) Compensation means, for testing purposes (including, but not limited to, the ADP Test and the ACP Test), any compensation that qualifies as a nondiscriminatory definition of compensation under Code §414(s) and the Regulations promulgated thereunder. The Administrator is not bound by any other definition of compensation in the Plan in determining Code §414(s) Compensation. The Administrator may determine on an annual basis (and within its discretion) Code §414(s) Compensation, which will be applied consistently to all Participants for a Plan Year; to all applicable tests that are administered for such Plan Year; and to all plans (including this Plan) of the Sponsoring Employer and Adopting Employers for such Plan Year. Code §414(s) Compensation may be determined over the Plan Year for which the applicable test is being performed or the calendar year ending within such Plan Year. In determining Code §414(s) Compensation, the Administrator within its discretion may take into consideration only the Compensation received while the Employee is a Participant under the Component of the Plan being tested, and/or only the Compensation for the portion of the Plan Year during which the Plan was a 401(k) Plan.

1.28	Code §414(s) Safe Harbor Exclusions. The term Code §414(s) Safe Harbor Exclusions means all of the benefits set forth in Regulation §1.414(s)-1(c)(3), including reimbursements or other expense allowances, cash and noncash fringe benefits, moving expenses, deferred compensation, and welfare benefits, even if some or all of such amounts are includible in an Employee’s gross income for a Compensation Determination Period.

1.29	Code §415(c)(3) Compensation. The term Code §415(c)(3) Compensation means the following:

(a)	General Rule. Notwithstanding paragraphs (b), (c) and (d) below, Code §415(c)(3) Compensation will always include Elective Contributions, Post-Severance Compensation and Differential Wage Payments. Back pay, within the meaning of Regulation §1.415(c)-2(g)(8), will also be treated as Code §415(c)(3) Compensation for the Limitation Year to which the back pay relates to the extent it represents wages and compensation that would otherwise be included under this definition.

(b)	Top Heavy Minimum Allocations and Key Employee Determinations. In determining the amount of any Top Heavy Minimum Allocation and whether an Employee is a Key Employee, the term Code §415(c)(3) Compensation means the Code §415 Safe Harbor Compensation that is paid or made available to the Participant during the Limitation Year.

(c)	Code §415 Limitation Determinations. In determining a Participant’s Code §415 limitation for any Limitation Year, the term Code §415(c)(3) Compensation means the Code §415 Safe Harbor Compensation that is paid or made available to the Participant during the Limitation Year.

(d)	HCE and Other Statutory Determinations. In determining whether a Participant is a Highly Compensated Employee, and in determining any other statutory determination not otherwise described herein, the term Code §415(c)(3) Compensation means the Code §415 Safe Harbor Compensation that is paid or made available to the Participant during the Limitation Year.

(e)	Self-Employed Individuals. In the case of an Employee who is a Self-Employed Individual, the term Code §415(c)(3) Compensation means his or her Earned Income, plus amounts deferred at his or her election that would be includible in gross income but for Code §§402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

(f)	Income Derived by Indian Tribe Member from Exercise of Fishing Rights. Code §415(c)(3) Compensation includes amounts paid to a member of an Indian tribe directly or through a qualified Indian entity (within the meaning of Code §7873(b)(3)) for services performed in a fishing rights-related activity (as defined in Code §7873(b)(1)) of the tribe, even though these amounts are exempt from income and employment taxes as a result of Code §7873(a)(1) and (a)(2).

(g)	Post-Severance Compensation. Code §415(c)(3) Compensation will always include amounts paid by the later of 2½ months after an Employee’s Termination of Employment or the end of the Limitation Year that includes the date of the Employee’s Termination of Employment, provided the payment is regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a severance from employment the payments would have been paid to the Employee while the Employee continued in employment with the Employer. Code §415(c)(3) Compensation may include other types of Post-Severance Compensation payments, if any.

1.30	Code §415 Safe Harbor Compensation. The term Code §415 Safe Harbor Compensation means an Employee’s compensation as determined in accordance with Regulation §1.415(c)-2(d)(2) and with the following:

(a)	Amounts Included. Code §415 Safe Harbor Compensation includes wages, salaries, Military Differential Wage Payments, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible otherwise but for an election under Code §§125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b)). These amounts include, but are not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in Regulation §1.62-2(c).

(b)	Amounts Excluded. Code §415 Safe Harbor Compensation does not include (1) Employer contributions (other than elective contributions described in Code §§402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) to a plan of deferred compensation (including a simplified employee pension described in Code §408(k) or a SIMPLE retirement account described in Code §408(p), and whether or not qualified) to the extent such contributions are not includible in the Employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified); (2) amounts realized from the exercise of a nonstatutory stock option (that is, an option other than a statutory stock option as defined in Regulation §1.421-1(b)), or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (3) amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option; (4) other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code §125); and (5) other items of remuneration that are similar to any of the items listed in clauses (1) through (4) above.

(c)	Self-Employed Individuals. In the case of a Self-Employed Individual, the term Code §415 Safe Harbor Compensation means his or her Earned Income, plus amounts deferred at his or her election that would be includible in gross income but for the rules of Code §§402(e)(3), 402(h)(1)(B), §402(k), or 457(b).

1.31	Code §415 Statutory Compensation. The term Code §415 Statutory Compensation means an Employee’s compensation as determined in accordance with Regulation §1.415(c)-2(b) and (c) and with the following:

(a)	Amounts Included. Code §415 Statutory Compensation includes (1) wages, salaries, Military Differential Wage Payments, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan, to the extent the amounts are includible in gross income (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in Regulation §1.62-2(c)); (2) amounts described in Code §§104(a)(3), 105(a) or 105(h), but only to the extent includible in the gross income of the Employee; (3) amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe these amounts are not deductible by the Employee under Code §217; (4) the value of a nonstatutory option (which is an option other than a statutory option as defined in Regulation §1.421-1(b)) granted to an Employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the Employee for the taxable year in which granted; (5) the amount includible in the gross income of an Employee upon making the election described in Code §83(b); and (6) amounts that are includible in the gross income of an Employee under the rules of Code §§409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee.

(b)	Amounts Excluded. Code §415 Statutory Compensation does not include (1) Employer contributions (other than elective contributions described in Code §§402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) to a plan of deferred compensation (including a simplified employee pension described in Code §408(k) or a simple retirement account described in Code §408(p), and whether or not qualified) to the extent such contributions are not includible in the Employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified); (2) amounts realized from the exercise of a nonstatutory stock option (that is, an option other than a statutory stock option as defined in Regulation §1.421-1(b)), or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (3) amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option; (4) other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code §125); and (5) other items of remuneration that are similar to any of the items listed in clauses (1) through (4) above.

(c)	Self-Employed Individuals. In the case of a Self-Employed Individual, the term Code §415 Statutory Compensation means his or her Earned Income, plus amounts deferred at his or her election that would be includible in gross income but for the rules of Code §§402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

1.32	Commissioned Employee. The term Commissioned Employee means an Employee paid primarily in commissions.

1.33	Committee. The term Committee means the administrative/advisory group that the Sponsoring Employer may establish and to which the Sponsoring Employer may delegate certain of its responsibilities as Administrator. The Sponsoring Employer may elect to assign another name for such administrative/advisory group. The Sponsoring Employer may appoint one or more members to the Committee. Members of the Committee need not be Participants or Beneficiaries, and officers and directors of the Sponsoring Employer are not precluded from serving as members of the Committee.

1.34	Compensation. The term Compensation means the remuneration used to determine the amount and allocation of Employer and Employee contributions (other than Top Heavy Minimum Allocations), subject to the following:

(a)	General Rule. Any definition of Compensation under this Section will include the following amounts unless specifically excluded with respect to a particular Component of the Plan: (1) Elective Contributions; (2) Post-Severance Compensation; (3) Military Differential Wage Payments; (4) Deemed Code §125 Compensation; (5) Post-Year End Compensation, provided it is paid during the first few weeks of the next Limitation Year, is included on a uniform and consistent basis for all similarly situated Employees, and is not included in more than one Limitation Year; (6) Back Pay; and (7) Foreign Compensation.

(b)	Compensation Used for Elective Deferral Purposes. In determining Elective Deferrals, the term Compensation means the Code §415 Safe Harbor Compensation paid or made available to the Participant during the Plan Year, including Elective Contributions, and excluding (1) Code §414(s) Safe Harbor Exclusions; (2) amounts received by an Employee while an Employee is a member of an ineligible class of Employees in the Elective Deferral Component of the Plan; (3) amounts received prior to the date the Employee becomes a Participant in the Elective Deferral Component of the Plan; (4) Post-Severance Compensation; and (5) any amount received as auto allowances and group term life premium.

(c)	Compensation Used for Non-Safe Harbor Matching Contribution Purposes. In determining Non-Safe Harbor Matching Contributions, the term Compensation means the Code §415 Safe Harbor Compensation paid or made available to the Participant during the Plan Year, including Elective Contributions, and excluding (1) Code §414(s) Safe Harbor Exclusions; (2) amounts received by an Employee while an Employee is a member of an ineligible class of Employees in the Non-Safe Harbor Matching Contribution Component of the Plan; (3) amounts received prior to the date the Employee becomes a Participant in the Non-Safe Harbor Matching Contribution Component of the Plan; (4) Post-Severance Compensation; and (5) any amount received as auto allowances and group term life premium.

(d)	Compensation Used for Non-Safe Harbor Non-Elective Contribution Purposes. In determining Non-Safe Harbor Non-Elective Contributions, the term Compensation means the Code §415 Safe Harbor Compensation paid or made available to the Participant during the Plan Year, including Elective Contributions, and excluding (1) Code §414(s) Safe Harbor Exclusions; (2) amounts received by an Employee while an Employee is a member of an ineligible class of Employees in the Non-Safe Harbor Non-Elective Contribution Component of the Plan; (3) amounts received prior to the date the Employee becomes a Participant in the Non-Safe Harbor Non-Elective Contribution Component of the Plan; (4) Post-Severance Compensation; and (5) any amount received as auto allowances and group term life premium.

(e)	Compensation Used for Voluntary Employee Contribution Purposes. In determining Voluntary Employee Contributions, the term Compensation means the same Compensation used for Elective Deferral purposes under paragraph (b) above.

(f)	Prorating Compensation and the Code §401(a)(17) Compensation Limit for Each Allocation Period. If an Allocation Period is shorter than the Plan Year, then the Employer may elect, pursuant to the Employer’s discretion, to prorate each Participant’s Compensation (and if applicable, the Code §401(a)(17) compensation limit) for the Allocation Period. However, any such proration of Compensation or the Code §401(a)(17) compensation limit can only be made on a uniform, nondiscriminatory basis.

(g)	Self-Employed Individuals. In the case of an Employee who is a Self-Employed Individual, Compensation means the Earned Income of the Self-Employed Individual.

(h)	Annual Compensation Limit. In determining Compensation for all purposes other than Elective Deferral purposes under Code §402(g), a Participant’s Compensation for any Compensation Determination Period will not exceed $200,000, as adjusted for cost-of-living increases under Code §401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the Compensation Determination Period that begins with or within such calendar year. If Compensation for any prior Compensation Determination Period is used to determine Plan allocations for the current Plan Year, then the annual Compensation for such prior Compensation Determination Period is subject to the annual Compensation limit in effect for that prior Compensation Determination Period. If a Compensation Determination Period is less than 12 consecutive months, the annual Compensation limit will be prorated by multiplying it by a fraction, the numerator of which is the number of months in the Compensation Determination Period, and the denominator of which is 12. If an Allocation Period is less than the Compensation Determination Period, the Employer may elect to prorate a Participant’s Compensation for the Allocation Period by multiplying the annual Compensation limit by a fraction, the numerator of which is the number of days, weeks or months in the Allocation Period, and the denominator of which is the number of days, weeks or months in the Compensation Determination Period.

(i)	Non-Cash Compensation. Regardless of the definition of Compensation, the Plan Administrator may adopt a uniform policy for purposes of determining whether Non-Cash Compensation is included or excluded in Compensation. For purposes of this section, Non-Cash Compensation means tips, fringe benefits and other items of Compensation not regularly paid in cash or cash equivalents, or for which the Employer does not or may not have the ability to withhold Elective Deferrals in cash for the purpose of transmitting the Elective Deferrals to the Plan pursuant to the Participant’s Salary Deferral Agreement. The Administrator’s uniform policy for Non-Cash Compensation shall apply to all permitted contribution types.

(j)	Post-Severance Compensation. Compensation will include the types of Post-Severance Compensation payments.

1.35	Compensation Determination Period. The term Compensation Determination Period means, for each definition of Compensation with respect to a particular Component of the Plan, either the Plan Year, the Fiscal Year ending with or within the Plan Year, or the calendar year ending with or within the Plan Year, as specifically set forth in the Plan with respect to the particular Component of the Plan. However, for purposes of a specific statutory determination (e.g. whether an Employee is a HCE), the term Compensation Determination Period means the computation period stated in the Plan or otherwise defined by statute.

1.36	Component of the Plan. The term Component of the Plan means a specific type of contribution permitted under the terms of the Plan.

1.37	Contribution Percentage. The term Contribution Percentage means the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s Compensation for the Plan Year, calculated in accordance with the requirements of Code §401(m)(3).

1.38	Contribution Percentage Amounts. The term Contribution Percentage Amounts means the sum of the Elective Deferrals, Employee Contributions, Non-Safe Harbor Matching Contributions, QMACs, and QNECs made under the Plan on behalf of a Participant for the Plan Year, subject to the following: (a) Non-Safe Harbor Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Elective Deferrals, Excess Contributions or Excess Aggregate Contributions will not be included; (b) QMACs and QNECs that are used in determining the ADP Test will not be included; and (c) Elective Deferrals will only be included so long as the ADP Test is met before their inclusion and continues to be met following the exclusion of the Elective Deferrals that are used to meet the ACP Test.

1.39	Counting of Hours Method. The term Counting of Hours Method means a method for crediting service for eligibility, for Vesting, for determining a Participant’s allocation, and/or for applying the allocation conditions for an Employer contribution or Forfeiture. Under the Counting of Hours Method, an Employee is credited with the number of Hours of Service for which the Employee is paid or entitled to payment (or such other circumstances for which Hours of Service are credited), pursuant to the definition of Hour of Service.

1.40	Covered Employee. The term Covered Employee means a Participant who is identified as being covered under an Automatic Contribution Arrangement, an Eligible Automatic Contribution Arrangement, or the Elective Deferral portion of a Qualified Automatic Contribution Arrangement.

1.41	Current Year Testing Method. The term Current Year Testing Method means the nondiscrimination testing method in which (a) for purposes of the ADP Test, the ADP for Participants who are HCEs for the current Plan Year is compared to the ADP for Participants who are NHCEs for the current Plan Year; and (b) for purposes of the ACP Test, the ACP for Participants who are HCEs for the current Plan Year is compared to the ACP for Participants who are NHCEs for the current Plan Year.

1.42	Deemed Code §125 Compensation. The term Deemed Code §125 Compensation means an amount that is excludable from the gross income of the Employee under Code §106 and that is not available to the Employee in cash in lieu of group health coverage under a Code §125 arrangement solely because that Employee is not able to certify that he or she has other health coverage. Amounts are Deemed Code §125 Compensation only if the Employer does not otherwise request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the health plan.

1.43	Deemed Deferrals. The term Deemed Deferrals means the Elective Deferrals a Participant is deemed to have made during his or her period of Qualified Military Service. Deemed Deferrals will be equal to the lesser of (a) the average actual Elective Deferrals the Participant made during the 12-month period immediately preceding the Participant’s period of Qualified Military Service; or (b) if the Participant had less than 12 months of service with the Employer before commencing his or her period of Qualified Military Service, the average Elective Deferrals the Participant made during the actual length of his or her continuous service with the Employer.

1.44	Default Elective Deferral. The term Default Elective Deferral means an Elective Deferral contributed under an ACA, EACA or QACA on behalf of Covered Employees who do not have a Salary Deferral Agreement on file with the Plan Administrator.

1.45	Default Percentage. The term Default Percentage means an arrangement under which, in the absence of a Salary Deferral (or similar) Agreement on file with the Plan Administrator, a specified Default Percentage of the Covered Employee’s Compensation will be withheld and will be contributed to the Plan as an Elective Deferral.

1.46	Defined Contribution Dollar Limitation. The term Defined Contribution Dollar Limitation means, for purposes of determining Annual Additions, $40,000, as adjusted under Code §415(d).

1.47	Designated Beneficiary. The term Designated Beneficiary means the individual designated by the Participant (or surviving Spouse) under Code §401(a)(9) and Regulation §1.401(a)(9) as the beneficiary of the Participant’s interest in the Plan.

1.48	Designated Roth Account. The term Designated Roth Account means a separate account to which an Employer allocates an Employee’s designated Roth contributions and their gains and losses. The Employer must separately account for all contributions, gains and losses to this Designated Roth Account until this account balance is completely distributed.

1.49	Determination Date. The term Determination Date means, for any Plan Year subsequent to the first Plan Year of the Plan, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the term Determination Date means the last day of the first Plan Year of the Plan.

1.50	Disability. The term Disability means a physical or mental impairment arising after an Employee has become a Participant which qualifies the Participant for disability benefits under the Social Security Act in effect on the date that the Participant suffers the mental or physical impairment.

1.51	Distributee. The term Distributee means, for direct rollover purposes, an Employee or former Employee. The Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code §414(p), are Distributees with regard to the interest of the Spouse or former Spouse. A Distributee includes the Employee’s or former Employee’s non-Spouse designated beneficiary.

1.52	Distribution Calendar Year. The term Distribution Calendar Year means a calendar year for which a minimum distribution is required. For distributions beginning before the date of the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. If a Participant elects the Life Expectancy Rule, then for distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 5.21(b)(2)(B). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

1.53	EACA. The term EACA means an Eligible Automatic Contribution Arrangement.

1.54	Early Retirement Age. There is no Early Retirement Age.

1.55	Earned Income. The term Earned Income means the net earnings from self-employment in the trade or business with respect to which the Plan is established, and for which personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable thereto. Net earnings will be reduced by Employer contributions to a qualified plan to the extent they are deductible under Code §404. Net earnings will be determined with regard to the deduction allowed to the taxpayer by Code §164(f) for taxable years beginning after December 31, 1989.

1.56	Elapsed Time Method. The term Elapsed Time Method means a method for crediting service for eligibility, for Vesting, for determining a Participant’s allocation, and/or for applying the allocation conditions for an Employer contribution or Forfeiture, pursuant to the definition of Period of Service. If the Employer is a member of an affiliated service group (under Code §414(m)), a controlled group of corporations (under Code §414(b)), a group of trades or businesses under common control (under Code §414(c)) or any other entity required to be aggregated with the employer pursuant to Code §414(o), service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under Code §414(n) or Code §414(o) to be considered an employee of any employer aggregated under Code §414(b), (c), or (m).

1.57	Elective Contributions. The term Elective Contributions means amounts that would otherwise be included in an Employee’s compensation but for an election by the Employee under Code §125(a), Code §132(f)(4), Code §402(e)(3), Code §402(h)(1)(B), Code §402(k) or Code §457(b).

1.58	Elective Deferral. The term Elective Deferral means Employer contributions made to the Plan at the election of the Participant in lieu of cash Compensation, and will include contributions made pursuant to a salary deferral agreement or other deferral mechanism. In any taxable year, a Participant’s Elective Deferral is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under (a) any qualified cash or deferred arrangement under Code §401(k); (b) any salary reduction simplified employee pension described in Code §408(k)(6); (c) any SIMPLE IRA Plan described in Code §408(p); (d) any plan under Code §501(c)(18); and (e) any Employer contributions made on the behalf of a Participant for the purchase of an annuity contract under Code §403(b) pursuant to a Salary Deferral Agreement. The term Elective Deferral includes Pre-Tax Elective Deferrals and Roth Elective Deferrals. An Elective Deferral must relate to Compensation that either would have been received by the Employee in the Plan Year but for the Employee’s election to defer, or if elected by the Sponsoring Employer for purposes of the ADP Test, is attributable to services performed by the Employee in the Plan Year and, but for the Employee’s election to defer, would have been received by the Employee within 2½ months after the close of the Plan Year. If elected by the Sponsoring Employer for purposes of the ADP Test, then this Plan will provide for Elective Deferrals that relate to Compensation that would have been received after the close of a Plan Year to be considered for such prior Plan Year rather than the Plan Year in which the Compensation would have been received. Amounts described above that are allocated to a Participant’s Account and that exceed the maximum Annual Addition permitted under Section 6.1 will not be considered Elective Deferrals.

1.59	Eligible Automatic Contribution Arrangement. The term Eligible Automatic Contribution Arrangement means an Automatic Contribution Arrangement that satisfies applicable uniformity and notice requirements.

1.60	Eligible Employee. The term Eligible Employee means any Employee who is not a member of an ineligible class of Employees as described in Section 2.1 and who thereby is eligible to participate in the Plan after satisfying any applicable age or service requirement for the Plan. Furthermore, the Employer may elect at any time to reclassify any Employee who had been excluded from participating in the Plan (or in a Component of the Plan). The term Eligible Employee also means any Employee who receives an allocation pursuant to a corrective amendment adopted under Regulation §1.401(a)(4)-11(g).

1.61	Eligible Retirement Plan. The term Eligible Retirement Plan means one of the following that accepts the Distributee’s Eligible Rollover Distribution: (a) an eligible plan under Code §457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan; (b) a traditional IRA; (c) a Roth IRA; (d) an annuity plan described in Code §403(a); (e) an annuity contract described in Code §403(b); or (f) a qualified plan described in Code §401(a). The definition of Eligible Retirement Plan will also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code §414(p). If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a Designated Roth Account, an Eligible Retirement Plan with respect to such portion will include only another Designated Roth Account of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual. Effective for rollovers to other plans made after December 18, 2015, an Eligible Retirement Plan will include a SIMPLE IRA plan that accepts rollovers and such rollover does not include a designated Roth account.

1.62	Eligible Rollover Distribution. The term Eligible Rollover Distribution means a distribution from the Plan of all or any portion of the Plan balance to the credit of the Distributee, determined in accordance with the following:

(a)	Treatment of Voluntary Employee Contributions. An Eligible Rollover Distribution may include Voluntary Employee Contributions which are not includible in gross income. The portion of an Eligible Rollover Distribution attributable to Voluntary Employee Contributions can be paid to (1) a traditional individual retirement account or annuity described in Code §408(a) or (b) (a “traditional IRA”); (2) a Roth individual retirement account or annuity described in Code §408A (a “Roth IRA”); or (3) a qualified plan or an annuity contract described in Code §401(a) and Code §403(b), respectively, that agrees to separate accounting for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution not so includible. When a distribution includes Voluntary Employee Contributions not includible in gross income, the amount that is rolled over will first be attributed to amounts includible in gross income.

(b)	Distributions That Are Not Included. An Eligible Rollover Distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s named beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent it is a required minimum distribution under Code §401(a)(9); (3) the portion of any distribution that is not includible in gross income determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities; (4) distribution of Excess Elective Deferrals, including any income allocable thereto; (5) distribution of Excess Contributions, including any income allocable thereto; (6) distribution of Excess Aggregate Contributions, including any income allocable thereto; (7) loans that are treated as deemed distributions under Code §72(p); (8) dividends paid on Employer securities as described in Code §404(k); (9) the costs of life insurance coverage (P.S. 58 costs); (10) prohibited allocations treated as deemed distributions under Code §409(p); (11) the portion of any distribution attributable to financial hardship; (12) distributions that are permissible withdrawals from an EACA or QACA; and (13) any other distribution that is reasonably expected to total less than $200 during a year. For purposes of the $200 rule, a distribution from a Designated Roth Account and a distribution from other accounts under the Plan are treated as made under separate plans.

1.63	Employee. The term Employee means the following:

(a)	Included Individuals. The following individuals will be considered Employees: (1) any person who is reported on the payroll records of the Employer as an employee and who is deemed by the Employer to be a common law employee; (2) any person who is reported on the payroll records of an Affiliated Employer as an employee and who is deemed by the Affiliated Employer to be a common law employee (even if the Affiliated Employer is not an Adopting Employer), except for purposes of determining eligibility to participate in the Plan; (3) any Self-Employed Individual who derives Earned Income from the Employer; (4) any person who is considered a Leased Employee except as set forth in paragraph (b) below; (5) any individual classified as an Independent Contractor, if such individual is then or thereafter held to be a common law employee of the Employer for any other purpose by any governmental authority, including, without limitation, the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction; (6) any individual receiving Military Differential Wage Payments; and (7) any individual considered an Employee of the Employer under Code §3121(b) and (d).

(b)	Excluded Individuals. A Leased Employee will not be considered an Employee if Leased Employees do not constitute more than 20% of the Employer’s NHCE work force and the Leased Employees are covered by a money purchase plan providing for (1) a non-integrated Employer contribution of at least 10% of each Leased Employee’s Compensation as defined in Code §415(c)(3); (2) immediate participation; and (3) 100% full and immediate vesting. In addition, any individual who performs services for the Employer and who is classified as an Independent Contractor by the Employer will not be considered an Employee.

1.64	Employee Contribution. The term Employee Contribution means any contribution (including Voluntary Employee Contributions and mandatory employee contributions) made by or on behalf of a Participant that is included in the Participant’s gross income in the year in which the contribution is made (other than Roth Elective Deferrals) and that is maintained under a separate account to which earnings and losses are allocated.

1.65	Employer. The term Employer means the Sponsoring Employer and any Adopting Employer.

1.66	Employment Commencement Date. The term Employment Commencement Date means the first day that an Employee is credited with an Hour of Service with respect to an Employer or an Affiliated Employer.

1.67	ERISA. The term ERISA means the Employee Retirement Income Security Act of 1974, as amended. All citations to sections of ERISA are to such sections as they may be amended or renumbered from time to time.

1.68	Excess Aggregate Contributions. The term Excess Aggregate Contributions means, with respect to any Plan Year, the excess of (a) the aggregate Contribution Percentage Amounts used in computing the numerator of the Contribution Percentage actually made on behalf of Participants who are HCEs for such Plan Year, over (b) the maximum Contribution Percentage Amounts permitted by the ACP Test (determined by hypothetically reducing Contribution Percentage Amounts made on behalf of Participants who are HCEs in order of their Contribution Percentages beginning with the highest of such Contribution Percentages). Such determination will be made after first determining Excess Elective Deferrals and then determining Excess Contributions.

1.69	Excess Contributions. The term Excess Contributions means, with respect to any Plan Year, the excess of (a) the aggregate amount of Employer contributions actually taken into account in computing the Actual Deferral Percentage of HCEs for such Plan Year, over (b) the maximum amount of such contributions permitted by the ADP Test (determined by hypothetically reducing contributions made on behalf of HCEs in the order of their Actual Deferral Percentages, beginning with the highest of such percentages).

1.70	Excess Elective Deferrals. The term Excess Elective Deferrals means those Elective Deferrals of a Participant that either are made during (a) the Participant’s taxable year and exceed the dollar limitation under Code §402(g) (including, if applicable, the Catch-up Contribution Limit for such taxable year); or (b) a calendar year and exceed the dollar limitation under Code §402(g) (including, if applicable, the Catch-Up Contribution Limit for the Participant’s taxable year beginning in such calendar year), counting only Elective Deferrals made under this Plan and any other plan, contract or arrangement maintained by the Sponsoring Employer.

1.71	401(k) Plan. The term 401(k) Plan means a plan that permits the plan’s participants to have Elective Deferrals made on their behalf to the plan.

1.72	401(m) Plan. The term 401(m) Plan means a plan that permits (or requires) the plan’s participants to make Employee Contributions and/or that allocates Matching Contributions to participants in the plan.

1.73	403(b) Employee. The term 403(b) Employee means an Employee who is also an employee of a Code §501(c)(3) organization and is eligible to make Elective Deferrals to a Code §403(b) plan sponsored by the Employer.

1.74	Foreign Compensation. The term Foreign Compensation means amounts paid as compensation to an individual for services as determined in Regulations §1.415(c)-2(g)(5) and which may, with respect to a Non-Resident Alien who is not a Participant in the Plan, be excluded from the definition of Compensation for Plan purposes.

1.75	Forfeiture. The term Forfeiture means the amount by which a Participant’s Account Balance attributable to Employer contributions exceeds his or her Vested Interest in the Participant’s Account Balance attributable to Employer contributions as of the date set forth in Section 3.10. The term Forfeiture also means any amount that is removed from a Participant’s Account pursuant to any Employee Plans Compliance Resolution System (EPCRS) program or any other correction guidance that is issued by the Internal Revenue Service. The term Forfeiture also means the non-Vested portion of Matching Contributions that are removed from a Participant’s Account to correct Excess Aggregate Contributions, and Matching Contributions (both the Vested and non-Vested portions) removed from a Participant’s Account because such Matching Contributions relate to Excess Elective Deferrals, Excess Contributions, or Excess Aggregate Contributions. No Forfeitures will occur solely because (a) a Participant withdraws Employee Contributions from the Plan; (b) a Participant transfers employment between Employers (or Affiliated Employers); or (c) a Participant withdraws Elective Deferrals from the Plan.

1.76	Forfeiture Account. The term Forfeiture Account means the notational bookkeeping account into which all Forfeitures are placed pending allocation (or other use).

1.77	Form W-2 Compensation. The term Form W-2 Compensation means wages within the meaning of Code §3401(a), and all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Code §§6041(d), 6051(a)(3), and 6052. Form W-2 Compensation will be determined without regard to any rules under Code §3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code §3401(a)(2)).

1.78	HCE. The term HCE means any Highly Compensated Employee.

1.79	Highly Compensated Employee. The term Highly Compensated Employee means any Employee who (a) was a 5% owner as defined in Code §416(i)(1)(B)(i) at any time during the Plan Year or during the look-back year. In determining whether an Employee is a HCE based on his or her status as a 5% owner, the look-back year will be the 12-month period immediately preceding the Plan Year for which the determination is being made; or (b) for the look-back year, had Compensation in excess of $80,000 as adjusted under Code §415(d). For this purpose, the applicable year of the plan for which a determination is being made is called a determination year and the preceding 12-month period is called a look-back year. In determining if an Employee is a HCE based on Code §415(c)(3) Compensation, the look-back year will be the 12-month period immediately preceding the Plan Year for which the determination is being made, and the top paid group election in Code §414(q)(3) will not be applied. In determining if an individual is a highly compensated former Employee, the rules under Regulation §1.414(q)-1T, A-4 and Notice 97-45 for determining which Employees are HCEs for the Plan Year for which the determination is being made will be applied. If the Employer maintains more than one qualified retirement plan, this Section will be applied in a uniform, consistent manner to all such plans.

1.80	Hour of Service. The term Hour of Service means with respect to any Plan provision in which Service is determined by the Elapsed Time Method, each hour for which an Employee is paid, or is entitled to payment, by the Employer or an Affiliated Employer for the performance of duties. With respect to any Plan provision in which Service is determined by the Counting of Hours Method, the term Hour of Service means the following:

(a)	Determination of Hours. The term Hour of Service means (1) each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer or an Affiliated Employer, which will be credited to the Employee for the computation period in which the duties are performed; (2) each hour for which an Employee is paid, or entitled to payment, by the Employer or an Affiliated Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, except that no more than 501 Hours of Service will be credited under this clause (2) for any single continuous period (regardless of whether such period occurs in a single computation period); and (3) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliated Employer, except that the same Hours of Service will not be credited both under clause (1) or clause (2), as the case may be, and under this clause (3), and these Hours of Service will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made. Hours of Service under this paragraph will be calculated and credited pursuant to Department of Labor Regulation §2530.200b-2, which is incorporated herein by reference. Furthermore, Hours of Service will be credited for employment with other members of an affiliated service group (under Code §414(m)), a controlled group of corporations (under Code §414(b)), or a group of trades or businesses under common control (under Code §414(c)) of which the adopting employer is a member, and other entity required to be aggregated with the employer under Code §414(n) or Code §414(o).

(b)	Maternity or Paternity Leave. In determining whether a Break in Eligibility (or Vesting) Service has occurred in a computation period for purposes of an Employee’s eligibility for Plan participation, Vesting, and benefit allocation purposes, an individual on Maternity or Paternity Leave will receive credit for up to 501 Hours of Service which would otherwise have been credited but for such absence, or where hours cannot be determined, 8 Hours of Service per day of such absence. The Hours of Service credited for a Maternity or Paternity Leave will be credited in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Eligibility (or Vesting) Service in that computation period, or in all other cases, in the following computation period.

(c)	Use of Equivalencies. The Administrator may elect for all Employees or for one or more different classifications of Employees (provided such classifications are reasonable, are consistently applied, and are nondiscriminatory) to apply one or more of the equivalency methods set forth in Department of Labor Regulation §2530.200b-3.

1.81	Hourly Employees. The term Hourly Employee means an Employee paid primarily on an hourly basis.

1.82	Immediately Distributable. The term Immediately Distributable means any part of the Participant’s benefit that could be distributed to the Participant (or his or her surviving Spouse) before the Participant reaches (or would have reached if not deceased) the later of Normal Retirement Age or age 62.

1.83	Independent Contractor. The term Independent Contractor means any individual not classified as a common law Employee by the Employer or a member of the same Controlled Group or Affiliated Service Group on payroll records, as identified by a specific job code or work status code. It is expressly intended that such an individual is to be excluded from Plan participation even if a court or governmental authority subsequently determines that such individual is a common law Employee and not an Independent Contractor for the period prior to the court or governmental authority decision during which time it was determined that such individual was a common law employee and not an Independent Contractor. Employees previously misclassified as Independent Contractors will be eligible to participate in the Plan as common law employees on a prospective basis following such court or governmental decision unless specifically excluded from participating in the Plan.

1.84	In-Plan Roth Conversion. The term In-Plan Roth Conversion means the transfer of amounts from an account of the Participant to an In-Plan Roth Conversion Account without removing the funds from the Plan.

1.85	In-Plan Roth Conversion Account. The term In-Plan Roth Conversion Account means the account to which a Participant’s In-Plan Roth Conversion is deposited.

1.86	In-Plan Roth Rollover. The term In-Plan Roth Rollover means a rollover to a Participant’s Roth Elective Deferral Account from another account maintained on behalf of the Participant under the Plan.

1.87	In-Plan Roth Rollover Account. The term In-Plan Roth Rollover Account means the account to which a Participant’s In-Plan Roth Rollover is deposited.

1.88	Key Employee. The term Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date is (a) an officer of the Employer having annual Code §415(c)(3) Compensation greater than $130,000, as adjusted under Code §416(i)(1); (b) a 5% owner of the Employer; or (c) a 1% owner of the Employer having annual Code §415(c)(3) Compensation of more than $150,000. For purposes of this Section, the Determination Date is, for any Plan Year subsequent to the first Plan Year of the Plan, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the Determination Date is the last day of that first Plan Year.

1.89	Leased Employee. The term Leased Employee means any person (other than an Employee of the recipient-Employer) who, pursuant to an agreement between the recipient-Employer and another person (the “Leasing Organization”) has performed services for the recipient-Employer (or for the recipient-Employer and related persons determined under Code §414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient-Employer. Contributions or benefits provided to a Leased Employee by the Leasing Organization attributable to services performed for the recipient-Employer will be treated as provided by the recipient-Employer.

1.90	Life Expectancy (or Life Expectancy Rule). The term Life Expectancy (or Life Expectancy Rule) means, for required distribution purposes, life expectancy as computed by use of the Single Life Table in Regulation §1.401(a)(9)-9, Q&A 1.

1.91	Limitation Year. The term Limitation Year means the Plan Year. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is amended to a different 12-consecutive month period, then the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

1.92	Mass Submitter. The term Mass Submitter means a person, firm or organization meeting the requirements of Section 4.04 and Section 10 of Revenue Procedure 2017-41.

1.93	Matching Contribution. The term Matching Contribution means either (a) an ADP Safe Harbor Matching Contribution; (b) an ACP Safe Harbor Matching Contribution; (c) a Qualified Matching Contribution; (d) a Non-Safe Harbor Matching Contribution; (e) a QACA Matching Contribution; or (f) a Matching Contribution made pursuant to USERRA, depending on the context in which the term is used in the Plan.

1.94	Matching Contribution Account. The term Matching Contribution Account means the sub-account to which a Participant’s Matching Contributions are allocated.

1.95	Maternity or Paternity Leave. The term Maternity or Paternity Leave means an Employee’s absence from work because of (a) the Employee’s pregnancy; (b) the birth of the Employee’s child; (c) the placement of a child with the Employee in connection with the adoption of such child by the Employee; or (d) the need to care for such child for a period beginning immediately following the child’s birth or placement as set forth above.

1.96	Maximum Permissible Amount. The term Maximum Permissible Amount means, except for Catch-up Contributions described in Code §414(v), the maximum Annual Addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year shall not exceed the lesser of (a) the Defined Contribution Dollar Limitation, or (b) 100% of the Participant’s Compensation for the Limitation Year. The Compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from Service [within the meaning of Code §401(h) or §419A(f)(2)] which is otherwise treated as an Annual Addition. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Maximum Permissible Amount will not exceed the Defined Contribution Dollar Limitation multiplied by the following fraction, the numerator of which is the number of months in the short Limitation Year and the denominator of which is 12. If the Plan is terminated as of a date other than the last day of the Limitation Year, the Plan is deemed to have been amended to change its Limitation Year and the Maximum Permissible Amount shall be pro-rated for the resulting short Limitation Year.

1.97	Merger and Acquisition Employee. The term Merger and Acquisition Employee means an employee of an entity that becomes, or ceases to be, a member of a group described in Code §414(b), (c), (m), or (o) provided the specific conditions in Code §410(b)(6)(C)(i) are satisfied. An Employee will remain a Merger and Acquisition Employee during the transition period, which for purposes of this definition, shall be as defined in Code § 410(b)(6)(C)(ii) as the period beginning on the date of the change in members of a group and ending on the last day of the first plan year beginning after the date of such change, or if earlier, the date the conditions set forth in Code §401(b)(6)(C)(i)(II) are no longer satisfied.

1.98	Military Differential Wage Payments. The term Military Differential Wage Payments means any payment as defined in Code §3401(h) which is made by the Employer for a remuneration period after December 31, 2008 which (a) is made to an individual with respect to any period during which an individual is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days; and (b) represents all or a portion of the remuneration such individual would have received from the Employer if he or she was performing services for the Employer.

1.99	Named Fiduciary. The term Named Fiduciary means the Administrator or other fiduciary named by the Administrator to control and manage the operation and administration of the Plan. To the extent authorized by the Administrator, a Named Fiduciary may delegate its responsibilities to a third party or parties.

1.100	NHCE. The term NHCE means any Non-Highly Compensated Employee.

1.101	Non-Elective Contribution. The term Non-Elective Contribution means any ADP Safe Harbor Non-Elective Contribution, Non-Safe Harbor Non-Elective Contribution, Prevailing Wage Contribution, QACA Non-Elective Contribution, Top Heavy Minimum Allocation, or Gateway Allocation that is not used to offset any Matching Contribution or is not treated as a Qualified Non-Elective Contribution or a Qualified Matching Contribution, depending on the context in which the term is used in the Plan.

1.102	Non-Highly Compensated Employee. The term Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee.

1.103	Non-Key Employee. The term Non-Key Employee means any Employee who is not a Key Employee. A former Key Employee (a Key Employee during any Plan Year prior to the Plan Year that includes the Determination Date) is a Non-Key Employee for purposes of determining whether such former Key Employee is required to receive a Top Heavy Minimum Allocation; however, a former Key Employee is ignored for purposes of determining whether the Plan is Top Heavy.

1.104	Non-Resident Alien. The term Non-Resident Alien means an individual who is neither a citizen of the United States of America (USA) nor a resident of the USA within the meaning of Code §7701(b)(1)(A). Notwithstanding the foregoing, when used for purposes of determining an ineligible class of Employees under Section 2.1, the term Non-Resident Alien means a Non-Resident Alien (as defined in the preceding sentence) who does not receive earned income (within the meaning of Code §911(d)(2)) from the Employer which constitutes income from sources within the United States (within the meaning of Code §861(a)(3)).

1.105	Non-Safe Harbor 401(k) Plan. The term Non-Safe Harbor 401(k) Plan means a 401(k) Plan which does not automatically satisfy the ADP Test under Code §401(k).

1.106	Non-Safe Harbor 401(m) Plan. The term Non-Safe Harbor 401(m) Plan means a 401(m) Plan which does not automatically satisfy the ACP Test under Code §401(m).

1.107	Non-Safe Harbor Matching Contribution. The term Non-Safe Harbor Matching Contribution means an Employer contribution made to this or any other defined contribution plan on behalf of a Participant on account of a Participant’s Elective Deferrals and/or a Participant’s Voluntary Employee Contributions made by such Participant under a plan maintained by the Employer.

1.108	Non-Safe Harbor Matching Contribution Account. The term Non-Safe Harbor Matching Contribution Account means the account to which a Participant’s Non-Safe Harbor Matching Contributions are allocated.

1.109	Non-Safe Harbor Non-Elective Contribution. The term Non-Safe Harbor Non-Elective Contribution means an Employer contribution that is allocated to a Participant’s Non-Safe Harbor Non-Elective Contribution Account and that the Participant may not elect to receive in cash until such contributions are distributed from the Plan. In the case of a profit sharing or money purchase pension plan that does not have Matching Contributions, the term Non-Safe Harbor Non-Elective Contribution also means the Employer’s contribution.

1.110	Non-Safe Harbor Non-Elective Contribution Account. The term Non-Safe Harbor Non-Elective Contribution Account means the account to which a Participant’s Non-Safe Harbor Non-Elective Contributions are allocated.

1.111	Normal Form of Distribution. The term Normal Form of Distribution means the form in which a Participant’s benefit will be distributed absent an election to the contrary.

1.112	Normal Retirement Age. The term Normal Retirement Age means the later of age 65 or the fifth anniversary of the date the Participant commenced participation in the Plan. There is no mandatory retirement age under the terms of the Plan.

1.113	Opinion Letter. The term Opinion Letter means a non-transferrable written statement issued by the Internal Revenue Service (IRS) to a Provider or Mass Submitter as to the qualification in form of a plan under Code §401, §403(a) or both §401 and §4975(e)(7). Opinion Letters do not constitute rulings or determinations as to the exempt status of related trusts or custodial accounts under Code §501(a) or Title I issues administered by the Department of Labor (DOL). Adopting Employers may generally rely on the Plan’s Opinion Letter as evidence that the Plan is qualified under Code §401 only to the extent provided in Revenue Procedure 2017-41 and provided such Employer has not amended the Plan other than to choose options provided under the Plan or to make amendments as permitted. The Employer may not rely on the Opinion Letter in certain other circumstances or with respect to certain qualification requirements, which are specified in the Opinion letter issued with respect to the Plan and in Revenue Procedure 2017-41.

1.114	Optional Form of Distribution. The term Optional Form of Distribution means a form of distribution other than the Normal Form of Distribution set forth in Section 5.1(a).

1.115	Otherwise Excludable Participant. The term Otherwise Excludable Participant means a Participant in the Plan (or a Component of the Plan) who (a) has not satisfied the statutory age and service requirements set forth in Code §410(a)(1)(A), and (b) has not reached such Participant’s “hypothetical entry date,” which is the date that, had the Plan (or a Component of the Plan) utilized the statutory age and service requirements under Code §410(a)(1)(A) as the eligibility requirements, an Otherwise Excludable Participant would hypothetically enter the Plan (or component) and would no longer be considered an Otherwise Excludable Participant. The “hypothetical entry date” for purposes of this Plan is the Employee’s statutory entry date under Code §410(a)(4) after the Employee satisfies the statutory age and service requirements under Code §410(a)(1)(A).

1.116	Owner-Employee. The term Owner-Employee means an individual who is a sole proprietor, or who is a partner owning more than 10 percent of either the capital or profits interest of the partnership.

1.117	Participant. The term Participant means an Eligible Employee who has commenced participation in the Plan (or a Component of the Plan) by satisfying the eligibility and entry date requirements and on whose behalf the Plan continues to maintain a Participant’s Account, subject to the following provisions:

(a)	Included Individuals. The term Participant will include (1) individuals who are eligible to enter into a Salary Deferral Agreement but have not elected to do so; (2) individuals who have Terminated Employment but have not yet received a distribution of their entire Vested Account; (3) individuals who have Terminated Employment with no Vested Interest who are earning or retaining credited service under the Plan; (4) retired individuals or individuals who have incurred a Termination of Employment and are currently receiving distributions from the Plan; (5) retired individuals who have incurred a Termination of Employment and are entitled to future benefits from the Plan; and (6) deceased individuals who have one or more Beneficiaries receiving or entitled to receive benefits under the Plan.

(b)	Excluded Individuals. The term Participant will not include (1) any non-Vested former Employee who has incurred a Break in Eligibility Service; (2) any former Employee who has received a distribution of his or her Vested Aggregate Account; (3) any individual to whom an insurance company has made an irrevocable commitment to pay all the benefits to which the individual is entitled under the Plan; and (4) any alternate payee under a QDRO.

1.118	Participant’s Account. The term Participant’s Account means the account which represents the undistributed value of the following amounts which have been allocated to the Plan on behalf of a Participant: (a) Employer contributions; (b) earnings/losses; (c) Forfeitures; and (d) the proceeds of any Policies purchased on the Participant’s life under Section 7.2.

1.119	Participant’s Account Balance. The term Participant’s Account Balance means the Participant’s Account Balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (the “valuation calendar year”) increased by any contributions made and allocated or Forfeitures allocated to the account as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Participant’s Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year. This definition only applies to required minimum distributions under Section 5.21.

1.120	Part-Time Employee. The term Part-Time Employee means any person who is customarily employed by an Employer on a part-time, temporary, or irregular basis and is customarily credited with fewer than 1,000 Hours of Service per Plan Year.

1.121	Period of Service and 1-Year Period of Service. The term Period of Service means a period of time during which the Employee is employed with the Employer, an Affiliated Employer or an Adopting Employer, commencing on an Employee’s Employment Commencement Date or Reemployment Commencement Date and ending on the date that the Employee’s Period of Severance begins. The term 1-Year Period of Service means a twelve consecutive month Period of Service. An Employee will receive credit for Periods of Service of less than 12-consecutive months by aggregating (subject to the limitations set forth in Sections 1.201 and 1.202) all non-successive Periods of Service and all Periods of Service which are fractional years or which do not constitute a whole 1-Year Period of Service, regardless of whether they are consecutive. Fractional periods of a year are expressed in terms of days, on the basis that a day of service is credited if an Employee is credited with an Hour of Service during such day, and on the basis that 12 months of service (30 days being deemed to be a month of service in the case of the aggregation of fractional months of service) or 365 days of service equals a 1-Year Period of Service. An Employee will also be credited for all purposes, as applicable, with a fractional Period of Service for any Period of Severance that is less than a 1-Year Period of Severance.

1.122	Period of Severance. The term Period of Severance means a continuous period of time during which the Employee is not employed by the Employer. A Period of Severance begins on the earlier of (a) the date on which an Employee retires, dies, quits or is discharged from employment by the Employer or an Affiliated Employer, or (b) the first anniversary of the first date on which an Employee remains absent from service with the Employer or an Affiliated Employer (with or without pay) for any reason other than the Employee retiring, dying, quitting or being discharged from employment by the Employer or an Affiliated Employer, such as for vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. However, in the case of an Employee who is absent from work for Maternity or Paternity Leave, the 12-consecutive month period beginning on the first anniversary of the first date of such absence under clause (b) of the previous sentence will not constitute a Period of Severance. A Period of Severance ends as of an Employee’s Reemployment Commencement Date. The term 1-Year Period of Severance means a 12-consecutive month Period of Severance during which an Employee fails to perform an Hour of Service.

1.123	Permissive Aggregation Group. The term Permissive Aggregation Group means a group consisting of the Required Aggregation Group plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code §401(a)(4) and §410.

1.124	Plan. The term Plan means the Banc of California, Inc. 401(k) Plan (including any Addenda), as amended from time to time.

1.125	Plan Year. The term Plan Year means the Plan’s twelve consecutive month accounting year beginning January 1st and ending the following December 31st. If the Plan Year is changed, a short Plan Year will be established beginning the day after the last day of the Plan Year in effect before the change and ending on the last day of the new Plan Year.

1.126	Policy. The term Policy means a life insurance policy or annuity contract purchased by the Plan pursuant to the provisions of Section 7.2.

1.127	Post-Severance Compensation. The term Post-Severance Compensation means, for Limitation Years that begin on or after July 1, 2007 (or any earlier date elected by prior amendment), amounts paid by the later of 2½ months after an Employee’s Termination of Employment or the end of the Limitation Year that includes the date of the Employee’s Termination of Employment, provided the payment (a) is regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a severance from employment, the payments would have been paid to the Employee while the Employee continued in employment with the Employer; (b) is for Unused Paid Time Off; and (c) is received by the Employee pursuant to a nonqualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income. Any payments not described above will not be considered Post-Severance Compensation if paid after Termination of Employment, even if they are paid by the later of 2½ months after Termination of Employment or the end of the Limitation Year that includes the date of Termination of Employment except amounts paid to a Participant who is permanently and totally disabled (as defined in Code §22(e)(3)).

1.128	Post-Year End Compensation. The term Post-Year End Compensation means amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates.

1.129	Pre-Approved Defined Contribution Plan. The term Pre-Approved Defined Contribution Plan means a plan, the form of which is the subject of a favorable Opinion Letter from the Internal Revenue Service.

1.130	Pre-Tax Elective Deferral. The term Pre-Tax Elective Deferral means an Elective Deferral that is not includible in gross income at the time deferred.

1.131	Pre-Tax Elective Deferral Account. The term Pre-Tax Elective Deferral Account means the sub-account to which a Participant’s Pre-Tax Elective Deferrals are allocated.

1.132	Prior Year Testing Method. The term Prior Year Testing Method means the nondiscrimination testing method in which (a) for purposes of the ADP Test, the ADP for Participants who are HCEs for the current Plan Year is compared to the ADP for Participants who are NHCEs for the prior Plan Year; and (b) for purposes of the ACP Test, the ACP for Participants who are HCEs for the current Plan Year is compared to the ACP for Participants who are NHCEs for the prior Plan. For the first Plan Year that Participants are permitted (or required) to make Elective Deferrals and this is not a successor plan, the ADP/ACP for Participants who are NHCEs for the prior Plan Year will be the greater of 3% or the ADP/ACP for Participants who are NHCEs for the first Plan Year.

1.133	Provider. The term Provider means any person (including a Mass Submitter) that (a) has an established place of business in the United States where it is accessible during every business day, and (b) represents to the IRS in its application for an Opinion Letter that it has at least 15 employer-clients, each of which is reasonably expected to adopt the same Pre-Approved Plan of the Provider. By submitting an application for an Opinion Letter for a Pre-Approved Plan, the Provider agrees to comply with any requirements imposed by Revenue Procedure 2017-41, as may be amended, with the understanding that failure to comply may result in the loss of eligibility to offer such Pre-Approved Plans and the revocation of Opinion Letters that have been issued to the Provider.

1.134	Puerto Rico Based Employees. The term Puerto Rico Based Employees means an Employee who resides in Puerto Rico.

1.135	QACA. The term QACA means a Qualified Automatic Contribution Arrangement.

1.136	QACA Safe Harbor Contribution. The term QACA Safe Harbor Contribution means either a QACA ADP Safe Harbor Matching Contribution and/or a QACA ADP Safe Harbor Non-Elective Contribution.

1.137	QACA ADP Safe Harbor Matching Contribution. The term QACA ADP Safe Harbor Matching Contribution means a Matching Contribution made by the Employer to this Plan, or to any other Employer-sponsored defined contribution plan, that falls within the safe harbor requirements of Code §401(k)(13) and is intended to automatically satisfy the ADP Test and the ACP Test for a Plan Year.

1.138	QACA ADP Safe Harbor Matching Contribution Account. The term QACA ADP Safe Harbor Matching Contribution Account means the account to which a Participant’s QACA ADP Safe Harbor Matching Contributions are credited.

1.139	QACA ADP Safe Harbor Non-Elective Contribution. The term QACA ADP Safe Harbor Non-Elective Contribution means a Non-Elective Contribution made by the Employer to this Plan, or to any other Employer-sponsored defined contribution plan, that falls within the safe harbor requirements of Code §401(k)(13) and is intended to automatically satisfy the ADP Test for a Plan Year.

1.140	QACA ADP Safe Harbor Non-Elective Contribution Account. The term QACA ADP Safe Harbor Non-Elective Contribution Account means the account to which a Participant’s QACA ADP Safe Harbor Non-Elective Contributions are credited.

1.141	QACA Safe Harbor 401(k) Plan. The term QACA Safe Harbor 401(k) Plan means a 401(k) Plan which automatically satisfies the ADP Test in accordance with one of the methods described in Code §401(k)(13).

1.142	QJSA. The term QJSA means a Qualified Joint and Survivor Annuity.

1.143	QJSA Requirements. The term QJSA Requirements means, with respect to a referenced portion of a Participant’s benefit, that such benefit is subject to the requirements of Code §401(a)(11) and Code §417.

1.144	QMAC. The term QMAC means a Qualified Matching Contribution.

1.145	QNEC. The term QNEC means a Qualified Non-Elective Contribution.

1.146	QPSA. The term QPSA means a Qualified Preretirement Survivor Annuity.

1.147	Qualified Automatic Contribution Arrangement. The term Qualified Automatic Contribution Arrangement means an Automatic Contribution Arrangement that satisfies applicable uniformity and notice requirements, and under which the Employer makes a QACA ADP Safe Harbor Matching Contribution or QACA ADP Safe Harbor Non-Elective Contribution.

1.148	Qualified Domestic Relations Order (QDRO). The term Qualified Domestic Relations Order, or QDRO, means a signed domestic relations order issued by a State or a Commonwealth court which creates, recognizes or assigns to an alternate payee the right to receive all or part of a Participant’s Plan benefit. An alternate payee is a Spouse, former Spouse, child, or other dependent of a Participant who is treated as a Beneficiary under the Plan as a result of the QDRO. The term will also include (a) an order that is issued with respect to another domestic relations order or QDRO, including an order that revises or amends a prior order; (b) an order issued after the Participant’s Annuity Starting Date or death; or (c) an order that names as the alternate payee a person deemed financially dependent upon the Participant, provided that the other requirements for a QDRO as set forth in the Plan’s QDRO procedure and/or as defined in Code §414(p) are satisfied.

1.149	Qualified Joint and Survivor Annuity. The term Qualified Joint and Survivor Annuity or QJSA means, with respect to a Participant who is married on the Annuity Starting Date and has not died before such date, an immediate annuity for the life of the Participant with a survivor annuity for the life of the Participant’s surviving Spouse which is not less than 50% nor more than 100% of the annuity that is payable during the joint lives of the Participant and his or her Spouse and which is the amount of annuity which can be purchased with the Participant’s Vested Aggregate Account. The actual survivor annuity percentage will be elected by the Participant when the Qualified Joint and Survivor Annuity is to be distributed, but will be 50% if no election is made. With respect to a Participant who is not married on the Annuity Starting Date and has not died before such date, the term “Qualified Joint and Survivor Annuity” means an immediate annuity for his or her life. For Plan Years beginning after December 31, 2007, if a married Participant elects to waive the Qualified Joint and Survivor Annuity, the Participant may elect the Qualified Optional Survivor Annuity at any time during the applicable election period.

1.150	Qualified Longevity Annuity Contract (QLAC). The term Qualified Longevity Annuity Contract or QLAC means an annuity contract purchased from an insurance company on or after July 2, 2014 for the benefit of an Employee under the Plan, stating its intent to be a QLAC and otherwise meeting all of the requirements of Regulation §1.401(a)(9)-6. If on or after July 2, 2014, an existing contract is exchanged for a contract that satisfies the requirements of the Regulations, the new contract will be treated as purchased on the date of the exchange and the fair market value of the contract that is exchanged for a QLAC will be treated as a premium paid with respect to the QLAC. To be a QLAC, an annuity contract must meet the following conditions: (a) premiums for the contract satisfy the requirements of Regulations §1.401(a)(9)-6(b), Q&A 17; (b) the contract provides that distributions under the contract must commence no later than a specified annuity starting date that is no later than the first day of the month next after the Employee’s 85th birthday; (c) the contract provides that, after distributions under the contract commence, those distributions must satisfy the requirements of Regulations §1.401(a)(9)-6 (other than the requirement that annuity payments commence on or before the Required Beginning Date); (d) the contract does not make available any commutation benefit, cash surrender right, or other similar feature; (e) no benefits are provided under the contract after the death of the Employee other than the benefits described in Regulation §1.401(a)(9)-6(c), Q&A 17; (f) when the contract is issued, the contract (or a rider or endorsement with respect to that contract) states that the contract is intended to be a QLAC; and (g) the contract is not a variable contract under Section 817, an indexed contract, or a similar contract, except to the extent provided by the Commissioner in revenue rulings, notices, or other guidance.

1.151	Qualified Matching Contribution. The term Qualified Matching Contribution means a Matching Contribution made to this Plan, or to any other defined contribution plan sponsored by the Employer, that is used to satisfy the ADP Test, the ACP Test or the Top Heavy Minimum Allocation requirement, and that is subject to the distribution and nonforfeitability requirements of Code §401(k) when allocated to Participants’ Accounts. The Employer may elect to treat all or any portion of a Non-Safe Harbor Matching Contribution as a QMAC.

1.152	Qualified Matching Contribution Account. The term Qualified Matching Contribution Account means the account to which a Participant’s Qualified Matching Contributions are allocated.

1.153	Qualified Military Service. The term Qualified Military Service means any service in the uniformed services (under chapter 43 of title 38, United States Code) by any individual if such individual is entitled to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994.

1.154	Qualified Non-Elective Contribution. The term Qualified Non-Elective Contribution means a Non-Elective Contribution made to this Plan, or any other defined contribution plan sponsored by the Employer, that is used to satisfy the ADP Test, the ACP Test or the Top Heavy Minimum Allocation requirement, and that is subject to the distribution and nonforfeitability requirements of Code §401(k) when made to the Plan. The Employer may elect to treat all or any portion of a Non-Safe Harbor Non-Elective Contribution as a QNEC.

1.155	Qualified Non-Elective Contribution Account. The term Qualified Non-Elective Contribution Account means the account to which a Participant’s Qualified Non-Elective Contributions are allocated.

1.156	Qualified Optional Survivor Annuity. The term Qualified Optional Survivor Annuity means an immediate annuity for the life of the Participant with a survivor annuity for the life of the Spouse which is equal to the applicable percentage of the amount of the annuity which is payable during the joint lives of the Participant and the Spouse and which is the amount of benefit which can be purchased with the Participant’s vested Account Balance. If the percentage of the survivor annuity is less than 75%, the applicable percentage is 75%. If the percentage of the survivor annuity is greater than or equal to 75%, the applicable percentage is 50%.

1.157	Reemployment Commencement Date. The term Reemployment Commencement Date means the first day on which an Employee is credited with an Hour of Service with respect to an Employer or an Affiliated Employer following the Employee’s Termination of Employment.

1.158	Regulation. The term Regulation means any regulation promulgated by the Secretary of the Treasury or any delegates thereof, as amended and/or renumbered from time to time. If this Plan references a regulation that is promulgated by any other Department, Agency, Commission, or other federal entity, then the name of such Department, Agency, Commission, or other federal entity will be referenced with such regulation.

1.159	Required Aggregation Group. The term Required Aggregation Group means a group consisting of (a) each qualified plan of the Employer in which at least one Key Employee participates (or participated) at any time during the Plan Year containing the Determination Date or during any of the four preceding Plan Years (regardless of whether the plan has terminated); and (b) any other qualified plan of the Employer which enables a plan described in clause (a) above to satisfy the requirements of Code §401(a)(4) or §410.

1.160	Required Beginning Date. The term Required Beginning Date means, with respect to a Participant who is a 5% owner as defined in Code §416, April 1st of the calendar year following the calendar year in which the Participant reaches age 70½. With respect to a Participant who is not a 5% owner, the term Required Beginning Date means the April 1st of the calendar year following the later of the calendar year in which the Participant reaches age 70½ or in which the Participant actually retires

1.161	Rollover Contribution. The term Rollover Contribution means an amount which may be contributed to the Plan by an individual eligible under Section 3.13 to make such contributions to the Plan. Such amount must be an Eligible Rollover Distribution as set forth in the Code and in a form acceptable to the Administrator.

1.162	Rollover Contribution Account. The term Rollover Contribution Account means the account to which a Participant’s Rollover Contributions are allocated.

1.163	Roth Elective Deferral. The term Roth Elective Deferral means an Elective Deferral designated irrevocably by the Participant at the time of the cash or deferred election as an Elective Deferrals that is being made in lieu of all or a portion of the Pre-Tax Elective Deferrals the Participant is otherwise eligible to make under the Plan; and is treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

1.164	Roth Elective Deferral Account. The term Roth Elective Deferral Account means the account to which a Participant’s Roth Elective Deferrals are allocated. No contributions other than Roth Elective Deferrals, and properly attributable earnings or losses thereon, will be credited to such account. The Plan will maintain a record of the amount of Roth Elective Deferrals in each Roth Elective Deferral Account. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Elective Deferral Account and the Participant’s other accounts under the Plan.

1.165	Safe Harbor 401(k) Contribution. The term Safe Harbor 401(k) Contribution means, collectively or separately, depending on the context in which the term is used, an ACP Safe Harbor Matching Contribution, a Traditional ADP Safe Harbor Matching Contribution, a Traditional ADP Safe Harbor Non-Elective Contribution, a QACA ADP Safe Harbor Matching Contribution, and/or a QACA ADP Safe Harbor Non-Elective Contribution.

1.166	Safe Harbor 401(k) Plan. The term Safe Harbor 401(k) Plan means a 401(k) Plan that automatically satisfies the ADP Test under Code §401(k).

1.167	Safe Harbor 401(m) Plan. The term Safe Harbor 401(m) Plan means a 401(m) Plan that automatically satisfies the ACP Test under Code §401(m).

1.168	Safe Harbor Participant. The term Safe Harbor Participant means each Employee who (a) has commenced participation in any Safe Harbor 401(k) Contribution Component of the Plan by satisfying the eligibility and entry date requirements for such Component of the Plan; and (b) is eligible to make an Elective Deferral to the Plan at any time during the Plan Year, or would be eligible to make Elective Deferrals but for a suspension due to a financial hardship distribution or a statutory limitation such as the limits of Code §402(g) or Code §415.

1.169	Salary Deferral Agreement (or Salary Savings Agreement). The term Salary Deferral Agreement or Salary Saving Agreement means an agreement between the employer and an Employee where the Employee authorizes the Employer to withhold a specified percentage or dollar amount of Compensation (otherwise payable in cash) for deposit to the Plan on behalf of such Employee.

1.170	Salaried Employee. The term Salaried Employee means an Employee paid primarily in the form of salary.

1.171	Self-Employed Individual. The term Self-Employed Individual means an individual who owns an interest in the Employer (other than stock) and has Earned Income for the taxable year from the trade or business for which the Plan is established, or would have had Earned Income but for the fact that the trade or business had no net profits for the taxable year.

1.172	Service. The term Service means a Year of Eligibility Service in the context of Plan provisions that relate to determining an Employee’s eligibility to participate in the Plan, and a Year of Vesting Service in the context of Plan provisions that relate to determining a Participant’s Vested Interest in his or her Participant’s Account.

1.173	Sponsoring Employer. The term Sponsoring Employer means Banc of California, Inc. (and any successor thereto that elects to assume sponsorship of this Plan).

1.174	Spouse. The term Spouse means the person to whom the Participant is legally married. Effective June 26, 2013, the term Spouse will apply with respect to a Participant who is married to an individual of the same sex. A Plan will not be treated as failing to meet the requirements of Code §401(a) merely because it did not recognize the same-sex Spouse of a Participant as a Spouse before June 26, 2013 (or prior to September 16, 2013 if it only recognized the same-sex Spouse of a Participant domiciled in a state that recognized same-sex marriages). Effective September 13, 2013, a marriage of same-sex individuals must be recognized if it was validly entered into in a state whose laws authorize the marriage even if the married couple is domiciled in a state that does not recognize the validity of same-sex marriages.

1.175	Temporary/Seasonal Employee. The term Temporary/Seasonal Employee means an Employee employed on a temporary, seasonal or periodic basis pursuant to which such Employee from time to time accepts, at his sole discretion, job assignments having a fixed or limited duration, such as (but not limited to) special projects to cover unusual or cyclical employment needs at potentially varying rates of compensation with each job assignment and who is classified in the Employer’s records as a Temporary/Seasonal Employee.

1.176	Terminated (or Terminates) Employment. The terms Terminated Employment and Terminates Employment mean that a person has incurred a Termination of Employment.

1.177	Terminated Participant. The term Terminated Participant means a Participant who has Terminated Employment for reasons other than retirement, death or Disability.

1.178	Termination of Employment. The term Termination of Employment means that a person ceases to be an Employee with the Employer or an Affiliated Employer, taking into account: (a) the existence of a controlled group or an affiliated service group; (b) whether the person has gone to work for an Adopting Employer; (c) whether the person’s new employer has been substituted as the sponsor of the Plan (or a spun-off portion of the Plan); and (d) whether there has been a transfer of Plan assets and liabilities of the person’s benefits from this Plan to a plan sponsored by the person’s new employer.

1.179	Top Heavy. The term Top Heavy means, for the Plan Year containing the Determination Date, (a) if this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group, that the Top Heavy Ratio for this Plan exceeds 60%; (b) if this Plan is a part of a Required Aggregation Group but not part of a Permissive Aggregation Group, that the Top Heavy Ratio for the Required Aggregation Group exceeds 60%; or (c) if this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group, that the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

1.180	Top Heavy Minimum Allocation. The term Top Heavy Minimum Allocation means, if a defined benefit plan is not part of a Required Aggregation Group or a Permissive Aggregation Group with this Plan, an amount of Employer contributions and Forfeitures equal to an Employee’s Code §415(c)(3) Compensation multiplied by the lesser of 3% or the largest percentage of Employer contributions (including any Elective Deferrals made on behalf of a Key Employee to a 401(k) Plan maintained by the Employer) and Forfeitures that are allocated to the Participant’s Account of a Key Employee for that Plan Year, expressed as a percentage of such Key Employee’s Code §415(c)(3) Compensation. However, (a) Elective Deferrals made on behalf of a Participant to a 401(k) Plan cannot be used to satisfy the Top Heavy Minimum Allocation; (b) the Top Heavy Minimum Allocation is determined without regard to any Social Security contribution; and (c) the Top Heavy Minimum Allocation, to the extent required to be nonforfeitable under Code §416(b), may not be forfeited under Code §411(a)(3)(B) or §411(a)(3)(D).

1.181	Top Heavy Ratio. The term Top Heavy Ratio means for Plan Years beginning on or after January 1, 2002, in determining if this Plan is Top Heavy, a ratio that is calculated in accordance with the following provisions:

(a)	Employer Only Maintains DC Plans. If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer has not maintained any defined benefit plan which during the 5-year period ending on the Determination Date(s) has or has had accrued benefits, then the Top Heavy Ratio for this Plan alone, for the Required Aggregation Group, or for the Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the Participant’s Account Balances of all Key Employees as of the Determination Date(s) (including any part of any Participant’s Account Balance distributed during the 1-year period ending on the Determination Date(s); however, including any part of any Participant’s Account Balance distributed during the 5-year period ending on the Determination Date in the case of a distribution made for a reason other than Termination of Employment, death, or Disability), and the denominator of which is the sum of all Participant’s Account Balances (including any part of any Participant’s Account Balance distributed in the 1-year period ending on the Determination Date(s); however, including any part of any Participant’s Account Balance distributed during the 5-year period ending on the Determination Date in the case of a distribution made for a reason other than Termination of Employment, death, or Disability), both computed in accordance with Code §416 and the Regulations thereunder. Both the numerator and denominator of the Top Heavy Ratio are increased to reflect any contribution that is not actually made as of the Determination Date, but which is required to be taken into account on that Determination Date under Code §416 and the Regulations thereunder.

(b)	Employer Maintains Both DB and DC Plans. If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, then the Top Heavy Ratio for any Required Aggregation Group or for any Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the Participant’s Account Balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with paragraph (a), and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the Participant’s Account Balances under the aggregated defined contribution plan(s) for all Participants, determined in accordance with paragraph (a) above, and the present value of accrued benefits under the defined benefit plan(s) for all Participants as of the Determination Date(s), all determined in accordance with Code §416 and the Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top Heavy Ratio are increased for any distribution of an accrued benefit made in the 1-year period ending on the Determination Date (or the 5-year period ending on the Determination Date in the case of a distribution made for a reason other than Termination of Employment, death, or Disability).

(c)	Value of Participant’s Account Balances and the Present Value of Accrued Benefits. For purposes of paragraphs (a) and (b), the value of the Participant’s Account Balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code §416 and the Regulations for the first and second Plan Years of a defined benefit plan. The Participant’s Account Balances and accrued benefits will be disregarded for a Participant (1) who is not a Key Employee during the 12-month period ending on the Determination Date but was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 1-year period ending on the Determination Date. The calculation of the Top Heavy Ratio and the extent to which distributions, Rollover Contributions, and Transfer Contributions are taken into account will be made in accordance with Code §416 and the Regulations thereunder. Deductible employee contributions will not be taken into account in computing the Top Heavy Ratio. When aggregating plans, the value of the Participant’s Account Balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. The accrued benefit of a Participant other than a Key Employee will be determined under (1) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or (2) if there is no such method, then as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code §411(b)(1)(C).

(d)	Computing Present Values. In establishing the present value of accrued benefits to compute the Top Heavy Ratio, benefits not in pay status are handled on the basis that retirement occurs on the automatic vesting date or, if later, the date of reference. Benefits are discounted only for interest and mortality. Unless different actuarial assumptions are elected in an administrative policy that is promulgated under Section 8.6 by the Administrator, the following factors apply: (1) with respect to the interest assumption: (A) pre-retirement: 6% interest, and (B) post-retirement: 5% interest; and (2) with respect to the mortality assumption: (A) pre-retirement: no mortality assumption, and (B) post-retirement: the mortality assumption will be the 1994 Group Annuity Reserving Mortality Table projected to 2002 based on a fixed blend of 50% of the unloaded Male mortality rates and 50% of the unloaded Female mortality rates (the 1994 GAR Mortality Table) as set forth in Revenue Ruling 2001-62.

1.182	Traditional ADP Safe Harbor Matching Contribution. The term Traditional ADP Safe Harbor Matching Contribution means a Matching Contribution made to this Plan, or to any other defined contribution plan sponsored by the Employer, that falls within the safe harbor requirements of Code §401(k)(12) and is intended to automatically satisfy the ADP and/or ACP Test for a Plan Year.

1.183	Traditional ADP Safe Harbor Matching Contribution Account. The term Traditional ADP Safe Harbor Matching Contribution Account means the account to which a Participant’s Traditional ADP Safe Harbor Matching Contributions are credited.

1.184	Traditional ADP Safe Harbor Non-Elective Contribution. The term Traditional ADP Safe Harbor Non-Elective Contribution means a Non-Elective Contribution made to this Plan, or any other defined contribution plan sponsored by the Employer, that falls within the ADP Safe Harbor requirements of Code §401(k)(12) and is intended to automatically satisfy the ADP Test for a Plan Year.

1.185	Traditional ADP Safe Harbor Non-Elective Contribution Account. The term Traditional ADP Safe Harbor Non-Elective Contribution Account means the account to which a Participant’s Traditional ADP Safe Harbor Non-Elective Contributions are credited.

1.186	Traditional ADP Safe Harbor Contribution. The term Traditional ADP Safe Harbor Contribution means a Traditional ADP Safe Harbor Matching Contribution or a Traditional ADP Safe Harbor Non-Elective Contribution.

1.187	Traditional Safe Harbor 401(k) Plan. The term Traditional Safe Harbor 401(k) Plan means a 401(k) Plan that automatically satisfies the ADP Test in accordance with one of the methods described in Code §401(k)(12).

1.188	Traditional Safe Harbor Notice. The term Traditional Safe Harbor Notice means a comprehensive notice provided by the Employer to each Safe Harbor Participant that explains his or her rights and obligations under the Plan and that is written in a manner calculated to be understood by the average Safe Harbor Participant. Such notice must also comply with the requirements set forth in Regulation §1.401(k)-3(d) and, if applicable, Regulation §1.401(m)-3(e).

1.189	Transfer Contribution. The term Transfer Contribution means a non-taxable transfer of a Participant’s benefit directly or indirectly from another qualified plan to this Plan. Transfer Contributions include assets transferred to this Plan from another plan as a result of a merger or similar transaction involving this Plan and the other plan. Any direct or indirect trustee-to-trustee transfer of assets from a defined benefit plan, a money purchase plan, a target benefit plan, a stock bonus plan, or a profit sharing plan that provided for a life annuity form of payment to the Participant will be considered a Transfer Contribution. Elective Deferrals, QNECs, QMACs, ADP Safe Harbor Non-Elective Contributions, or ADP Safe Harbor Matching Contributions that are transferred to this Plan in a direct or indirect trustee-to-trustee transfer from another qualified plan and that remain subject to the distribution restrictions set forth in Regulation §1.401(k)-1(d) will also be considered a Transfer Contribution. The assets that are transferred from another qualified plan in a plan-to-plan elective transfer pursuant to Section 11.4 will also be considered a Transfer Contribution.

1.190	Transfer Contribution Account. The term Transfer Contribution Account means the account to which a Participant’s Transfer Contributions, if any, are allocated.

1.191	True-Up Contribution. The term True-Up Contribution means an additional Employer contribution made on behalf of a Participant equal to the difference between (a) an allocation to a Participant, and (b) the allocation a Participant would be entitled to receive if the Allocation Period applied to such contribution was a 12-month computation period.

1.192	Trustee. The term Trustee means the persons or entity named as trustee or trustees of the Trust.

1.193	Trust (or Trust Fund). The terms Trust and Trust Fund mean the assets of the Plan.

1.194	Union Employee. The term Union Employee means an Employee whose employment is governed by a collective bargaining agreement between Employee representatives and the Employer in which retirement benefits were the subject of good faith bargaining unless such agreement expressly provides for the inclusion of such Employees as Participants in the Plan.

1.195	Valuation Date. The term Valuation Date means the date when the value of the Trust Fund is determined. A Valuation Date of the Trust Fund must occur as of the last day of each Plan Year. However, the Administrator can value all or any portion of the assets of the Trust Fund more frequently, including, but not limited to, semi-annually, quarterly, monthly, daily; or on each Plan entry date the Administrator may implement any additional Valuation Dates for any reason. For purposes of calculating the Top Heavy Ratio under Section 3.9, the term Valuation Date means the date when the Participant’s Account Balances or accrued benefits are valued.

1.196	Vested Aggregate Account. The term Vested Aggregate Account means a Participant’s Vested Interest in the aggregate value of his or her Participant’s Account and any accounts attributable to the Participant’s own Plan contributions (including the Participant’s Rollover Contribution Account and Transfer Contribution Account).

1.197	Vested, Vested Interest or Vesting. The terms Vested, Vested Interest and Vesting mean a Participant’s nonforfeitable percentage in an account maintained on his or her behalf under the Plan. A Participant’s Vested Interest in his or her Participant’s Account will be determined in accordance with Section 4.5.

1.198	Vesting Computation Period. The term Vesting Computation Period means a period of twelve consecutive months used in determining a Participant’s Vested Interest in the Plan (or in a component of the Plan). Each Vesting Computation Period will consist of each Plan Year. If a Vesting Computation Period is less than twelve consecutive months and the Hours of Service requirement set forth herein is greater than one Hour of Service, then such Hours of Service requirement will be proportionately reduced in determining whether an Employee is credited with a Year of Vesting Service during the short Vesting Computation Period. Alternatively, with respect to a short Vesting Computation Period, an Employee will be credited with a Year of Vesting Service pursuant to Department of Labor Regulation §2530.203-2(c).

1.199	Voluntary Employee Contribution. The term Voluntary Employee Contribution means an Employee Contribution which is made voluntarily to the Plan by a Participant.

1.200	Voluntary Employee Contribution Account. The term Voluntary Employee Contribution Account means the sub-account to which a Participant’s Voluntary Employee Contributions, if any, are allocated.

1.201	Year of Eligibility Service. The term Year of Eligibility Service means a 1-year Period of Service. A Participant’s Years of Eligibility Service will be used to determine his or her eligibility to participate in the Plan. All of an Employee’s Years of Eligibility Service are counted in determining his or her eligibility to participate, subject to the following provisions:

(a)	Ignoring Eligibility Service If the Service Requirement Is More Than One Year. If this Plan (or a Component of the Plan) at any time provides (1) that an Employee must complete more than one Year of Eligibility Service for eligibility purposes, and (2) that such Employee will have a 100% Vested Interest in his or her Participant’s Account (or the subaccount that relates to such component) upon becoming a Participant in the Plan, then with respect to an Employee who incurs a Break in Eligibility Service before satisfying such eligibility requirement, at the discretion of the Plan Administrator provided such discretion is administered on a nondiscriminatory basis for all employees in similar circumstances, the Employee’s Years of Eligibility Service credited prior to the Break in Eligibility Service will not be counted for eligibility purposes.

(b)	Prior Service Credit. If the Employer maintains (or has ever maintained) any plan of a predecessor employer, then Service during the existence of the predecessor plan with the predecessor employer will be credited as Years of Eligibility Service with the Employer. In addition, an Employee will receive credit for all Years of Eligibility Service (1) with Pacific Trust Federal Credit Union, Beach Business Bank, Gateway Business Bank, PacTrust Bank, Private Bank of California, Pacific Mercantile Bank, and Banc of California, N.A. (and, for Employees employed by the Employer as a direct result of the merger of PacWest Bancorp, PacWest Bancorp, BFI Business Finance, First Community Financial Corp, Civic Financial Services LLC, First National Bank, First National Bank (f/k/a Rancho Santa Fe National Bank), Bank of Coronado, Verdugo Banking Company, Capital Bank of North County, First Professional Bank, First Community Bank, Upland Bank, Harbor National Bank, First Charter Bank, Marathon National Bank, First California Bank, CapitalSource Inc., Square 1 Asset Management, and California United Bank) in determining eligibility to participate in the Elective Deferral Component of the Plan; (2) with Pacific Trust Federal Credit Union, Beach Business Bank, Gateway Business Bank, PacTrust Bank, Private Bank of California, Pacific Mercantile Bank, and Banc of California, N.A. (and, for Employees employed by the Employer as a direct result of the merger of PacWest Bancorp, PacWest Bancorp, BFI Business Finance, First Community Financial Corp, Civic Financial Services LLC, First National Bank, First National Bank (f/k/a Rancho Santa Fe National Bank), Bank of Coronado, Verdugo Banking Company, Capital Bank of North County, First Professional Bank, First Community Bank, Upland Bank, Harbor National Bank, First Charter Bank, Marathon National Bank, First California Bank, CapitalSource Inc., Square 1 Asset Management, and California United Bank) in determining eligibility to participate in the Non-Safe Harbor Matching Contribution Component of the Plan; and (3) with Pacific Trust Federal Credit Union, Beach Business Bank, Gateway Business Bank, PacTrust Bank, Private Bank of California, Pacific Mercantile Bank, and Banc of California, N.A. (and, for Employees employed by the Employer as a direct result of the merger of PacWest Bancorp, PacWest Bancorp, BFI Business Finance, First Community Financial Corp, Civic Financial Services LLC, First National Bank, First National Bank (f/k/a Rancho Santa Fe National Bank), Bank of Coronado, Verdugo Banking Company, Capital Bank of North County, First Professional Bank, First Community Bank, Upland Bank, Harbor National Bank, First Charter Bank, Marathon National Bank, First California Bank, CapitalSource Inc., Square 1 Asset Management, and California United Bank) in determining eligibility to participate in the Non-Safe Harbor Non-Elective Contribution Component of the Plan. If the Employer does not maintain (and has never maintained) any plan of a predecessor employer and Service with the employers described in the preceding sentence exceeds five Years of Eligibility Service, then the crediting of such Service must comply with the requirements of Regulation §1.401(a)(4)-11(d).

1.202	Year of Vesting Service. The term Year of Vesting Service means a Vesting Computation Period in which a Participant is credited with at least 1,000 Hours of Service. A Participant’s Years of Vesting Service will be used to determine the Participant’s Vested Interest in his or her Participant’s Account. All of an Employee’s Years of Vesting Service are counted in making such determination, subject to the following provisions:

(a)	Five-Year Break in Vesting Service Rule. In the case of a Participant (whether Vested or not) who has incurred five consecutive Breaks in Vesting Service, all Years of Vesting Service credited after such breaks will not be counted in determining the Participant’s Vested Interest in his or her Participant’s Account Balance that accrued before such breaks, but both pre-break Years of Vesting Service and post-break Years of Vesting Service will be counted in determining the Vested Interest in his or her Participant’s Account Balance that accrues after such breaks. In the case of a Participant who has not incurred five consecutive Breaks in Vesting Service, both the pre-break Years of Vesting Service and the post-break Years of Vesting Service will be counted in determining the Participant’s Vested Interest in his or her pre-break and post-break Participant’s Account Balance.

(b)	Prior Service Credit. If the Employer maintains (or has ever maintained) any plan of a predecessor employer, then Service during the existence of the predecessor plan with the predecessor employer will be credited as Years of Vesting Service with the Employer. If the Employer does not maintain (and has never maintained) any plan of a predecessor employer and Service with the employers described in the preceding sentence exceeds five Years of Vesting Service, then the crediting of such Service must comply with the requirements of Regulation §1.401(a)(4)-11(d).

Article 2

Plan Participation

2.1	Eligibility and Entry Date Requirements. An Eligible Employee who was a Participant on December 31, 2023 will continue to participate in the Plan. Otherwise, an Eligible Employee will become eligible to enter the Plan as a Participant in accordance with the following provisions:

(a)	Elective Deferrals. An Eligible Employee will be eligible to enter the Elective Deferral Component of the Plan as a Participant in accordance with the following provisions:

(1)	Eligible Employees. For purposes of Section 2.1(a), all Employees are Eligible Employees except for the following ineligible classes of Employees: (A) Union Employees; (B) Non-Resident Alien Employees; (C) Merger and Acquisition Employees (but only during the statutory exclusion period); (D) Leased Employees; (E) Puerto Rico Based Employees; (F) any individual who is classified as other than a common law employee by the Employer, even if such individual is then or thereafter held to be a common law employee of the Employer for any other purpose by any governmental authority, including, without limitation, the IRS, the Department of Labor or a court of competent jurisdiction; and (G) Interns and anyone employed as an Employee of a related company that has not adopted the Plan. Notwithstanding the foregoing, the Merger and Acquisition Employees employed as a result of the PacWest Bancorp acquisition will be considered Eligible Employees effective January 1, 2024.

(2)	Eligibility Requirements. For purposes of Section 2.1(a), an Eligible Employee described in Section 2.1(a)(1) will be eligible to enter the Plan as a Participant on the applicable entry date described in Section 2.1(a)(3) upon reaching age 18 and being credited with a 20-day Period of Service.

(3)	Entry Date. For purposes of Section 2.1(a), an Eligible Employee described in Section 2.1(a)(1) who has satisfied the eligibility requirements in Section 2.1(a)(2) will enter the Plan as a Participant on the first day of the month coincident with or following the date the requirements are satisfied.

(b)	Non-Safe Harbor Matching Contributions. An Eligible Employee will be eligible to enter the Plan as a Participant for the purpose of receiving allocations of any Non-Safe Harbor Matching Contributions made to the Plan in accordance with the following provisions:

(1)	Eligible Employees. For purposes of Section 2.1(b), all Employees are Eligible Employees except for the following ineligible classes of Employees: (A) Union Employees; (B) Non-Resident Alien Employees; (C) Merger and Acquisition Employees; (D) Leased Employees; (E) Puerto Rico Based Employees; (F) any individual who is classified as other than a common law employee by the Employer, even if such individual is then or thereafter held to be a common law employee of the Employer for any other purpose by any governmental authority, including, without limitation, the IRS, the Department of Labor or a court of competent jurisdiction; and (G) Interns and anyone employed as an Employee of a related company that has not adopted the Plan. Notwithstanding the foregoing, the Merger and Acquisition Employees employed as a result of the PacWest Bancorp acquisition will be considered Eligible Employees effective January 1, 2024.

(2)	Eligibility Requirements. For purposes of Section 2.1(b), an Eligible Employee described in Section 2.1(b)(1) will be eligible to enter the Plan as a Participant on the applicable entry date described in Section 2.1(b)(3) upon reaching age 18 and being credited with a 20-day Period of Service.

(3)	Entry Date. For purposes of Section 2.1(b), an Eligible Employee described in Section 2.1(b)(1) who has satisfied the eligibility requirements in Section 2.1(b)(2) will enter the Plan as a Participant on the first day of the month coincident with or following the date the requirements are satisfied.

(c)	Non-Safe Harbor Non-Elective Contributions. An Eligible Employee will be eligible to enter the Plan as a Participant for the purpose of receiving allocations of any Non-Safe Harbor Non-Elective Contributions made to the Plan in accordance with the following provisions:

(1)	Eligible Employees. For purposes of Section 2.1(c), all Employees are Eligible Employees except for the following ineligible classes of Employees: (A) Union Employees; (B) Non-Resident Alien Employees; (C) Merger and Acquisition Employees; (D) Leased Employees; (E) Puerto Rico Based Employees; (F) any individual who is classified as other than a common law employee by the Employer, even if such individual is then or thereafter held to be a common law employee of the Employer for any other purpose by any governmental authority, including, without limitation, the IRS, the Department of Labor or a court of competent jurisdiction; and (G) Interns and anyone employed as an Employee of a related company that has not adopted the Plan. Notwithstanding the foregoing, the Merger and Acquisition Employees employed as a result of the PacWest Bancorp acquisition will be considered Eligible Employees effective January 1, 2024.

(2)	Eligibility Requirements. For purposes of Section 2.1(c), an Eligible Employee described in Section 2.1(c)(1) will be eligible to enter the Plan as a Participant on the applicable entry date described in Section 2.1(c)(3) upon reaching age 18 and being credited with a 20-day Period of Service.

(3)	Entry Date. For purposes of Section 2.1(c), an Eligible Employee described in Section 2.1(c)(1) who has satisfied the eligibility requirements in Section 2.1(c)(2) will enter the Plan as a Participant on the first day of the month coincident with or following the date the requirements are satisfied.

2.2	Waiver of Participation. An Employee who has satisfied the eligibility requirements set forth in Section 2.1 is not permitted to waive participation in the Plan.

2.3	Participation by Employees Whose Status Changes. If an Employee who is not an Eligible Employee becomes an Eligible Employee with respect to a particular Component of the Plan, then the Employee will participate in the Plan with respect to such component as of the later of (a) the date the Employee satisfies the minimum age and Service requirements for that component or (b) would have previously become a Participant with respect to that component had the Employee always been an Eligible Employee with respect to such component. The participation of a Participant who is no longer an Eligible Employee with respect to a particular Component of the Plan will be suspended and such Participant will be entitled to allocations for the Allocation Period with respect to such component only to the extent the Participant, while he or she was an Eligible Employee for that component, satisfies any allocation conditions (including any requirement that the Employee must be an Eligible Employee on the last day of the Allocation Period) with respect to that component. Upon again becoming an Eligible Employee with respect to that Component of the Plan, a suspended Participant will immediately resume eligibility with respect to that component. Years of Vesting Service while an Employee is not an Eligible Employee will nevertheless be recognized for purposes of determining the Vested Interest of such Employee under Section 4.5 with respect to a particular Component of the Plan.

2.4	Reemployment After Termination of Employment. If an Employee Terminates Employment and is subsequently reemployed by the Employer or an Affiliated Employer, such Employee’s Years of Eligibility Service will be determined in accordance with the rules described in the definition of Year of Eligibility Service.

Article 3

Contributions and Allocations

3.1	General Contribution and Allocation Provisions. The Employer intends to make contributions to the Plan, unless the Plan is a frozen plan, subject to the following provisions:

(a)	Types and Amount of Contributions. The type and amount of any contribution will be determined by the Employer, and such determination by the Employer will be binding on the Trustee, Administrator and all Participants and may not be reviewed in any manner. However, no Employer contribution will be made for any Participant who is not a Benefiting Participant for an Allocation Period unless otherwise required by the Top Heavy Minimum Allocation provisions in Section 3.9. In addition, if the Plan provides contributions or benefits for Employees some or all of whom are owner-employees as defined in Code §401(c)(3), such contributions or benefits can only be provided with respect to the Earned Income of such owner-employees derived from the trade or business with respect to which the Plan is established.

(b)	No Guarantee. The Employer does not guarantee either the making of Employer contributions or the payment of benefits under the Plan. The Employer reserves the right to reduce, suspend or discontinue contributions for any reason at any time; however, if the Plan is deemed to be terminated as a result of such reduction, suspension or discontinuance, then the provisions of Article 11 will become effective.

(c)	Frequency of Contributions and Allocations. Unless otherwise specified with respect to a particular Component of the Plan, any Employer contribution made under the terms of the Plan may, at the election of the Employer, be contributed (1) each payroll period; (2) each month; (3) each Plan quarter; (4) on an annual basis; or (5) on any Allocation Period as determined by the Employer, provided that such Allocation Period does not discriminate in favor of Highly Compensated Employees. The Employer may elect a different Allocation Period for each type of Employer contribution. Employer contributions will be allocated based on the applicable Allocation Period. Contributions and/or allocations not meeting a design-based safe harbor must satisfy the nondiscrimination test under Code §401(a)(4).

(d)	Form of Contribution. If the contribution is not used to reduce an obligation or liability of an Employer to the Plan, and the contribution is unencumbered and discretionary, then any contribution may consist of (1) cash; (2) cash equivalencies; (3) qualifying employer real property and/or qualifying employer securities as defined in ERISA §§407(d)(4) and 407(d)(5), provided the acquisition of such real property and/or securities satisfies the requirements of ERISA §408(e); or (4) any other property that is not prohibited under Code §4975 and is acceptable to the Trustee under the terms of the Trust agreement.

(e)	Refund of Contributions. Contributions that are made to the Plan by the Employer can only be returned to the Employer in accordance with the following provisions:

(1)	Failure of the Plan to Initially Qualify. If the Plan fails to initially satisfy the requirements of Code §401(a) and the Employer declines to amend the Plan to satisfy the requirements, then Employer contributions made prior to the date qualification is denied must be returned to the Employer within one year of the date of such denial, but only if the application for the qualification is made by the time prescribed by law for filing the Employer’s tax return for the taxable year in which the Plan is adopted, or by such later date as the Secretary of the Treasury may prescribe.

(2)	Contributions Made Under a Mistake of Fact. If a contribution is attributable in whole or in part to a good faith mistake of fact, including a good faith mistake in determining the deductibility of the contribution under Code §404, an amount may be returned to the Employer equal to the excess of the amount that had been contributed over the amount that would have been contributed if the mistake of fact had not occurred (which excess will hereafter be known as a “Mistaken Contribution”). Earnings attributable to a Mistaken Contribution will not be returned, but losses attributable to the Mistaken Contribution will reduce the amount so returned. The Mistaken Contribution will be returned within one year of the date the Mistaken Contribution was made or the deduction disallowed, as the case may be.

(3)	Nondeductible Contributions. All Employer contributions are conditioned on deductibility and will otherwise be returned to the Employer unless an Employer intentionally makes a nondeductible contribution (for example, to correct an administrative error or restore a Forfeiture).

(f)	Duty to Collect Contributions. To the extent not otherwise assigned pursuant to Department of Labor Field Assistance Bulletin 2008-1, it is the duty of the Named Fiduciary to collect delinquent Employer contributions, Elective Deferrals and Employee Contributions, as well as loan repayments from Participants and any amounts distributed from the Plan which are not for the exclusive purpose of providing benefits to Participants and/or Beneficiaries or for defraying reasonable expenses of the Plan pursuant to ERISA §404(a)(1).

3.2	Elective Deferrals. Elective Deferrals will be made and allocated in accordance with the following provisions:

(a)	Salary Deferral Agreements and Deferral Elections. Each Participant in the Elective Deferral Component of the Plan may submit a Salary Deferral Agreement to the Administrator at any time authorizing the Employer to withhold all or a portion of the Participant’s Compensation as an Elective Deferral, subject to the following provisions:

(1)	Amount Must Be Specified. Each Participant must specify the amount of Compensation to be withheld as either a percentage of Compensation (including zero) or, at the Administrator’s discretion, as a whole dollar amount (including zero); provided, however, that the Administrator may direct that such percentage or dollar amount of Compensation be rounded to the next highest or lowest dollar or percentage. If an Automatic Contribution Arrangement is implemented by the Employer, then the Participant must be given an effective opportunity to elect a different amount (including no amount). For purposes of determining the amount of a Participant’s Elective Deferrals, if a Participant has multiple Salary Deferral Agreements with respect to separate sources of Compensation (i.e., base salary, bonuses, Catch-up Contributions), the amount of Elective Deferrals used in the automatic contribution arrangement shall be the amount indicated on the Participant’s Salary Deferral Agreement used for determining regular, non-Catch-Up Elective Deferrals.

(2)	Effective Date. A Participant’s Salary Deferral Agreement may be entered into as of such date or dates (but at least once per Plan Year) as established by the Administrator in an administrative policy. Salary Deferral Agreements will be effective as soon as administratively feasible after receipt thereof by the Administrator (unless a later pay period is specified by the Participant in the agreement) and will remain in effect until such time or times as established by the Administrator in an administrative policy (or until such time or times set forth in the Plan with respect to any automatic enrollment program that may be established under the terms of the Plan).

(3)	Modification, Suspension or Cancellation. A Participant may modify an existing Salary Deferral Agreement to increase or decrease the percentage or amount being withheld as permitted under an administrative policy. The Participant may also at any time suspend or cancel a Salary Deferral Agreement upon reasonable written notice to the Administrator, in which event, the Participant will not be permitted to file a new Salary Deferral Agreement until such time as set forth in the administrative policy. If necessary to ensure that the Plan satisfies the ADP Test, or upon a Participant reaching the Elective Deferral limit of Code §402(g), the Employer may temporarily suspend a Participant’s Salary Deferral Agreement upon notice to the Participant.

(4)	Administrative Policy. Notwithstanding the foregoing to the contrary, the Administrator may promulgate an administrative policy which (A) sets forth the effective date of any elections that are submitted to the Administrator; (B) sets the frequency of such elections and the frequency of modifications to such elections, but not less frequently than once per Plan Year; (C) sets the maximum Elective Deferral percentage for Participants who are HCEs at a lesser percentage than the maximum percentage permitted for Participants who are NHCEs; (D) permits a Participant to identify separate components of Compensation (such as base salary, bonuses, UPTO etc.) and to specify that a different Elective Deferral percentage (or amount) apply to each such component; (E) permits a Participant who has not elected to withhold at the maximum rate permitted by the Plan for a Plan Year to make supplemental Elective Deferrals (including Catch-Up Contributions not in excess of the Catch-Up Contribution Limit if Catch-up Contributions are permitted) for one or more pay periods in order to increase the total amount withheld for that Plan Year up to the maximum permitted rate; and/or (F) addresses any other provision governing Elective Deferrals as deemed necessary by the Administrator for the proper administration of the Plan.

(b)	Roth Elective Deferrals. A Participant may elect to classify all or a portion of an Elective Deferral as a Roth Elective Deferral. An Elective Deferral contributed as one type of Elective Deferral may not later be reclassified as the other type of Elective Deferral, except in the case of an In-Plan Roth Rollover. All of a Participant’s Pre-tax Elective Deferrals will be allocated to the Participant’s Pre-Tax Elective Deferral Account, and all of a Participant’s Roth Elective Deferrals will be allocated to the Participant’s Roth Elective Deferral Account.

(c)	Cash or Deferred Option. The Employer may declare a Cash or Deferred Contribution for any Plan Year. In such event, the Employer will provide each Participant entitled to such contribution with the right to elect to receive as cash some or all of such contribution. Any amount a Participant elects not to receive as cash will be deemed an Elective Deferral of the Participant, will be contributed to the Plan within 2½ months after the end of the Plan Year, and will be allocated to the Participant’s Elective Deferral Account.

(d)	Catch-Up Contributions. Catch-Up Contributions are permitted. For any Plan Year in which this Plan has ADP or ACP Safe Harbor Matching Contributions, Catch-Up Contributions will be treated as Elective Deferrals and will be matched in accordance with the Safe Harbor Matching Contribution formula, if any, set forth in the Plan. For any Plan Year in which this is a Non-Safe Harbor 401(k) Plan, Catch-Up Contributions will only be matched to the extent provided under Section 3.3.

(e)	Eligible Automatic Contribution Arrangement (EACA). The Employer will establish an EACA pursuant to Code §414(w) and the Regulations thereunder. Any such EACA will be established in accordance with, and subject to, the following provisions:

(1)	Covered Employees. Covered Employees will include all Participants in the Elective Deferral Component of the Plan as outlined in the Administrative Policy Regarding Elective Deferrals. .

(2)	Default Elective Deferral. The Default Percentage applied to a Covered Employee’s Compensation for each pay period will be equal to 2% and will be increased by one percentage point until the Default Percentage is 4%. The increase will be effective on the first day of the next Plan Year and then on the first day of each Plan Year thereafter. Default Elective Deferrals are Elective Deferrals as categorized below contributed on behalf of Covered Employees who do not have an affirmative election in effect regarding Elective Deferrals.

(3)	Classification of Default Elective Deferrals. Default Elective Deferrals will be classified as 100% Pre-Tax Elective Deferrals.

(4)	Overriding Election. A Covered Employee will have a reasonable opportunity after receipt of the notice described in subparagraph (6) to file a Salary Deferral Agreement with the Administrator. Default Elective Deferrals being made on behalf of a Covered Employee will cease or will be adjusted in accordance with a Covered Employee’s Salary Deferral Agreement as soon as administratively feasible after the Covered Employee files the agreement with the Administrator. For purposes of this paragraph, a Covered Employee’s Salary Deferral Agreement will not expire with respect to the EACA.

(5)	Uniformity Requirement. Other than with respect to an increasing Default Percentage, the same percentage of Compensation will be withheld as a Default Elective Deferral from all Covered Employees subject to the Default Percentage; provided, however, that Default Elective Deferrals will be reduced or stopped to meet the limitations under Code §401(a)(17), §402(g), and §415 and to satisfy any suspension period required after a distribution.

(6)	Notice Requirement. At least 30 days, but not more than 90 days, before the beginning of the Plan Year, the Employer will provide each Covered Employee with a notice of the Covered Employee’s rights and obligations under the EACA Arrangement, written in a manner calculated to be understood by the average Covered Employee. If an Employee becomes a Covered Employee after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, then the notice will be provided no more than 90 days before the Employee becomes a Covered Employee, but not later than the date the Employee becomes a Covered Employee. The notice will accurately describe (A) the amount of Default Elective Deferrals to be made on the Covered Employee’s behalf in the absence of a Salary Deferral Agreement being filed with the Administrator; (B) the Covered Employee’s right to elect to have no Elective Deferrals made on his or her behalf or to have a different amount of Elective Deferrals made; (C) how Default Elective Deferrals will be invested in the absence of the Covered Employee’s Investment Instructions; and (D) the Covered Employee’s right to make a withdrawal of Default Elective Deferrals and the procedure for making such a withdrawal.

(7)	Withdrawal of Default Elective Deferrals. Covered Participants may request a withdrawal of their Default Elective Deferrals within 90 days of the date the Compensation subject to the Default Percentage would have otherwise been included in the Participant’s gross income. Such applications are limited to Covered Participants who have never had a Salary Deferral Agreement in effect with respect to the Plan. The amount of withdrawal will be equal to the Default Elective Deferrals made through the earlier of (A) the pay date for the second payroll period that begins after the Covered Employee’s withdrawal request and (B) the first pay date that occurs after 30 days after the Covered Employee’s request, plus earnings attributable thereto through the date of distribution. Any fee charged to the Covered Employee for the withdrawal may not be greater than any other fee charged for a cash distribution. Unless the Covered Employee affirmatively elects otherwise, any withdrawal request will be treated as an affirmative election to stop having Elective Deferrals made on the Covered Employee’s behalf as of the date specified above. Default Elective Deferrals distributed pursuant to this subparagraph are not counted towards the dollar limitation on Elective Deferrals under Code §402(g) nor for the ADP Test. Matching Contributions that might otherwise be allocated to a Covered Employee’s account on behalf of Default Elective Deferrals will not be allocated to the extent the Covered Employee withdraws such Elective Deferrals pursuant to this subparagraph and any Matching Contributions already made on account of Default Elective Deferrals that are later withdrawn pursuant to this subparagraph will be forfeited.

(f)	Limitations on Elective Deferrals. No Participant will be permitted to have Elective Deferrals made under the Plan, or any other plan, contract, or arrangement maintained by the Employer, during any calendar year in excess of the dollar limitation set forth in Code §402(g) (including Catch-Up Contributions in the case of a Participant aged 50 or over by the end of the calendar year) in effect for the Participant’s taxable year beginning in such calendar year. The dollar limitation in Code §402(g) was $17,000 for taxable years beginning in 2012. After 2012, this limit will be adjusted in multiples of $500 by the Secretary of the Treasury for cost-of-living increases under Code §402(g)(4).

(g)	ADP Test. Each Plan Year that the Plan is a Non-Safe Harbor 401(k) Plan, the ADP Test will be performed using the Current Year Testing Method and the “125% Test” or “Lesser of 200% or 2% Test” as follows:

(1)	125% Test. The “125% Test” will be satisfied if the ADP for Participants who are HCEs for the current Plan Year does not exceed 125% of the ADP for Participants who are NHCEs for the current Plan Year.

(2)	Lesser of 200% or 2% Test. The “Lesser of 200% or 2% Test” will be satisfied if the ADP for Participants who are HCEs for the current Plan Year does not exceed the lesser of (A) 200% of the ADP for Participants who are NHCEs for the current Plan Year, or (B) the ADP of such Participants for the current Plan Year plus 2%.

(h)	ADP Testing Rules. The following rules will (or may) apply to the performance of the ADP Test:

(1)	Otherwise Excludable Participant Testing Option. The special rules set forth in Code §401(k)(3)(F) and in Regulation §1.401(k)–1(b)(4) may be applied when performing the ADP Test.

(2)	First Plan Year Testing Option. If this is not a successor plan for the first Plan Year that the Plan permits any Participant to make Elective Deferrals, then regardless of the testing method set forth in paragraph (g) above, the Prior Year Testing Method will be deemed to have been elected for such first Plan Year and the Actual Deferral Percentage for Participants who are NHCEs for purposes of the ADP Test will be deemed to be equal to the greater of 3% or the Actual Deferral Percentage for Participants who are NHCEs for the first Plan Year.

(3)	Modifications to Testing Method. Once the Employer has elected the Current Year Testing Method, the Employer can elect the Prior Year Testing Method for a Plan Year only if the Plan has used the Current Year Testing Method for each of the preceding five Plan Years (or if lesser, the number of Plan Years that the Plan has been in existence) or if, as a result of a merger or acquisition described in Code §410(b)(6)(C)(i), the Employer maintains a 401(k) Plan using the Prior Year Testing Method and a 401(k) Plan using the Current Year Testing Method and the change is made within the transition period described in Code §410(b)(6)(C)(ii).

(4)	HCEs as Sole Participants in the Plan Year Being Tested. If the Employer has elected the Prior Year Testing Method and there are no Participants who were NHCEs in the prior Plan Year, the ADP Test will be deemed satisfied for the Plan Year being tested. If the Employer has elected the Current Year Testing Method and there are no Participants who are NHCEs in the current Plan Year, the ADP Test will be deemed satisfied for the Plan Year being tested. The provisions of this subparagraph may be utilized with subparagraph (5) below.

(5)	Permissive Disaggregation Rule. The Employer may elect in any Plan Year to apply the permissive disaggregation rules Regulation §1.401(k)–1(b)(4) by disaggregating the Plan into separate plans and separately performing the ADP Test (A) for all Participants who are Otherwise Excludable Participants and (B) for all Participants who are not Otherwise Excludable Participants.

(6)	Early Participation Rule. Pursuant to Code §401(k)(3)(F), the Employer may elect in any Plan Year to perform the ADP Test (determined without regard to disaggregation under Regulation §1.410(b)– 7(c)(3)), by using the ADP for all Participants who are HCEs for the current Plan Year and the ADP for Participants who are NHCEs for the current Plan Year if the Current Year Testing Method is used, or for the prior Plan Year if the Prior Year Testing Method, disregarding all Otherwise Excludable Participants who are NHCEs.

(7)	Plan Aggregation. If this Plan satisfies Code §401(k), §401(a)(4) or §410(b) only if it is aggregated with one or more other plans, or if one or more other plans satisfy Code §401(k), §401(a)(4) or §410(b) only if it is aggregated with this Plan, then the ADP Test will be performed by determining the Actual Deferral Percentage of Employees as if all such plans were a single plan. Plans may be aggregated hereunder only if they have the same Plan Year and use the same ADP testing method (i.e., the Current Year Testing Method or the Prior Year Testing Method).

(8)	Special Rule for Safe Harbor 401(k) Plans. In accordance with Regulation §1.401(k)-1(e)(7), it is impermissible for the Employer to use the ADP Test for a Plan Year in which it is intended for the Plan through its written terms to be a Safe Harbor 401(k) Plan and the Employer fails to satisfy the requirements of such Safe Harbor 401(k) Plan for the Plan Year.

(i)	ADP Test Correction. If the Plan fails to satisfy the ADP Test for a Plan Year, the Employer will use one or more of the following correction methods to satisfy the ADP Test for such Plan Year (and the Employer has the discretion to determine which one or more of the correction methods may be used to satisfy the ADP Test): (1) make a QNEC and/or a QMAC to the Plan to the extent such contributions may be used under the Regulations in the ADP Test (provided the Prior Year Testing Method is not used); (2) distribute Excess Contributions of HCEs in accordance with paragraph (k) below; (3) recharacterize as Catch-Up Contributions the Excess Contributions of a Participant who is a HCE, but only to the extent that such amount, in combination with other Catch-Up Contributions made by that Participant, would not cause the Catch-Up Contribution Limit to be exceeded for the taxable year of the Participant; and (4) recharacterize as Voluntary Employee Contributions the Excess Contributions of a Participant who is a HCE, but only to the extent that such amount, in combination with other Voluntary Employee Contributions made to the Plan by that Participant, would not exceed any stated limit on Voluntary Employee Contributions to be exceeded for the Plan Year.

(j)	Distribution of Excess Elective Deferrals. Excess Elective Deferrals, plus any income and minus any loss allocable thereto, will be distributed no later than April 15 to any Participant to whose account Excess Elective Deferrals were assigned for the preceding taxable year of the Participant and who claims Excess Elective Deferrals for such taxable year. Distribution of Excess Elective Deferrals will be made in accordance with the following provisions:

(1)	Assignment. A Participant may assign to this Plan any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Administrator on or before March 15th (or such later date as established by the Administrator) of the subsequent year of the amount to be assigned to this Plan. A Participant will be deemed to notify the Administrator of any Excess Elective Deferrals that arise by taking into account only Elective Deferrals made to this Plan and any other plan, contract or arrangement of the Employer.

(2)	Income or Loss. For taxable years beginning after 2007, Excess Elective Deferrals will be adjusted for any income or loss up to the last day of the taxable year to which the Excess Elective Deferrals relate, but no adjustment will be made for income or loss during the period between the end of the Participant’s taxable year and the date of distribution. The Plan may use any reasonable method for computing income or loss allocable to Excess Elective Deferrals, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ Accounts.

(3)	Source of Distribution. Distribution of Excess Elective Deferrals will be taken from a Participant’s investment options (if any) based on rules established by the Administrator. In addition, for years beginning after 2005, unless another rule is established by the Administrator, distribution of Excess Elective Deferrals will first be made from a Participant’s Roth Elective Deferral Account, if any, before any such distribution is made from the Participant’s Pre-Tax Elective Deferral Account, to the extent Roth Elective Deferrals were made for the year, unless the Administrator permits the Participant to specify otherwise.

(k)	Distribution of Excess Contributions. Excess Contributions, plus any income and minus any loss allocable thereto, will be distributed no later than 12 months after a Plan Year to Participants to whose accounts such Excess Contributions were allocated for such Plan Year, except to the extent such contributions are classified as Catch-up Contributions. Distribution will be made in accordance with the following:

(1)	Allocation to HCEs. Excess Contributions will be allocated to the Highly Compensated Employees with the largest amounts of Employer contributions taken into account in calculating the ADP Test for the Plan Year in which the Excess Contributions arose, beginning with the Highly Compensated Employee with the largest amount of such Employer contributions and continuing in descending order until all the Excess Contributions have been allocated. To the extent a Highly Compensated Employee has not reached his or her Catch-Up Contribution Limit, Excess Contributions allocated to such Highly Compensated Employee will be treated as Catch-Up Contributions and will not be treated as Excess Contributions. Excess Contributions will be treated as Annual Additions, even if such Excess Contributions are distributed.

(2)	Distribution After 2½ Months. If Excess Contributions (other than Catch-up Contributions) are distributed more than 2½ months (6 months if the Employer has adopted an EACA and has elected that all Participants are Covered Employees) after the last day of the Plan Year in which such Excess Contributions arose, then a 10% excise tax will be imposed on the Employer with respect to such Excess Contributions.

(3)	Adjustment for Net Income or Loss. Excess Contributions will be adjusted for any income or loss up to the end of the Plan Year, and no adjustment will be made for income or loss during the period between the end of the Participant’s taxable year and the date of distribution. The Plan may use any reasonable method for computing income or loss allocable to Excess Contributions, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ Accounts.

(4)	Accounting for Excess Contributions. Excess Contributions allocated to a Participant will be distributed from his or her Elective Deferral Account and Qualified Matching Contribution Account in proportion to the Participant’s Elective Deferrals and QMACs (to the extent used in the ADP Test) for the Plan Year. Excess Contributions will be distributed from the Participant’s Qualified Non-Elective Contribution Account only to the extent the Excess Contributions exceed the balance in the Participant’s Elective Deferral Account and Qualified Matching Contribution Account.

(5)	Source and Ordering of Distribution. Distribution of Excess Contributions will be taken from a Participant’s investment options (if any) based on rules established by the Administrator. Any such distribution will be made from the following sources in the following order (unless a policy for the order of the sources to distribute Excess Contributions is established by the Administrator, in which case such policy will control): (A) unmatched Elective Deferrals; (B) matched Elective Deferrals; (C) Qualified Matching Contributions that are tested in the ACP Test and that are utilized in (or shifted into) the ADP Test; and (D) Qualified Non-Elective Contributions to the extent that such contributions are utilized in the ADP Test. For Plan Years beginning after 2005, unless a different rule is established by the Administrator, distribution of Elective Deferrals that are Excess Contributions will first be made from a Participant’s Roth Elective Deferral Account, if any, before the Participant’s Pre-Tax Elective Deferral Account, to the extent that Roth Elective Deferrals were made for the Plan Year, unless the Administrator permits the Participant to specify otherwise.

3.3	Non-Safe Harbor Matching Contributions. Non-Safe Harbor Matching Contributions which are made to the Plan will be made and allocated to each Benefiting Participant’s Non-Safe Harbor Matching Contribution Account in accordance with, and subject to, the following provisions:

(a)	Contribution Formula. Except as otherwise provided in this Section, The Employer may make a Non-Safe Harbor Matching Contribution equal to a totally discretionary percentage of each Benefiting Participant’s Elective Deferrals for the Allocation Period. For purposes of making such contribution, each Participant will be assigned to a separate allocation group. The Employer’s discretion in establishing the formula for each allocation group includes, but is not limited to, establishing the amount of the contribution, the rate of match, as well as establishing a maximum Non-Safe Harbor Matching Contribution per Participant (either as a dollar maximum per Participant, a maximum percentage of each Participant’s Compensation, and/or a maximum amount of each Participant’s Elective Deferrals that will be recognized for matching purposes). The Employer must, on or before the due date (plus any extensions) for filing the Employer’s tax return, adopt a written resolution (or other action) describing the rate of match and the maximum limitations, if any, imposed on the Non-Safe Harbor Matching Contribution for each allocation group, and must notify the Trustee of such amount. Notwithstanding the foregoing, the requirements of Regulation §1.401(k)-1(a)(6) continue to apply in the case of Self-Employed Individuals, and the allocation method should not be such that a cash or deferred election is created for a Self-Employed Individual as a result of the allocation method.

(b)	Benefiting Participants. Non-Safe Harbor Matching Contributions contributed on a Participant’s behalf will be allocated to the Participant’s Non-Safe Harbor Matching Contribution Account. A Participant who makes an Elective Deferral during the Allocation Period will be a Benefiting Participant under this Section and thus be eligible to receive an allocation of Non-Safe Harbor Matching Contributions for that Allocation Period in accordance with the following provisions:

(1)	Participants Employed on Last Day of the Allocation Period. Any Participant who is an Employee on the last day of the Allocation Period and who at any time during the Allocation Period is an Eligible Employee under Section 2.1(b)(1) will be a Benefiting Participant for that Allocation Period regardless of the number of Hours of Service with which he or she is credited during the Allocation Period.

(2)	Participants Who Terminate Before the Last Day of the Allocation Period. Any Participant who Terminates Employment with the Employer before the last day of the Allocation Period and who at any time during the Allocation Period is an Eligible Employee under Section 2.1(b)(1) will only be a Benefiting Participant for that Allocation Period as follows: (A) a Participant who Terminates Employment because of retirement on or after Normal Retirement Age will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period; (B) a Participant who Terminates Employment because of his or her death will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period; (C) a Participant who Terminates Employment because of his or her Disability will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period; and (D) a Participant who Terminates Employment for reasons other than retirement on or after Normal Retirement Age, death or Disability will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period.

(c)	Allocation Period. Non-Safe Harbor Matching Contributions shall be allocated as determined by the Employer (but does not discriminate in favor of HCEs).

(d)	Treatment as QMACs. The Administrator may elect to treat all or any portion of a Non-Safe Harbor Matching Contribution as a QMAC sufficient to satisfy the ADP Test, to the extent that such QMAC is not used to satisfy the ACP Test (but, so long as the QMAC is not precluded from being used in the ACP Test).

(e)	True-Ups. If the Allocation Period for Non-Safe Harbor Matching Contributions is a computation period that is less than the Plan Year, and on the last day of any Plan Year, the dollar amount of the Non-Safe Harbor Matching Contributions made on behalf of a Benefiting Participant is less than the dollar amount that would have been made had the Allocation Period for the Non-Safe Harbor Matching Contributions been a 12-month Allocation Period, then the Employer may elect, at the Employer’s discretion to make a True-Up Contribution to such Participant’s Non-Safe Harbor Matching Contribution Account in an amount sufficient that the Participant’s Non-Safe Harbor Matching Contribution for the Plan Year is equal to the Non-Safe Harbor Matching Contribution that would have been made had the Non-Safe Harbor Matching Contribution Allocation Period been the Plan Year. Any such additional Non-Safe Harbor Matching Contributions can only be made on a uniform, nondiscriminatory basis. In determining the group of Participants who are eligible to receive the additional Non-Safe Harbor Matching Contributions described in this paragraph, the Employer may require that a Participant be employed by the Employer on the last day of the Allocation Period in addition to any other allocation conditions used to determine Benefiting Participants for purposes of other Non-Safe Harbor Matching Contributions. The requirement to be employed by the Employer on the last day of the Allocation Period may be waived, at the Employer’s discretion, for those Participants who terminated employment due to death, become disabled or reached Normal Retirement Age during the Allocation Period.

(f)	Matching of Catch-Up Contributions and Voluntary Employee Contributions. Non-Safe Harbor Matching Contributions will be made in accordance with the formula set forth in paragraph (a) above with respect to Catch-Up Contributions. Non-Safe Harbor Matching Contributions will not be made with respect to Voluntary Employee Contributions.

(g)	Excess Elective Deferrals and Excess Contributions Not Required to Be Matched. To the extent Non-Safe Harbor Matching Contributions (including QMACs) are contributed on an annual basis, no Non-Safe Harbor Matching Contribution (including QMACs) will be required with respect to that portion of an Elective Deferral which for that Plan Year is determined to be either an Excess Elective Deferral (unless the Excess Elective Deferral is for a NHCE) or an Excess Contribution. Furthermore, Matching Contributions (including QMACs) that have been allocated to a Participant’s Account must be forfeited if the contributions to which they relate are Excess Elective Deferrals (unless the Excess Elective Deferrals are for NHCEs), Excess Contributions, or Excess Aggregate Contributions.

(h)	Right to Each Rate of Match. The right to each rate of Non-Safe Harbor Matching Contributions (determining the rate using the amount of Non-Safe Harbor Matching Contributions, Elective Deferrals and Employee Contributions determined after any corrections under Regulation §§1.401(k)–2(b)(1)(i) and 1.401(m)–2(b)(1)(i), and treating different rates as existing if they are based on definitions of Compensation or other requirements or formulas that are not substantially the same) must not discriminate in favor of Highly Compensated Employees.

(i)	ACP Test. Each Plan Year the Plan is a Non-Safe Harbor 401(m) Plan, the ACP Test will be performed using the Current Year Testing Method and the “125% Test” or the “Lesser of 200% or 2% Test” as follows:

(1)	125% Test. The “125% Test” will be satisfied if the ACP for Participants who are HCEs for the current Plan Year does not exceed 125% of the ACP for Participants who are NHCEs for the current Plan Year.

(2)	Lesser of 200% or 2% Test. The “Lesser of 200% or 2% Test” will be satisfied if the ACP for Participants who are HCEs for the current Plan Year does not exceed the lesser of (A) 200% of the ACP for Participants who are NHCEs for the current Plan Year, or (B) the ACP of such Participants for the current Plan Year plus 2%.

(j)	ACP Testing Rules. The following rules will (or may) apply to the performance of the ACP Test:

(1)	Modifications to Testing Method. Once the Employer has elected the Current Year Testing Method, the Employer can elect the Prior Year Testing Method for a Plan Year only if the Plan has used the Current Year Testing Method for each of the preceding five Plan Years (or if lesser, the number of Plan Years that the Plan has been in existence) or if, as a result of a merger or acquisition described in Code §410(b)(6)(C)(i), the Employer maintains a 401(m) Plan using the Prior Year Testing Method and a 401(m) Plan using the Current Year Testing Method and the change is made within the transition period described in Code §410(b)(6)(C)(ii).

(2)	First Plan Year Testing Option. If this is not a successor plan for the first Plan Year that the Plan permits any Participant to make Employee Contributions hereto, provides for Non-Safe Harbor Matching Contributions, or both, then regardless of the testing method set forth in paragraph (i) above, the Prior Year Testing Method will be deemed to have been elected for such first Plan Year and the Contribution Percentage for Participants who are NHCEs for purposes of the ACP Test will be deemed to be equal to the greater of 3% or the Contribution Percentage for Participants who are NHCEs for the first Plan Year.

(3)	HCEs as Sole Participants in the Plan Year Being Tested. If the Employer has elected the Prior Year Testing Method and there are no Participants who were NHCEs in the prior Plan Year, the ACP Test will be deemed satisfied for the Plan Year being tested. If the Employer has elected the Current Year Testing Method and there are no Participants who are NHCEs in the current Plan Year, the ACP Test will be deemed satisfied for the Plan Year being tested. The provisions of this subparagraph may be utilized with subparagraph (5) below.

(4)	Permissive Disaggregation Rule. The Employer may elect in any Plan Year to apply the permissive disaggregation rules set forth in Regulation §1.401(m)–1(b)(4), by disaggregating the Plan into separate plans and performing the ACP Test separately for all Participants who are Otherwise Excludable Participants and for all Participants who are not Otherwise Excludable Participants.

(5)	Early Participation Rule. Pursuant to Code §401(m)(5)(C), the Employer may elect in any Plan Year to perform the ACP Test (determined without regard to disaggregation under Regulation §1.410(b)– 7(c)(3)) by using the ACP for all Participants who are HCEs for the Plan Year and the ACP for Participants who are NHCEs for the current Plan Year if the Current Year Testing Method is used, or for the prior Plan Year if the Prior Year Testing Method is used, disregarding all Otherwise Excludable Participants who are NHCEs.

(6)	Plan Aggregation and Coverage Change Rules. If this Plan satisfies Code §401(m), §401(a)(4), or §410(b) only by being aggregated with one or more other plans of the Employer, or if one or more other plans satisfy Code §401(m), §401(a)(4), or §410(b) only by being aggregated with this Plan, this Section will be applied by determining the Contribution Percentage of the Employees as if all such plans (including this Plan) were a single plan. If the Plan uses the Prior Year Testing Method and more than 10% of the Employer’s NHCEs are involved in a plan coverage change as defined in Regulation §1.401(m)-2(c)(4), then any adjustments to the Contribution Percentage of NHCEs for the prior Plan Year will be made in accordance with such Regulation. Plans may be aggregated only if they have the same Plan Year and use the same ACP testing method (i.e., Prior Year Testing Method or Current Year Testing Method).

(7)	Special Rule for Safe Harbor 401(m) Plans. In accordance with Regulation §1.401(m)-1(c)(2), it is impermissible for the Employer to use the ACP Test for a Plan Year in which it is intended for the Plan, through its written terms, to be a Safe Harbor 401(m) Plan and the Employer fails to satisfy the requirements of such Safe Harbor 401(m) Plan for the Plan Year.

(k)	ACP Test Correction. If the Plan fails to satisfy the ACP Test for a Plan Year, the Employer will use one or more of the following correction methods to satisfy the ACP Test for such Plan Year (and the Employer has the discretion to determine which one or more of the correction methods may be used to satisfy the ACP Test): (1) make a QNEC and/or a QMAC to the Plan to the extent such contributions may be used under the Regulations in the ACP Test (provided the Prior Year Testing Method is not used); or (2) distribute Excess Aggregate Contributions of HCEs in accordance with paragraph (l) below.

(l)	Distribution of Excess Aggregate Contributions. Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, will be forfeited, if forfeitable, or if not forfeitable, distributed no later than 12 months after a Plan Year to Participants to whose Accounts such Excess Aggregate Contributions were allocated for such Plan Year. Distribution will be made in accordance with the following provisions:

(1)	Allocation to HCEs. Excess Aggregate Contributions will be allocated to the HCEs who have the largest Contribution Percentage Amounts taken into account in calculating the ACP Test for the Plan Year in which the Excess Aggregate Contributions arose, beginning with the HCEs with the largest Contribution Percentage Amounts and continuing in descending order until all the Excess Aggregate Contributions have been allocated. Excess Aggregate Contributions will be treated as Annual Additions, even if such Excess Aggregate Contributions are distributed.

(2)	Distribution of Excess Aggregate Contributions After 2½ Months. If Excess Aggregate Contributions are distributed more than 2½ months (6 months if the Employer has adopted an EACA and has elected that all Participants are Covered Employees) after the last day of the Plan Year in which such Excess Aggregate Contributions arose, then a 10% excise tax will be imposed on the Employer maintaining the Plan with respect to such Excess Aggregate Contributions.

(3)	Adjustment for Net Income or Loss. For Plan Years beginning after 2007, Excess Aggregate Contributions will be adjusted for any income or loss up to the end of the Plan Year, and no adjustment will be made for income or loss during the period between the end of the Plan Year and the date of distribution. The Plan may use any reasonable method for computing income or loss allocable to Excess Aggregate Contributions, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ Accounts.

(4)	Accounting for Excess Aggregate Contributions. Excess Aggregate Contributions allocated to a Participant will be forfeited (if forfeitable) or will be distributed on a pro-rata basis from the Participant’s Voluntary Employee Contribution Account, Mandatory Employee Contribution Account, Matching Contribution Account and Qualified Matching Contribution Account (and if applicable, from the Qualified Non-Elective Contribution Account, Pre-Tax Elective Deferral Account, Roth Elective Deferral Account, or any combination thereof). Any Forfeitures of Excess Aggregate Contributions will be used and/or allocated pursuant to Section 3.10.

(5)	Source and Ordering of Distribution. Distribution of Excess Aggregate Contributions will be taken from a Participant’s investment options (if any) based on rules established by the Administrator. In the absence of an administrative policy to the contrary established by the Administrator, Excess Aggregate Contributions will be distributed from the following sources in the following order: (A) unmatched Voluntary Employee Contributions; (B) unmatched Elective Deferrals that are tested in the ADP Test and that are utilized in, or shifted into, the ACP Test; (C) matched Voluntary Employee Contributions and the Matching Contributions that relate to such Voluntary Employee Contributions; (D) matched Elective Deferrals that are tested in the ADP Test and that are utilized in, or shifted into, the ACP Test and the Matching Contributions that relate to such Elective Deferrals; (E) Non-Safe Harbor Matching Contributions; (F) Qualified Matching Contributions; and (G) Qualified Non-Elective Contributions to the extent that such contributions are utilized in the ACP Test. With respect to Elective Deferrals that are tested in the ADP Test, that are utilized in, or shifted into, the ACP Test, and that become Excess Aggregate Contributions, then for Plan Years beginning after 2005, unless a different rule is established by the Administrator, distribution of such Elective Deferrals that are Excess Aggregate Contributions will first be made from a Participant’s Roth Elective Deferral Account (to the extent Roth Elective Deferrals were made for the Plan Year) before distribution is made from the Participant’s Pre-Tax Elective Deferral Account, unless the Administrator permits the Participant to specify otherwise.

3.4	Non-Safe Harbor Non-Elective Contributions. Non-Safe Harbor Non-Elective Contributions which are made to the Plan will be made and allocated to each Benefiting Participant’s Non-Safe Harbor Non-Elective Contribution Account in accordance with, and subject to, the following provisions:

(a)	Amount. The amount of the Employer’s Non-Safe Harbor Non-Elective Contribution for any Allocation Period will be determined in the sole discretion of the Employer, and such determination will be binding on the Trustee, Administrator and all Participants and may not be reviewed in any manner.

(b)	Allocation Method. Non-Safe Harbor Non-Elective Contributions will be allocated to the Non-Safe Harbor Non-Elective Contribution Account of each Benefiting Participant based on the Allocation Group to which a Benefiting Participant is assigned. For purposes of this Plan, each Participant will be assigned to a separate Allocation Group. However, in the case of Self-Employed Individuals, the requirements of Regulation §1.401(k)-1(a)(6) continue to apply, and the allocation method should not be such that a cash or deferred election is created for a Self-Employed Individual as a result of the allocation method. Each group must be clearly defined in a manner which will not violate the definite predetermined allocation formula requirement of Regulations §1.401-1(b)(1)(ii). Moreover, an Allocation Group cannot consist of a group of NHCEs with the lowest amount of compensation and/or the shortest Service who may represent the minimum number of such Employees necessary to satisfy coverage under Code §410(b). Any allocation hereunder must satisfy the Minimum Allocation Gateway. The Employer must notify the Trustee of the Non-Safe Harbor Non-Elective Contribution to be allocated to each Allocation Group.

(c)	Allocation Period. Non-Safe Harbor Non-Elective Contributions shall be allocated as determined by the Employer (but does not discriminate in favor of HCEs).

(d)	Benefiting Participants. A Participant will be a Benefiting Participant under this Section and be eligible to receive an allocation of the Employer’s Non-Safe Harbor Non-Elective Contributions for that Allocation Period in accordance with the following provisions:

(1)	Participants Employed on Last Day of the Allocation Period. Any Participant who is an Employee on the last day of the Allocation Period and who at any time during the Allocation Period is an Eligible Employee under Section 2.1(c)(1) will be a Benefiting Participant for that Allocation Period regardless of the number of Hours of Service with which he or she is credited during the Allocation Period.

(2)	Participants Who Terminate Before the Last Day of the Allocation Period. Any Participant who Terminates Employment with the Employer before the last day of the Allocation Period and who at any time during the Allocation Period is an Eligible Employee under Section 2.1(c)(1) will only be a Benefiting Participant for that Allocation Period as follows: (A) a Participant who Terminates Employment because of retirement on or after Normal Retirement Age will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period; (B) a Participant who Terminates Employment because of his or her death will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period; (C) a Participant who Terminates Employment because of his or her Disability will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period; and (D) a Participant who Terminates Employment for reasons other than retirement on or after Normal Retirement Age, death or Disability will be a Benefiting Participant regardless of the number of Hours of Service with which he or she is credited during the Allocation Period.

(e)	Effect of Top Heavy on Allocation Method. Notwithstanding anything in this Section to the contrary, if the Plan is Top Heavy for any Plan Year and if the allocation method set forth above, along with any other allocations that are permitted to be used to satisfy the Top Heavy Minimum Allocation requirements of Section 3.9, does not satisfy the Top Heavy Minimum Allocation requirements (because, for example, either a Benefiting Participant’s Compensation that is used in the allocation method does not satisfy Code §415(c)(3) Compensation, the Compensation Determination Period is other than the entire Plan Year, or the allocation method is not sufficient to allocate the Top Heavy Minimum Allocation to any Non-Key Employee), then the Top Heavy Minimum Allocation will be allocated before any allocations under the allocation method (or will be allocated simultaneously therewith if no Key Employee has any Employer contributions [including any Elective Deferrals made on behalf of a Key Employee to a 401(k) Plan maintained by the Employer] or Forfeitures allocated to the Participant’s Account for that Plan Year). However, the allocation method may take into account such Top Heavy Minimum Allocation.

(f)	Minimum Allocation Gateway. If the Employer elects to satisfy the non-discrimination rules with respect to contributions or benefits by providing the minimum allocation gateway, each NHCE who (1) is a Participant in this Plan, (2) receives an allocation of Non-Elective Contributions (including any Safe Harbor Non-Elective Contributions) and/or QNECs, and (3) is not an Otherwise Excludable Participant must have an allocation rate not less than the lesser of 5% of the Employee’s Compensation or one-third of the allocation rate of the HCE with the highest allocation rate. An allocation rate is the amount of contribution allocated to an Employee for a year, expressed as a percentage of Compensation. If the requirements of Regulation §1.401(a)(4)-9 apply to the Plan, the gateway will be determined in accordance with Regulation §1.401(a)(4)-9(b)(2)(v)(D). Compensation under this paragraph will be limited to amounts a Participant received on or after his entry date with respect to the Non-Safe Harbor Non-Elective Contribution Component of the Plan.

3.5	ADP Safe Harbor Contributions. ADP Safe Harbor Contributions are not permitted.

3.6	ACP Safe Harbor Matching Contributions. ACP Safe Harbor Matching Contributions are not permitted.

3.7	Qualified Matching Contributions. The Employer may make QMACs in such amounts as the Employer may determine. For this purpose, each Participant will be assigned to his or her own allocation group. The Employer will notify the Plan Administrator or Trustee in writing, by no later than the due date of the Employer’s tax return for the year to which the contribution relates, of the amount of the contribution to be allocated to each allocation group. QMACs will be allocated to the Qualified Matching Contribution Account of each Participant on whose behalf a QMAC is made. All QMACs used in the ADP Test or the ACP Test must also satisfy the requirements of Regulation §1.401(k)-2(a)(6) and §1.401(m)-2(a)(6).

3.8	Qualified Non-Elective Contributions. The Employer may make QNECs in such amounts as the Employer may determine. For this purpose, each Participant will be assigned to his or her own allocation group. The Employer will notify the Plan Administrator or Trustee in writing, by no later than the due date of the Employer’s tax return for the year to which the contribution relates, of the amount of the contribution to be allocated to each allocation group. QNECs will be allocated to the Qualified Non-Elective Contribution Account of each Participant on whose behalf a QNEC is made. All QNECs used in the ADP Test or the ACP Test must also satisfy the requirements of Regulation §1.401(k)-2(a)(6) and §1.401(m)-2(a)(6).

3.9	Top Heavy Minimum Allocation. In any Plan Year in which the Plan is Top Heavy and a Key Employee receives an allocation of Employer contributions or Forfeitures, each Participant who is described in paragraph (a) below will receive a Top Heavy Minimum Allocation, determined in accordance with the following:

(a)	Who Must Receive the Top Heavy Minimum Allocation. The Top Heavy Minimum Allocation will be made for each Participant who is a Non-Key Employee who is employed by an Employer on the last day of the Plan Year, even if such Participant (1) fails to complete any minimum Hours of Service required to receive an allocation of Employer contributions or Forfeitures for the Plan Year; (2) fails to make Elective Deferrals to the Plan in the case of a 401(k) Plan; (3) receives Compensation that is less than a stated amount; or (4) declines to make a mandatory employee contribution. The Top Heavy Minimum Allocation is not required for a Participant whose participation is limited to a Rollover Contribution.

(b)	Participation in Multiple Defined Contribution Plans. If (1) this Plan is not part of a Required Aggregation Group or a Permissive Aggregation Group with a defined benefit plan, (2) this Plan is part of a Required Aggregation Group or a Permissive Aggregation Group with one or more defined contribution plans, (3) a Participant who is described in paragraph (a) participates in this Plan and in one or more defined contribution plans that are part of the Required Aggregation Group or the Permissive Aggregation Group, and (4) the allocation of Employer contributions and Forfeitures of each plan that is part of the Required Aggregation Group or the Permissive Aggregation Group (when each plan is considered separately) is insufficient to satisfy the Top Heavy Minimum Allocation requirement with respect to such Participant, the Top Heavy Minimum Allocation requirement will nevertheless be satisfied if the aggregate allocation of Employer contributions and Forfeitures that are made on behalf of such Participant under this Plan and all other defined contribution plans that are part of the Required Aggregation Group or the Permissive Aggregation Group (and any other defined contribution plan that is sponsored by the Employer) is sufficient to satisfy the Top Heavy Minimum Allocation requirement. However, if the aggregate allocation of Employer contributions and Forfeitures that are made on behalf of a Participant under this Plan and all other defined contribution plans that are part of the Required Aggregation Group or the Permissive Aggregation Group (and any other defined contribution plan that is sponsored by the Employer) is not sufficient to satisfy the Top Heavy Minimum Allocation requirement, then the Employer will make an additional contribution on behalf of such Participant to this Plan and/or to one or more defined contribution plans that are part of the Required Aggregation Group or the Permissive Aggregation Group (or any other defined contribution plan that is sponsored by the Employer) in order that the aggregate allocation of Employer contributions and Forfeitures that are made on behalf of such Participant under this Plan and all defined contribution plans that are part of the Required Aggregation Group or the Permissive Aggregation Group (and any other defined contribution plan that is sponsored by the Employer) satisfies the Top Heavy Minimum Allocation requirement.

(c)	Required or Permissive Aggregation Group With a DB Plan. If this Plan is part of a Required Aggregation Group or a Permissive Aggregation Group with a defined benefit plan, the Sponsoring Employer may, in its discretion, determine to satisfy the requirements of Code §416 with respect to each Participant described in paragraph (a) who participates in this Plan and in the defined benefit plan which is part of the Required Aggregation Group or the Permissive Aggregation Group, by any of the following methods:

(1)	Defined Benefit Minimum Benefit. A defined benefit minimum, which is an accrued benefit at any point in time equal to at least the product of (A) an Employee’s average annual Code §415(c)(3) Compensation for the period of consecutive years (not exceeding five) when the Employee had the highest aggregate Code §415(c)(3) Compensation from the Employer and (B) the lesser of 2% per Year of Vesting Service or 20%, subject to Code §416 and the Regulations thereunder.

(2)	Floor Offset Arrangement. A floor offset approach, pursuant to Revenue Ruling 76-259, under which the defined benefit minimum of the defined benefit plan that is provided pursuant to paragraph (c)(1) is offset by the benefits provided under the defined contribution plan.

(3)	Using Comparability. A demonstration, using a comparability analysis pursuant to Revenue Ruling 81-202, that the plans are providing benefits at least equal to the defined benefit minimum that is provided pursuant to paragraph (c)(1) above.

(4)	5% Defined Contribution Allocation. An allocation of Employer contributions and Forfeitures that are made on behalf of such Participant under this Plan (or any defined contribution plan that is sponsored by the Employer) equal to 5% of an Employee’s Code §415(c)(3) Compensation for each Plan Year that the Required Aggregation Group or the Permissive Aggregation Group is Top Heavy.

(d)	Contributions That Can Be Used to Satisfy Top Heavy Minimum. All Employer contributions to the Plan (other than Elective Deferrals that are made on behalf of a Participant, and, for Plan Years beginning before 2002, Matching Contributions) will be taken into account in determining if the Employer has satisfied the Top Heavy minimum benefit and/or Top Heavy Minimum Allocation requirements of this Section. Furthermore, the following Employer contributions that are made on behalf of a Participant to a 401(k) Plan may also be taken into account in determining whether the Top Heavy minimum benefit and/or Top Heavy Minimum Allocation requirements have been satisfied: Non-Safe Harbor Non-Elective Contributions; Qualified Non-Elective Contributions; ADP Safe Harbor Non-Elective Contributions; Matching Contributions (including Qualified Matching Contributions) for Plan Years beginning after 2001; and any other Employer contributions as may be permitted by law.

(e)	Limited Exemption from Top Heavy. The Plan shall not be treated as Top Heavy if Plan contributions for the Plan Year in question consist solely of Elective Deferrals, ADP Safe Harbor Non-Elective Contributions, ADP Safe Harbor Matching Contributions, ACP Safe Harbor Matching Contributions and Rollover Contributions as long as all Participants eligible for the Elective Deferral Component of the Plan are Safe Harbor Participants. Furthermore, if the Plan (but for the prior sentence) would be treated as a Top Heavy Plan because the Plan is a member of a Required Aggregation Group or Permissive Aggregation Group which is Top Heavy, then the QACA ADP Safe Harbor Contributions may be taken into account in determining whether any other plan in the Required Aggregation Group or the Permissive Aggregation Group meets the Top Heavy requirements of Code §416.

3.10	Forfeitures and Their Application. The following provisions relate to Forfeitures and their application:

(a)	When Forfeitures Occur. The date upon which a Forfeiture occurs is the earlier of the date a Participant who Terminated Employment receives a distribution of the Vested Interest in his or her Participant’s Account (but no Forfeiture will occur until the Participant’s entire Elective Deferral Account balance has also been distributed), or the date the Participant incurs five consecutive Breaks in Vesting Service after Termination of Employment. If a Participant’s Vested Interest in his or her Participant’s Account Balance is zero on the date he or she Terminates Employment, the Participant will be deemed to have received a distribution of such Vested Interest on the date of termination and a Forfeiture will be deemed to have occurred on the date of such termination.

(b)	Application of Forfeitures. The Administrator may elect to use any portion of the Forfeiture Account to pay administrative expenses incurred by the Plan. Any portion of the Forfeiture Account that is not used to pay such expenses will be used first to restore previous Forfeitures of Participants’ Accounts under paragraph (c) below and/or to restore Participants’ Accounts under Section 5.14 including but not limited to correction of administrative or operational errors in accordance with Section 8.5. Any remaining Forfeitures will, at the direction of the Employer, (1) be allocated to Participants; (2) be used to reduce any combination of Employer contributions (to the extent permitted under IRS guidelines); and/or (3) be added to any combination of Employer contributions (to the extent permitted under IRS guidelines) to be allocated therewith. Any Forfeitures the Employer elects to allocate to Participants under clause (1) will be allocated on a uniform, nondiscriminatory basis, and in determining the group of Participants who are eligible to receive any such allocation, the Employer may require that a Participant be employed by the Employer on the last day of the Allocation Period in addition to any other allocation conditions used to determine Benefiting Participants for purposes of other Employer contributions.

(c)	Restoration of Forfeitures of Rehired Employees. If a Participant who is not 100% Vested in his or her Participant’s Account Terminates Employment, a Forfeiture of all or a portion of the Participant’s Account of the Participant who has Terminated Employment has (or may) have occurred, and the Participant is subsequently reemployed by the Employer, then his or her Participant’s Account will be administered in accordance with the following provisions:

(1)	Reemployment of a Participant After 5 Consecutive Breaks in Service. If the Participant is reemployed by the Employer after incurring five consecutive Breaks in Service, then any previous Forfeiture of the Participant’s Account will not be restored under the terms of this Plan.

(2)	Reemployment of a Non-Vested Participant Before 5 Consecutive Breaks. If a Participant’s Vested Interest in the entire Participant’s Account attributable to Employer contributions is zero percent (0%) on the date the Participant Terminates Employment and the Participant is subsequently reemployed by the Employer before incurring five consecutive Breaks in Vesting Service, the previous Forfeiture of such Participant’s Account will be restored, calculated as of the date the Forfeiture occurred (unadjusted by subsequent gains and losses).

(3)	Reemployment of a Vested Participant Before 5 Consecutive Breaks Where a Distribution But No Forfeiture Has Occurred. If a Participant’s Vested Interest in the Participant’s Account Balance attributable to Employer contributions is less than a 100% (but greater than 0%) on the date that the Participant Terminates Employment, the Participant is subsequently reemployed by the Employer before incurring 5 consecutive Breaks in Service, and a Forfeiture of the non-Vested portion of the Participant’s Account attributable to Employer contributions has not occurred but a distribution of all or a portion of such Participant’s Account has occurred, then a separate bookkeeping account will be established for the Participant’s Account at the time of distribution and the Participant’s Vested Interest in the separate bookkeeping account at any relevant time will be an amount (“X”) determined according to the following formula: X = P(AB + (R x D)) - (R x D)), where “P” is the Vested Interest at the relevant time, “AB” is the respective account balance at the relevant time, “D” is the amount of the distribution, and “R” is the ratio of the respective account balance at the relevant time to the respective account balance after distribution.

(4)	Reemployment of a Vested Participant Before 5 Consecutive Breaks Where a Distribution and Forfeiture Has Occurred. If a Participant’s Vested Interest in the Participant’s Account Balance attributable to Employer contributions is less than a 100% (but greater than 0%) on the date that the Participant Terminates Employment, the Participant is subsequently reemployed by the Employer before incurring five consecutive Breaks in Service, a distribution of all or a portion of the Vested Interest in the Participant’s Account has occurred, and a Forfeiture of the non-Vested portion of the Participant’s Account attributable to Employer contributions has occurred (which may not necessarily occur at the same time that the distribution occurs), then the previous Forfeiture of such Participant’s Account Balance attributable to Employer contributions will be restored, calculated as of the date the Forfeiture occurred (unadjusted by subsequent gains and losses) and based upon the Employer’s decision whether the Participant is required to repay to the Plan the full amount of all distributions which were attributable to Employer contributions. With respect to the Employer’s decision to require such repayment, the following provisions will apply:

(A)	Time of Restoration If Repayment Is Not Required. If the Employer decides that the Participant is not required to repay to the Plan the full amount of all distributions which were attributable to Employer contributions (including Elective Deferrals) in order to have the previous Forfeiture of such Participant’s Account Balance attributable to Employer contributions restored, then such restoration will occur in the Plan Year in which the Participant is reemployed by the Employer.

(B)	Time of Restoration If Repayment Is Required. If the Employer decides that the Participant is required to repay to the Plan the full amount of all distributions which were attributable to Employer contributions (including Elective Deferrals) in order to have the previous Forfeiture of such Participant’s Account Balance attributable to Employer contributions restored, then, such repayment by the Participant must be made before the earlier of (i) five years after the Participant’s Reemployment Commencement Date, or (ii) the date on which the Participant incurs five consecutive Breaks in Service following the date of distribution of either the entire or the remaining Vested Interest in the Participant’s Account. Such restoration of the previous Forfeiture of such Participant’s Account Balance attributable to Employer contributions will occur in the Plan Year that the Participant repays to the Plan the full (or any remaining) amount of the distribution which was attributable to Employer contributions (including Elective Deferrals).

(d)	Sources of Restoration. The sources to restore a previous Forfeiture of the non-Vested portion of the Participant’s Account Balance attributable to Employer contributions pursuant to this Section will be made first by using available Forfeitures to restore the previous Forfeiture and, if such available Forfeitures are insufficient to restore the previous Forfeiture, by the Employer making a special Employer contribution to the Plan to the extent necessary to restore the previous Forfeiture.

3.11	Allocation of Earnings and Losses. As of each Valuation Date, amounts in Participants’ accounts which have not been segregated from the general Trust Fund for investment purposes (accounts which have been segregated include any Directed Investment Accounts established under Section 7.3) and which have not been distributed since the prior Valuation Date will have the net income of the Trust Fund earned since the prior Valuation Date allocated in accordance with such rules and procedures that are established by the Administrator and that are applied in a uniform and nondiscriminatory manner based upon the investments of the Trust Fund and the Participants’ accounts to which the net income is allocated. For purposes of this Section, the term “net income” means the net of any interest, dividends, unrealized appreciation and depreciation, capital gains and losses, and investment expenses of the Trust Fund determined on each Valuation Date. However, Participants’ accounts which have been segregated for investment purposes (including any Directed Investment Accounts established under Section 7.3) will only have the net income earned thereon allocated thereto. Policy dividends or credits will be allocated to the Participant’s Account for whose benefit the Policy is held.

3.12	Failsafe Allocation. If the Plan fails to satisfy the minimum coverage requirements of Code §410(b), no automatic “failsafe” is provided under the Plan. Rather, the Employer must timely execute a corrective amendment pursuant Regulation §1.401(a)(4)-11(g).

3.13	Rollover Contributions. Subject to any changes, limitations, or effective dates set forth in an administrative policy regarding Rollover Contributions, the Plan will accept Rollover Contributions in accordance with the following:

(a)	Eligible Employees. Any Eligible Employee (whether a Participant or not) is permitted to make Rollover Contributions to the Plan. An Employee who makes a Rollover Contribution before entering the Plan as a Participant in accordance with the requirements set forth in Article 2 will be treated as a Participant only for purposes of his or her Rollover Contribution Account.

(b)	Permitted Sources of Rollover Contributions. The Employer may permit Rollover Contributions from one or more of the following plans, as permitted by the Employer: (1) a Code §401(a) qualified plan; (2) a Code §403(a) qualified annuity plan; (3) a Code §403(b) qualified annuity; (4) a Code §408(a) individual retirement account, without regard to whether such account is a conduit individual retirement account; (5) a Code §408(b) individual retirement annuity, without regard to whether such annuity is a conduit individual retirement annuity; and/or (6) a Code §457(b) eligible plan maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(c)	Administrative Procedures. Rollover Contributions will be allocated to an Employee’s Rollover Contribution Account in which the Employee will have a 100% Vested Interest. The Administrator may choose for investment purposes either to segregate Rollover Contribution Accounts into separate interest-bearing accounts or to invest them as part of the general Trust Fund, except for that portion of an Employee’s Rollover Contribution Account which an Employee may be permitted to self-direct under Section 7.3. If this Plan accepts a Rollover Contribution of Roth Elective Deferrals, it will separately account for the Roth Elective Deferrals and for any prior (and subsequent) earnings or losses attributable to such Roth Elective Deferrals. The Administrator may use the procedures of Revenue Ruling 2014-9 to determine whether a potential Rollover Contribution is valid for this Plan and if it is later determined that the amount rolled over is invalid, to distribute the amount rolled over plus any attributable earnings to the Employee within a reasonable time after such determination. Rollover Contributions which are withdrawn from the Plan can be redeposited in the Plan.

3.14	Voluntary Employee Contributions. Subject to any changes, limitations, or effective dates set forth in an administrative policy regarding Voluntary Employee Contributions, a Participant is permitted to make Voluntary Employee Contributions of up to the lesser of 10% of Compensation or $25,000 annually. For all Plan purposes, including but not limited to the classification of Eligible Employees, age requirement, service requirement and entry dates, Voluntary Employee Contributions shall be subject to the same provisions that apply to Elective Deferrals. Such Voluntary Employee Contributions will be allocated to a Participant’s Voluntary Employee Contribution Account in which the Participant will have a 100% Vested Interest. The Administrator may choose for investment purposes either to segregate Voluntary Employee Contribution Accounts into separate interest bearing accounts or to invest them as part of the general Trust Fund, except for that portion of a Participant’s Voluntary Employee Contribution Account which a Participant may be permitted to self-direct pursuant to Section 7.3.

Article 4

Plan Benefits

4.1	Benefit Upon Retirement. Every Participant who reaches Normal Retirement Age prior to Termination of Employment will be entitled upon subsequent Termination of Employment to receive his or her Vested Aggregate Account balance determined as of the Valuation Date coinciding with or immediately preceding the date of distribution. A Participant who remains employed by the Employer after his or her Normal Retirement Age will continue to participate in the Plan until his or her subsequent Termination of Employment. Distribution will be made under Article 5.

4.2	Benefit Upon Death. Upon the death of a Participant prior to Termination of Employment, or upon the death of a Terminated Participant prior to distribution of his or her Vested Aggregate Account, his or her Beneficiary will be entitled to the Participant’s Vested Aggregate Account balance determined as of the Valuation Date coinciding with or immediately preceding the date of distribution. If a Beneficiary who is living on the date of the Participant’s death dies prior to receiving the entire death benefit to which such Beneficiary is entitled, then the undistributed portion of such death benefit will be paid in a single payment to the named beneficiary of such Beneficiary, or if there is no such named beneficiary, then to the estate of such deceased Beneficiary. The Administrator’s determination that a Participant has died and that a particular person has a right to receive a death benefit will be final. Distribution will be made under Article 5.

4.3	Benefit Upon Disability. If a Participant suffers a Disability prior to Termination of Employment, or if a Terminated Participant suffers a Disability prior to distribution of his or her Vested Aggregate Account, he or she will be entitled to his or her Vested Aggregate Account balance determined as of the Valuation Date coinciding with or immediately preceding the date of distribution. Distribution will be made under Article 5.

4.4	Benefit Upon Termination of Employment. A Terminated Participant will be entitled to his or her Vested Aggregate Account balance determined as of the Valuation Date coinciding with or immediately preceding the date of distribution. Distribution will be made under Article 5.

4.5	Determination of Vested Interest. A Participant’s Vested Interest in his or her Participant’s Account will be determined in accordance with the following provisions:

(a)	Accounts Required To Be 100% Vested. A Participant will at all times have a 100% Vested Interest in the following accounts maintained from time to time on his or her behalf by the Plan: the Elective Deferral Account, Traditional ADP Safe Harbor Matching Contribution Account, Traditional ADP Safe Harbor Non-Elective Contribution Account, Qualified Matching Contribution Account, Qualified Non-Elective Contribution Account, Rollover Contribution Account and Voluntary Employee Contribution Account.

(b)	Vesting Upon Normal Retirement Age Prior to Termination of Employment. Notwithstanding any other Vesting provision of the Plan to the contrary, a Participant will have a 100% Vested Interest in his or her Participant’s Account upon reaching Normal Retirement Age prior to Termination of Employment.

(c)	Vesting Upon Death Prior to Termination of Employment. Notwithstanding any other Vesting provision of the Plan to the contrary, a Participant will have a 100% Vested Interest in his or her Participant’s Account upon his or her death prior to Termination of Employment.

(d)	Vesting Upon Disability Prior to Termination of Employment. Notwithstanding any other Vesting provision of the Plan to the contrary, a Participant will have a 100% Vested Interest in his or her Participant’s Account upon suffering a Disability prior to Termination of Employment.

(e)	Vesting of Non-Safe Harbor Matching Contributions. A Participant’s Vested Interest in his or her Non-Safe Harbor Matching Contribution Account will be 100% Vested upon entering the Plan as a Participant and at all times thereafter.

(f)	Vesting of Non-Safe Harbor Non-Elective Contributions. A Participant’s Vested Interest in his or her Non-Safe Harbor Non-Elective Contribution Account will be 100% Vested upon entering the Plan as a Participant and at all times thereafter.

(g)	Vesting Upon Complete or Partial Termination. Upon termination of the Plan, or for affected Participants, upon partial termination of the Plan, or upon a complete discontinuance of contributions under the Plan, each Participant will have a 100% Vested Interest in his or her unpaid Participant’s Account Balance.

(h)	Amendments to the Vesting Schedule. No amendment to the Plan may directly or indirectly reduce a Participant’s Vested Interest in his or her Participant’s Account. If the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s Vested Interest in his or her Participant’s Account, or the Plan is deemed amended by an automatic change to or from a Top Heavy Vesting schedule, then the following provisions will apply:

(1)	Participant Election. Any Participant with at least three Years of Vesting Service may, by filing a written request with the Administrator, elect to have the Vested Interest in his or her Participant’s Account computed by the Vesting schedule in effect prior to the amendment. A Participant who fails to make an election will have the Vested Interest in his or her Participant’s Account computed under the new schedule. The period in which the election may be made will begin on the date the amendment is adopted or is deemed to be made and will end on the latest of (A) 60 days after the amendment is adopted; (B) 60 days after the amendment becomes effective; or (C) 60 days after the Participant is issued written notice of the amendment by the Employer or Administrator.

(2)	Preservation of Vested Interest. Notwithstanding the forgoing, if the Vesting schedule is amended, then in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the Vested Interest in his or her Participant’s Account determined as of such date will not be less than his or her Vested Interest computed under the Plan without regard to such amendment.

Article 5

Distribution of Benefits

5.1	Distributions for Reasons Other Than Death. Except as may otherwise be provided in this Article 5, the benefit to which a Participant or Alternate Payee is entitled to receive under Sections 4.1, 4.3 and 4.4 will be distributed as follows:

(a)	Normal Form of Distribution. Unless otherwise elected under paragraph (b), a Participant’s benefit will be distributed in the Normal Form of Distribution, which is a single payment.

(b)	Optional Forms of Distribution. A Participant may waive the Normal Form of Distribution and elect to have his or her benefit distributed in an Optional Form of Distribution. The Optional Form of Distribution is designated sums from time to time as elected by the Participant. All Optional Forms of Distribution are available on a non-discriminatory basis and not subject to the Administrator’s discretion.

(c)	Time of Distribution of Retirement Benefits. Distribution of the benefit a Participant is entitled to receive under Section 4.1 will begin within an administratively reasonable time after the Participant’s Termination of Employment on or after his or her Normal Retirement Age.

(d)	Time of Distribution of Disability Benefits. Distribution of the Disability benefit a Participant is entitled to receive under Section 4.3 will begin within an administratively reasonable time after the Participant Terminates Employment on account of the Disability.

(e)	Time of Distribution to a Terminated Participant. Distribution of the benefit a Terminated Participant is entitled to receive under Section 4.4 will be made within an administratively reasonable time after the Participant requests payment.

(f)	Partial Distributions. If a Participant receives a distribution of less than 100% of his or her Vested Aggregate Account balance, the Administrator will, in a uniform nondiscriminatory manner, determine the portion (including zero) of the distribution to be made from each of the Participant’s sub-accounts.

5.2	Distributions Because of Death. Except as may otherwise be provided in this Article 5, the benefit a Participant’s Beneficiary is entitled to receive under Section 4.2 will be distributed as set forth below:

(a)	Death Benefit Payable to a Surviving Spouse. If a Participant dies before the Annuity Starting Date and the Participant has a surviving Spouse on the date of the Participant’s death, the surviving Spouse will be entitled to receive a death benefit determined in accordance with the following provisions:

(1)	Form of Distribution. Notwithstanding any other Beneficiary designation made by the Participant, the surviving Spouse will be entitled to receive 100% of the Participant’s death benefit unless the surviving Spouse has waived that right under Section 5.17. Any portion of the death benefit that the surviving Spouse has not waived will be distributed in a single payment.

(2)	Time of Distribution. Any death benefit payable to a surviving Spouse will be distributed within a reasonable time after the death of the Participant, but not later than December 31st of the calendar year which contains the fifth anniversary of the date of the Participant’s death pursuant to Section 5.21(b)(2)(A), if required minimum distributions to the Participant have not begun.

(3)	Death of Surviving Spouse Before Distribution Begins. If the surviving Spouse dies before distribution begins, distribution will be made as if the surviving Spouse were the Participant.

(b)	Death Benefit Payable to a Non-Spouse Beneficiary. Any death benefit payable to a non-Spouse Beneficiary will be distributed in a single payment. Any such death benefit will be distributed within a reasonable time after the death of the Participant, but not later than December 31st of the calendar year which contains the fifth anniversary of the date of the Participant’s death under Section 5.21(b)(2)(A), if required minimum distributions to the Participant have not begun.

(c)	Distribution If the Participant or Other Payee Is In Pay Status. If a Participant or Beneficiary who has begun receiving distribution of benefits dies before the entire benefit is distributed, the balance thereof will be distributed to the Participant’s Beneficiary (or Beneficiary’s Beneficiary) at least as rapidly as under the method of distribution being used on the date of the Participant’s or Beneficiary’s death.

(d)	Payments to a Beneficiary of a Beneficiary. In the absence of a written Beneficiary designation from the deceased Participant to the contrary, any Beneficiary may name his or her own Beneficiary to receive any benefits payable in the event of the Beneficiary’s death prior to receiving the entire death benefit to which the Beneficiary is entitled. If any benefit is payable under this paragraph to a Beneficiary of the deceased Participant’s Beneficiary or to the estate of the deceased Participant’s Beneficiary, then subject to the limitations regarding the latest dates for benefit payment of this Section and Section 5.21, the Administrator may (1) continue to pay the remaining value of such benefits in the amount and form already commenced; (2) pay such benefits in any other manner permitted under the Plan for distribution of benefits upon death; or (3) if payments have not commenced, pay such benefits in any manner permitted under the Plan for distribution of benefits upon death. Distribution to the Beneficiary of a Beneficiary must begin no later than the date that a distribution would have been made to the Participant’s Beneficiary. The Administrator’s determination under this paragraph will be final and will be applied in a uniform manner that does not discriminate in favor of Participants who are HCEs.

5.3	In-Service Distributions for Reasons Other Than Hardship. Subject to any applicable waiver and consent requirements in Section 5.17, a Participant who is still an Employee may request an in-service distribution of all or a portion of his or her Vested Interest in accordance with the provisions below. The number of times during any Plan Year that a Participant can request such a distribution may be limited by the Administrator if such limit does not discriminate in favor of HCEs.

(a)	Elective Deferral Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Elective Deferral Account at any time on or after the date the Participant reaches Normal Retirement Age (but in no event earlier than age 59½), or at any time on or after the date the Participant reaches age 59½.

(b)	Qualified Matching Contribution Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Qualified Matching Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age (but in no event earlier than age 59½), or at any time on or after the date the Participant reaches age 59½.

(c)	Qualified Non-Elective Contribution Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Qualified Non-Elective Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age (but in no event earlier than age 59½), or at any time on or after the date the Participant reaches age 59½.

(d)	Non-Safe Harbor Matching Contribution Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Non-Safe Harbor Matching Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age, or at any time on or after the date the Participant has reached age 59½.

(e)	Non-Safe Harbor Non-Elective Contribution Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Non-Safe Harbor Non-Elective Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age, or if the Participant has a 100% Vested Interest in such account, at any time on or after the date the Participant has reached age 59½.

(f)	Rollover Contribution Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Rollover Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age, and at any time before the Participant reaches Normal Retirement Age.

(g)	Voluntary Employee Contribution Account. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Voluntary Employee Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age, and at any time before the Participant reaches Normal Retirement Age.

(h)	Participants Not 100% Vested. If a distribution is made under this Section when the Participant has less than a 100% Vested Interest in his or her Non-Safe Harbor Non-Elective Contribution Account or Matching Contribution Account and such Vested Interest may increase, a separate account will be established at the time of distribution, and at any relevant time the Participant’s Vested Interest in the separate account will be equal to an amount (“X”) determined by the following formula: X = P(AB + (R x D)) - (R x D), where “P” is the Vested Interest at the relevant time, “AB” is the respective account balance at the relevant time, “D” is the amount of the distribution, and “R” is the ratio of the respective account balance at the relevant time to the respective account balance after distribution.

(i)	Time and Manner of Distribution. A distribution under this Section will be made in a single payment within an administratively reasonable time after the request is received by the Administrator.

(j)	Restriction on Certain Transfer Contributions. No distribution can be made under this Section with respect to Transfer Contribution Accounts (including post-transfer earnings thereon) transferred into this Plan from a money purchase plan or target benefit plan (other than any portion thereof which is attributable to Voluntary Employee Contributions) prior to age 62. Furthermore, if the Transfer Contributions are Elective Deferrals, QNECs, QMACs, ADP Safe Harbor Contributions or QACA Safe Harbor Contributions that are transferred to this Plan in a direct or indirect trustee-to-trustee transfer from another qualified plan, then the distribution of such Transfer Contributions (including post-transfer earnings thereon) will be subject to the distribution limitations set forth in Section 5.13.

5.4	Mandatory Cash-Out of Benefits. The Vested Aggregate Account balance of a Participant who has Terminated Employment will be distributed without the consent of the Participant (or the Participant’s Spouse) in accordance with the following provisions:

(a)	Cash-Out Threshold. Distribution can only be made under this Section if a Participant’s Vested Aggregate Account on or after the date of Termination of Employment does not exceed $5,000 (the “cash-out threshold”), which will be determined by excluding the Participant’s Rollover Contribution Account.

(b)	Form of Distribution. Distribution under this Section will, at the election of the Participant, be made as a lump sum cash payment or as a direct rollover under Section 5.12. However, if the Participant does not make an election, then the following provisions will apply: (1) if the distribution is $1,000 or less (including the Participant’s Rollover Contribution Account), distribution will be made in the form of a lump sum cash payment not less than 30 days and not more than 180 days after the Code §402(f) notice is provided to the Participant; and (2) if the amount of the distribution exceeds $1,000 (including the Participant’s Rollover Contribution Account), the Administrator will pay the distribution in an automatic direct rollover to an individual retirement account within the meaning of Code §408(a) or an individual retirement annuity within the meaning of Code §408(b) not less than 30 days and not more than 180 days after the Code §402(f) notice is provided to the Participant.

(c)	Time of Distribution. Distribution will be made as soon as administratively feasible after the Participant Terminates Employment; provided, however, that if a Participant would have received a distribution under the preceding sentence but for the fact that his or her Vested Aggregate Account exceeded the cash-out threshold, and if at a later time the Participant’s Vested Aggregate Account is reduced to an amount not greater than the cash-out threshold, the Administrator will distribute such Vested Aggregate Account in a lump sum without the Participant’s consent as soon as administratively feasible after the date the Participant’s Vested Aggregate Account no longer exceeds the cash-out threshold.

5.5	Restrictions on Immediate Distributions. If a Participant’s Vested Aggregate Account balance exceeds the amount set forth in paragraph (a) below and is Immediately Distributable, the following provisions will apply:

(a)	General Rule. If the Vested Aggregate Account balance of a Participant who has Terminated Employment exceeds $5,000 (or if there are remaining payments to be made under a distribution option that previously commenced) and such amount is Immediately Distributable, the Participant must consent to any such distribution. With respect to any portion of a distribution that is subject to the QJSA Requirements, the Participant’s Spouse, if any, must also consent to the distribution.

(b)	Consent Requirements. The consent of the Participant to any benefit that is Immediately Distributable must be obtained in writing within the 180-day period ending on the Annuity Starting Date. With respect to any portion of the Participant’s Account that is Immediately Distributable and is subject to the QJSA Requirements, the consent of the Participant’s Spouse, if any, must also be obtained in writing during 180-day period ending on the Annuity Starting Date unless the distribution is made in the form of a QJSA. However, neither the Participant nor the Spouse must consent to a distribution required by Code §401(a)(9) or §415 while the benefit is Immediately Distributable.

(c)	Notification Requirement. The Administrator must notify the Participant of the right to defer any distribution until it is no longer Immediately Distributable (and, for Plan Years beginning after December 31, 2006, the consequences of failing to defer any distribution). With respect to any portion of the Participant’s Account which is subject to the QJSA Requirements, the Participant’s Spouse must also be so notified. Notification will include a general explanation of the material features and relative values of the optional forms of distribution available under the Plan in a manner that would satisfy the notice requirements of Code §417(a)(3), and will be provided no less than 30 days or more than 180 days prior to the Annuity Starting Date. Notwithstanding the other requirements of this Section, the notices prescribed by this Section need not be given to a Participant if the Plan “fully subsidizes” the costs of a QJSA or QPSA. A plan fully subsidizes the costs of a benefit if no increases in cost, or decreases in benefits, to the Participant may result from the Participant’s failure to elect another benefit.

(d)	Waiver of Minimum 30-Day Notice Requirement. Distribution of a Participant’s benefit may begin less than 30 days after the notice described in paragraph (c) above is given to the Participant if (1) the Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving notice to consider the decision of whether or not to elect a distribution; (2) the Participant, after receiving the notice, affirmatively elects a distribution (or a particular distribution option); and (3) with respect to any portion of the Participant’s Account which is subject to the QJSA Requirements, the Participant does not revoke the election at any time prior to the expiration of the 7-day period that begins on the date the notice is given.

(e)	Consent Not Needed on Plan Termination. If upon Plan termination neither the Employer nor an Affiliated Employer maintains another defined contribution plan other than an employee stock ownership plan (ESOP) as defined in Code §4975(e)(7), then the Participant’s benefit will, without the consent of the Participant or his or her Spouse, be distributed to the Participant in accordance with the distribution provisions of the Plan. If the Employer or an Affiliated Employer maintains another defined contribution plan (other than an ESOP), then the Participant’s benefit will, without the consent of the Participant or his or her Spouse, be transferred to the other plan if the Participant does not consent to an immediate distribution under this Section. However, this paragraph will not apply to any portion of the Participant’s Account subject to the QJSA Requirements if the Plan, upon termination, offers an annuity option purchased from a commercial provider with respect to such portion of the Participant’s Account.

5.6	Qualified Reservist Distributions. Subject to any applicable waiver and consent requirements in Section 5.17, a Participant who is a member of a reserve component (as defined in §101 of title 37, United States Code) and who is ordered or called to active duty after September 11, 2001 for a period of at least 180 days or an indefinite period may elect to take a distribution (a “Qualified Reservist Distribution”) of up to 100% of his or her Elective Deferrals during the period beginning on the date of his or her call-up order and ending at the close of the active duty period. Distribution to an individual who meets the definition of a Qualified Reservist Distribution will be treated as a Qualified Reservist Distribution even if the distribution would also have been permitted as a result of a deemed severance from employment under Code §414(u)(12)(B). Therefore, the 6-month suspension of Elective Deferrals and Employee Contributions otherwise applicable will not apply.

5.7	Active Duty Severance Distributions. Subject to any applicable waiver and consent requirements in Section 5.17, a Participant who is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days may elect to take a distribution (an “Active Duty Severance Distribution”) of up to 100% of his or her Elective Deferral Accounts subject to the following: (a) if a Participant receives such distribution as a result of a deemed severance from employment under this provision, he or she will be barred from making Elective Deferrals and/or Employee Contributions for a period of 6 months after the distribution unless such distribution is also a Qualified Reservist Distribution within the meaning of Code §72(t)(2)(G)(iii); (b) an individual who is considered to be an Employee because he or she is receiving Military Differential Wage Payments will still be entitled such a distribution; (c) the availability of this distribution will not cause a Participant to be treated as having incurred a severance from employment for any other Plan purpose; (d) the Participant may elect to receive the distribution in the form of any distribution option that is otherwise available upon Termination of Employment under the Plan; (e) if a Participant is also eligible to receive a Qualified Reservist Distribution, any distribution of some or all of the Participant’s Elective Deferral Accounts that qualifies as a Qualified Reservist Distribution will be treated as a Qualified Reservist Distribution rather than a distribution under this Section; (f) a distribution under this Section is an Eligible Rollover Distribution unless one of the exceptions (other than the exception for financial hardship distributions under Code §401(k)(2)(B)(i)(IV)) listed under Code §402(c)(4) applies; and (g) nothing in this Section will affect a Participant’s right to take other in-service distributions (including financial hardship distributions) to the extent he or she is eligible for such distributions under the terms of the Plan.

5.8	Financial Hardship Distributions. A Participant who is still an Employee may request a distribution from the Administrator on account of the Participant’s immediate and heavy financial need. Any such distribution will be made in accordance with the rules and procedures established by the Administrator in an administrative policy. Such administrative policy will include (but will not be limited to) (a) the standards to be used in determining if a Participant has incurred a financial hardship (based on non-discriminatory and objective criteria), and (b) the accounts from which hardship distributions can be made, and the percentage of such accounts that can be distributed. Any such distribution of the Participant’s Elective Deferrals, QMACs and/or QNECs will not include any earnings credited thereto. Any distribution under this Section will occur within an administratively reasonable time after the request is received by the Administrator, and will only be made in a single payment.

5.9	Distribution of Rollover Contributions. Subject to any applicable waiver and consent requirements in Section 5.17, an Employee may request a distribution of up to 100% of his or her Rollover Contribution Account at any time prior to becoming a Participant, and thereafter only at the time a Participant is entitled to a distribution of his or her Vested Aggregate Account under Section 5.1 unless the Participant takes an in-service distribution of his or her Rollover Contribution Account under Section 5.3. A distribution under this Section will be made within an administratively reasonable time after the request by the Participant. Any distribution made prior to the time a Participant is entitled to a distribution of his or her Vested Aggregate Account under Section 5.1 will only be made in a single payment. Any distribution made after the Participant is entitled to a distribution of his or her Vested Aggregate Account under Section 5.1 will, at the election of the Participant, be distributed in a single payment or in the same manner as the Participant’s Account under Section 5.1. A distribution under this Section (a) will not prevent an Employee from accruing future benefits from Employer contributions, and (b) can be re-deposited to the Employee’s Rollover Contribution Account if such amount continues to be deemed a Rollover Contribution except for the fact that it originated from this Plan.

5.10	Distribution of Voluntary Employee Contributions. Subject to any applicable waiver and consent requirements in Section 5.17 an Employee may request a distribution of up to 100% of his or her Voluntary Employee Contribution Account only at the time a Participant is entitled to a distribution of his or her Vested Aggregate Account under Section 5.1 unless the Participant takes an in-service distribution of his or her Voluntary Employee Contribution Account under Section 5.3. A distribution under this Section will be made within an administratively reasonable time after the request by the Participant. Any distribution made prior to the time a Participant is entitled to a distribution of his or her Vested Aggregate Account under Section 5.1 will only be made in a single payment. Any distribution made after the Participant is entitled to a distribution of his or her Vested Aggregate Account under Section 5.1 will, at the election of the Participant, be distributed in a single payment or in the same manner as the Participant’s Account under Section 5.1. Any distribution under this Section which is attributable to post-1986 Voluntary Employee Contributions can only be made along with a portion of the earnings thereon, such earnings to be determined by the following formula: DA [1-(V - V+E)]. For purposes of applying this formula, the term DA means the distribution amount, the term V means the amount of Voluntary Employee Contributions, and the term V+E means the amount of Voluntary Employee Contributions plus the earnings attributable thereto. A distribution under this Section will not prevent an Employee from accruing future benefits from Employer contributions.

5.11	Distribution of Transfer Contributions. A Participant’s Transfer Contribution Account will be distributed at the same time and in the same manner as the Participant’s Account is distributed under Sections 5.1 or 5.2, subject to the following provisions:

(a)	Transfer Contributions That Remain Subject to the QJSA Requirements. If a Transfer Contribution was a direct or indirect transfer from a plan that was subject to the QJSA Requirements at the time of the transfer, distribution of such contribution will be distributed in accordance with the QJSA Requirements of this Article 5, including the applicable Spousal consent requirements set forth in Section 5.17.

(b)	Special Rule for Elective Deferral Transfers. If a Transfer Contribution was an Elective Contribution as defined in Regulation §1.401(k)-1(g)(3) (including any Qualified Non-Elective Contributions, Qualified Matching Contributions, and ADP Safe Harbor Contributions) which are transferred to this Plan in a direct or indirect trustee-to-trustee transfer from another qualified plan and are subject to the distribution restrictions set forth in Regulation §1.401(k)-1(d), then the distribution of such Transfer Contributions (including post-transfer earnings thereon) will be subject to the limitations in Regulation §1.401(k)-1(d).

5.12	Direct Rollovers. Notwithstanding any provision of the Plan that would otherwise limit a Distributee’s election, a Distributee may elect, at the time and in the manner prescribed by the Plan, to have any portion of an Eligible Rollover Distribution paid directly (a “Direct Rollover”) to an Eligible Retirement Plan specified by the Distributee. However, for distributions after December 31, 2006, a Direct Rollover to a Distributee who is a non-Spouse Beneficiary can only be made to a “traditional” or Roth IRA established on behalf of the non-Spouse Beneficiary for the purpose of receiving the distribution. This Section will be applied by treating any amount distributed from the Participant’s Roth Elective Deferral Account as a separate distribution from any amount distributed from the Participant’s other Plan accounts, even if the amounts are distributed at the same time.

5.13	Restrictions on Distribution of Elective Deferrals and Other Contributions. Notwithstanding any other provision of the Plan, and subject to the consent requirements set forth in Section 5.17, Elective Deferrals, ADP Safe Harbor Contributions, QMACs, QNECs, and the earnings allocable to each such contribution, can only be distributed from the Plan upon the earliest to occur of the following dates: (a) the date a Participant Terminates Employment; (b) the date a Participant dies; (c) the date a Participant suffers a Disability; (d) the date a Participant reaches age 59½ if in-service distributions at such age are permitted under Section 5.3; (e) only for Elective Deferrals (and any earnings credited to a Participant’s Elective Deferral, QMAC and QNEC Accounts as of the later of December 31, 1988 or the end of the last Plan Year ending before July 1, 1989), the date a Participant qualifies for a financial hardship distribution if such distributions are permitted under Section 5.8; (f) the date a Participant qualifies for a Qualified Reservist Distribution if such distributions are permitted under Section 5.6; (g) the date a Participant qualifies for an Active Duty Severance Distribution if such distributions are permitted under Section 5.7; (h) the occurrence of a federally declared disaster where resulting legislation or guidance authorizes a distribution; and (i) the date the Plan is terminated without the Employer maintaining another defined contribution plan (other than an employee stock ownership plan as defined in Code §4975(e)(7) or §409(a), a simplified employee pension plan as defined in Code §408(k), a SIMPLE IRA plan as defined in Code §408(p), a plan or contract described in Code §403(b) or a plan described in Code §457(b) or (f)) at any time during the period beginning on the date of plan termination and ending 12 months after all assets have been distributed from the Plan. Distribution under clause (i) above can only be made in a lump sum.

5.14	Missing Payees and Unclaimed Benefits. With respect to a Participant or Beneficiary who has not claimed any benefit (the “missing payee”) to which such missing payee is entitled, and with respect to any Participant or Beneficiary who has not satisfied the administrative requirements for benefit payment, the Administrator may elect to either (a) segregate the benefit into an interest bearing account, in which event an annual maintenance fee as may be set from time to time in a policy established by the Administrator may be assessed against the segregated account; (b) subject to a policy established by the Administrator, distribute the benefit at any time in any manner which is sanctioned by the Internal Revenue Service and/or the Department of Labor, which may include (but are not limited to) (1) distribute the benefit in an automatic direct rollover to an individual retirement plan designated by the Administrator; such individual retirement plan may be either an individual retirement account within the meaning of Code §408(a) or an individual retirement annuity within the meaning of Code §408(b); or (2) distribute the benefit to the Pension Benefit Guaranty Corporation or any other authorized Federal Department or agency; (c) distribute the benefit to any person or entity who is appointed under State (or Commonwealth) law to act as a duly authorized guardian, legal representative, conservator, or power of attorney; or (d) treat the entire benefit as a Forfeiture. If a missing payee whose benefit has been forfeited is located, or if a payee whose benefit has been forfeited for failure to satisfy the administrative requirements for benefit payment subsequently satisfies such administrative requirements and claims his or her benefit, and if the Plan has not terminated (or if the Plan has terminated, all benefits have not yet been paid), then the benefit will be restored. The Administrator, on a case by case basis, may elect to restore the benefit by the use of earnings from non-segregated assets of the Fund, by Employer contributions, by available Forfeitures of the Forfeiture Account, or by any combination thereof. However, if any such payee has not been located (or satisfied the administrative requirements for benefit payment) by the time the Plan terminates and all benefits have been distributed from the Plan, then the Forfeiture of such unpaid benefit will not be restored.

5.15	Distribution in the Event of Legal Incapacity. If any person entitled to benefits (the “Payee”) is under any legal incapacity by virtue of age or mental condition, payments may be made in one or more of the following ways as directed by the Administrator: (a) to a court-appointed guardian of the Payee; (b) to the person/entity having a valid power of attorney of the Payee or the Payee’s estate; (c) to any other person/entity authorized under State (or Commonwealth) law to receive benefits on behalf of the Payee; or (d) if the Payee is a minor, to the authorized person/entity of the Payee (e.g., custodian or guardian) under any State’s (or Commonwealth’s) Uniform Transfers to Minors Act or Uniform Gifts to Minors Act.

5.16	Earnings Before Benefit Distribution. As of the Valuation Date coinciding with or next following the date a Participant Terminates Employment with the Employer for any reason, the Administrator will, until a distribution is made to the Participant or the Participant’s Beneficiary in accordance with Sections 5.1 or 5.2, direct the Trustee in a uniform nondiscriminatory manner to either (a) invest the Participant’s Vested Aggregate Account balance determined as of such Valuation Date in a separate interest bearing account; or (b) leave the Participant’s Vested Aggregate Account balance as part of the general Trust Fund. If the Participant’s Vested Aggregate Account balance remains as part of the general Trust Fund, then such account will either (a) share in the allocation of net earnings and losses under Section 3.11 as a non-segregated account, or (b) be granted interest at a rate consistent with the interest bearing investments of the Trust Fund.

5.17	Participant/Spousal Waiver and Consent Requirements. To the extent a distribution from the Plan requires the Participant’s consent, or the consent of the Participant’s Spouse, the following provisions will apply:

(a)	Normal Form of Distribution Is Not a QJSA. If the Normal Form of Distribution under the Plan is not a QJSA, all distributions can be made from the Plan to a Participant without the consent of the Participant’s Spouse, except for any portion of the Participant’s Account which is subject to the QJSA Requirements. Subject to the provisions of the next sentence, with regard to a death benefit payable to a Spouse, a Spouse can elect to waive such death benefit under Section 5.2 of the Plan, but the election will not be effective unless (1) the election is in writing; (2) the election designates a specific Beneficiary or form of benefit which may not be changed without Spousal consent (or the Spouse’s consent expressly permits designations by the Participant without any requirement of further Spousal consent); and (3) the Spouse’s consent acknowledges the effect of the election and is witnessed by the Administrator or a notary public. With regard to a distribution of any portion of a Participant’s Account which is subject to the QJSA and/or the QPSA requirements, the provisions in paragraph (b) below apply.

(b)	Normal Form of Distribution Is a QJSA. If the Normal Form of Distribution under the Plan is a QJSA, or with respect to any portion of the Participant’s Account which is subject to the QJSA Requirements, the following provisions will apply:

(1)	Election to Waive a QJSA. A married Participant’s election to waive a QJSA, or an unmarried Participant’s election to waive a life annuity, must be in writing and must be made during the 180-day period ending on the Annuity Starting Date. The election may be revoked in writing and a new election may be made at any time, and any number of times, during the election period.

(2)	Election to Waive a QPSA. A married Participant’s election to waive a QPSA must be in writing and must be made during an election period beginning on the first day of the Plan Year in which the Participant reaches age 35 and ending on the date of his or her death. The election may be revoked in writing and a new election made at any time and any number of times during the election period. A Terminated Participant’s election period concerning the Vested Aggregate Account before Termination of Employment will not begin later than such date. If the surviving Spouse can waive the QPSA and if the Participant has not completed a designation form specifying the time and/or form of payment of the QPSA prior to the Participant’s death, the surviving Spouse may elect to receive the QPSA in any optional form permitted in Section 5.2. A Participant who has not yet reached age 35 as of the end of any current Plan Year may make a special election to waive a QPSA for the period beginning on the date of such election and ending on the first day of the Plan Year in which such Participant reaches age 35. This election will not be valid unless the Participant receives the same written explanation of the QPSA as described in subparagraph (3) below. QPSA coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant reaches age 35. A new election to waive a QPSA on or after such date is subject to the full requirements of this Section.

(3)	Written Explanation. In the case of a QJSA, the Administrator will no less than 30 days and no more than 180 days prior to the Annuity Starting Date provide to each Participant a written explanation of (A) the terms and conditions of a QJSA; (B) the Participant’s right to make and the effect of an election to waive the QJSA form of benefit; (C) the rights of a Participant’s Spouse; and (D) the right to make, and the effect of, a revocation of a previous election to waive the QJSA. The Annuity Starting Date for a distribution in a form other than a QJSA may be less than 30 days after receipt of such written explanation provided (A) the Participant has been provided with information that clearly indicates that the Participant has at least 30 days to consider whether to waive the QJSA and to elect (with Spousal consent) a form of distribution other than a QJSA; (B) the Participant is permitted to revoke any affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the 7-day period that begins the day after the explanation of the QJSA is provided to the Participant; and (C) the Annuity Starting Date is a date after the date that the written explanation was provided to the Participant. In the case of a QPSA, the Administrator will provide each Participant within the Applicable Period described in subparagraph (4) with a written explanation of the QPSA in such terms and manner as would be comparable to the written explanation applicable to a QJSA.

(4)	Applicable Period. The term “Applicable Period” means whichever of the following periods ends last: (A) the period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35; (B) a reasonable period after the individual becomes a Participant in the Plan; (C) a reasonable period ending after the requirements of Code §401(a)(11) apply to the Participant; or (D) a reasonable period ending after the requirements of Code §417(a)(5) cease to apply with respect to the Participant. For purposes of this subparagraph, a reasonable period means the end of the two year period beginning one year prior to the date the applicable event occurs, and ending one year after that date.

(5)	Participants Who Terminate Before Age 35. If a Participant Terminates Employment before the Plan Year in which he or she reaches age 35, the notice required under subparagraph (3) will be provided within the two year period beginning one year prior to Termination of Employment and ending one year after Termination of Employment. If such Participant thereafter returns to employment with the Employer, the Applicable Period for such Participant will be re-determined.

(6)	Spousal Consent. A Participant’s election not to receive a QJSA or QPSA will not be effective unless (A) the Participant’s Spouse consents in writing to the election; (B) the election designates a specific Beneficiary (or form of benefit) which cannot be changed without Spousal consent (or the consent of the Spouse expressly permits designations by the Participant without any requirement of further Spousal consent); and (C) the Spouse’s consent acknowledges the effect of the election and is witnessed by the Administrator or a notary public. If the Spouse is legally incompetent to give consent, the Spouse’s legal guardian, even if the guardian is the Participant, may give consent. Notwithstanding the foregoing, a Spouse’s consent will not be required if there is no Spouse, if the Spouse cannot be located, the Participant is legally separated or the Participant has been abandoned (within the meaning of local law) and the Participant has a court order to such effect (unless Spousal consent is otherwise required under a QDRO), or if there are other circumstances (under the Code or Regulations) which preclude the necessity of such Spouse’s consent. Spousal consent (or establishment that consent cannot be obtained) will be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further Spousal consent must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior election may be made by a Participant without Spousal consent at any time before benefits begin. No consent will be valid unless the Participant has received notice as provided in subparagraph (3) above.

5.18	In-Plan Roth Rollovers and Conversions. In-Plan Roth Conversions are permitted, subject to the provisions set forth below.

(a)	Eligible Individuals. In-Plan Roth Conversions can be made by (1) Participants who are still Employees, (2) Participants who are eligible to receive an in-service distribution under Section 5.3 of the Plan, (3) Participants who have Terminated Employment with an undistributed account balance, (4) Participants still employed after Normal Retirement Age, (5) the deceased Participant’s surviving Spouse, and (6) the former spouse who is the alternate payee of a Participant under a QDRO.

(b)	In-Plan Roth Conversions. A Participant can make an In-plan Roth Conversion from the following accounts in which the Participant has a 100% Vested Interest: (a) Non-Safe Harbor Matching Contribution Account; (b) Non-Safe Harbor Non-Elective Contribution Account; (c) Pre-Tax Elective Deferral Account; (d) Qualified Matching Contribution Account; (e) Qualified Non-Elective Contribution Account; (f) Rollover Contribution Account; and (g) Voluntary Employee Contribution Account. An In-plan Roth Conversion election can be made at any time.

(c)	Taxable Amount and Other Tax Provisions. The taxable amount of an In-Plan Roth Rollover is the fair market value of the distribution reduced by any basis the Participant has in the distribution. This amount will be included in a Participant’s gross income. If the distribution includes Employer securities, the fair market value includes any net unrealized appreciation within the meaning of Code §402(e)(4). In-Plan Roth Rollovers will not be subject to the 10% additional tax on early distribution, however, any Participant who receives a distribution from the Roth Rollover Account within the 5-year period that begins on January 1 of the year of the rollover may become subject to such tax. Additionally, In-Plan Roth Rollovers are not subject to the 20% mandatory withholding of Code §3405(c), although Participants may elect to increase payroll withholding or make estimated tax payments to avoid an underpayment penalty.

(d)	Spousal Consent/Optional Forms. Notwithstanding any other provision of the Plan, In-Plan Roth Rollovers will not be treated as a distribution for purposes of obtaining spousal consent relating to annuities and distribution of amounts in excess of $5,000 as described by Code §401(a)(11), or for purposes of the rules regarding the elimination of optional forms of benefit under Code §411(d)(6)(B)(ii).

5.19	Distribution of Property. The determination to pay any distribution in property will be made by the Administrator in its sole discretion applied in a nondiscriminatory manner that does not discriminate in favor of Participants who are HCEs.

5.20	Statutory Commencement of Benefits. Unless the Participant otherwise elects, distribution of a Participant’s benefit must begin no later than the 60th day after the latest of the close of the Plan Year in which the Participant (a) reaches the earlier of age 65 or the Normal Retirement Age; (b) reaches the 10th anniversary of the year that the Participant commenced participation in the Plan; or (c) Terminates Employment with the Employer (including because of death or Disability). However, the failure of a Participant (and, with respect to any portion of the Participant’s Account which is subject to the QJSA Requirements, the Participant’s Spouse) to consent to a distribution while a benefit is Immediately Distributable will be deemed to be an election to defer the payment (or the commencement of the payment) of any benefit sufficient to satisfy this Section. In addition, if this Plan has an Early Retirement Age, then a Participant who satisfies the service requirement (if any) for Early Retirement Age prior to Termination of Employment will be entitled to receive his or her Vested Aggregate Account balance upon the satisfaction of the age requirement (if any) for Early Retirement Age.

5.21	Required Distributions. All distributions from the Plan will be determined and made in accordance with the Regulations under Code §401(a)(9) and the minimum distribution incidental benefit requirement of Code §401(a)(9)(G). Pursuant thereto, all distributions will be determined in accordance with the following:

(a)	General Rules. All distributions under this Section will be made in accordance with these general rules: (1) the requirements of this Section will take precedence over any inconsistent provisions of the Plan and any prior Plan amendments; (2) as of the first Distribution Calendar Year, distributions to a Participant, if not made in a single-sum, may only be made over one of the following periods: (A) the life of the Participant; (B) the joint lives of the Participant and a Designated Beneficiary; (C) a period certain not extending beyond the Life Expectancy of the Participant; or (D) a period certain not extending beyond the joint life and last survivor expectancy of the Participant and a Designated Beneficiary; and (3) notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with Tax Equity and Fiscal Responsibility Act (TEFRA) §242(b)(2) and the provisions of the Plan that relate to TEFRA §242(b)(2).

(b)	Time and Manner of Distribution. All required distributions will be made from the Plan as follows:

(1)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(2)	Death of Participant Before Distributions Begin. If the Participant dies before distribution begins, his or her entire interest will be distributed (or begin to be distributed) not later than as follows:

(A)	5-Year Rule. If the Participant dies before distribution begins and there is a Designated Beneficiary, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the surviving Spouse is the sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distribution to either the Participant or surviving Spouse begins, this subparagraph will apply as if the surviving Spouse were the Participant and will apply to all distributions.

(B)	Life Expectancy Rule. Neither the Participant nor a Designated Beneficiary are permitted to elect the Life Expectancy Rule in applying the provisions of this Section.

(C)	Date Distributions Are Deemed To Begin. For purposes of this subparagraph (b)(2) and paragraph (d), distributions are considered to begin on the Participant’s Required Beginning Date. If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date, then the date distributions are considered to begin is the date distributions actually commence.

(3)	Forms of Distribution. Unless the Participant’s interest is distributed as an annuity purchased from an insurance company or in a single payment on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with paragraphs (d) and (e). If the Participant’s interest is distributed as an annuity purchased from an insurance company, distributions will be made in accordance with Code §401(a)(9) and the Regulations thereunder.

(c)	Required Minimum Distributions During the Participant’s Lifetime. The amount of required minimum distributions during a Participant’s lifetime will be determined as follows:

(1)	Amount of Required Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed each Distribution Calendar Year is the lesser of (A) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Regulation §1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or (B) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s Spouse, then the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Regulation §1.401(a)(9)-9, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the Distribution Calendar Year.

(2)	Required Minimum Distributions Continue Through Year of Death. Required minimum distributions will be determined under this paragraph (c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(d)	Required Minimum Distributions On or After the Participant’s Death. If a Participant dies on or after the date distribution begins, then the amount of a required minimum distribution will be determined as follows:

(1)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, then the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Designated Beneficiary, determined in accordance with the following provisions: (i) the Participant’s remaining Life Expectancy is calculated using his or her age in the year of death, reduced by one for each subsequent year; (ii) if the surviving Spouse is not the sole Designated Beneficiary, then the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent calendar year; and (iii) if the surviving Spouse is the sole Designated Beneficiary, then the remaining Life Expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that Distribution Calendar Year. For Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining Life Expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(2)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, then the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one each subsequent year.

(3)	Death Before the Date Distribution Begins. If a Participant dies before the date distribution begins, then the amount of a required minimum distribution will be determined as follows: If a Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of such death.

(e)	Other Plan Provisions Control. Notwithstanding any other provision in this Section to the contrary, if a Plan provision not contained in this Section requires that a Participant or Beneficiary receive a distribution on a date that is earlier than the date required by this Section or in a form of distribution other than the form provided under this Section, then such other Plan provision will control the time and form of distribution to the Participant or Beneficiary so long as the time of the distribution is not later than the date required by Code §401(a)(9) and this Section and the amount of the distribution is not less than the required minimum distribution of Code §401(a)(9) and this Section.

(f)	Qualified Longevity Annuity Contracts (QLAC). For purposes of computing minimum required distributions that must be made to a Participant or Beneficiary in each distribution calendar year in order to satisfy Code §401(a)(9), a Participant’s Account Balance does not include the value of any QLAC. The amount of the premiums paid for the QLAC under the Plan will not exceed the lesser of:

(1)	An amount equal to the excess of $125,000 (as adjusted by the Commissioner) over the sum of (A) the premiums paid before that date with respect to the contract, and (B) premiums paid on or before that date with respect to any other contract that is intended to be a QLAC and that is purchased for the Participant under the Plan, or any other plan, annuity, or account described in Code §401(a), §403(b), or §408 or eligible governmental plan under Code §457(b); or

(2)	An amount equal to the excess of (A) 25% of the Participant’s Account Balance (as of the last Valuation Date preceding the date of the premium payment) under the Plan (including the value of any QLAC held under the Plan for the Participant) as of the contract date, over (B) the sum of premiums paid before that date with respect to the contract and premiums paid on or before that date with respect to any other contract that is intended to be a QLAC and that is held or was purchased for the Participant under the Plan.

Distributions under the QLAC portion of the Participant’s Account will commence no later than the first day of the month next following the Participant’s 85th birthday. After distributions commence, those distributions will satisfy all applicable minimum distribution requirements from that point forward (other than the requirement that annuity payments commence on or before the Required Beginning Date). If an annuity contract fails to be a QLAC solely because a premium for the contract exceeds the above limits, the excess premium will be returned (either in cash or in the form of a contract that is not intended to be a QLAC) to the non-QLAC portion of the Participant’s Account by the end of the calendar year following the calendar year in which the excess premium was originally paid.

Article 6

Code §415 Limitations

6.1	Maximum Annual Additions. If the Participant does not participate in, and has never participated in another qualified plan maintained by the Employer or a welfare benefit fund, as defined Code §419(e) maintained by the Employer, or an individual medical account, as defined in Code §408(k) maintained by the Employer, which provides an Annual Addition, the amount of Annual Additions which may be credited to the Participant’s Account for any Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan. If the Employer contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the limitation Year will equal the Maximum Permissible Amount.

6.2	Adjustments to Maximum Annual Addition. In applying the limitation on Annual Additions set forth in Section 6.1, the following adjustments must be made:

(a)	Short Limitation Year. If a Limitation Year is less than 12 months, then the dollar limitation of Section 1.98 will be adjusted by multiplying the Maximum Permissible Amount by a fraction, the numerator of which is the number of months (including any fractional parts of a month) in the short Limitation Year and the denominator of which is 12. In addition, if the Plan is terminated as of a date other than the last day of the Limitation Year, then the Plan is deemed to have been amended to change the Limitation Year and the Dollar Limitation set forth in Section 6.1(a) will be prorated for the resulting short Limitation Year.

(b)	Multiple Defined Contribution Plans. If, in addition to this plan, the Participant is covered under another qualified Pre-Approved Defined Contribution Plan maintained by the Employer, a welfare benefit fund maintained by the Employer, an individual medical account maintained by the Employer, or a simplified employee pension maintained by the Employer, that provides an Annual Addition during any Limitation Year, the Annual Additions which may be credited to a Participant’s Account under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant’s Account under the other qualified Pre-Approved Defined Contribution Plans, welfare benefit funds, individual medical accounts, and simplified employee pensions for the same Limitation Year. If the Annual Additions with respect to the Participant under other qualified Pre-approved Defined Contribution Plans, welfare benefit funds, individual medical accounts, and simplified employee pensions maintained by the Employer are less than the Maximum Permissible Amount and the Employer contribution that would otherwise be contributed or allocated to the Participant’s Account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other qualified Pre-Approved Defined Contribution Plans, welfare benefit funds, individual medical accounts, and simplified employee pensions in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant’s Account under this Plan for the Limitation Year. If the Participant is covered under another Qualified Defined Contribution Plan maintained by the Employer which is not a Pre-Approved Plan, Annual Additions which may be credited to the Participant’s Account under this Plan for any Limitation Year will be limited in accordance with this Section as though the other plan were a Pre-Approved Plan.

6.3	Multiple Plans and Multiple Employers. In applying the limitations of this Article, all defined contribution plans (whether terminated or not) sponsored by the Employer will be treated as one defined contribution plan, and all Affiliated Employers will be considered a single Employer. The special rules regarding Affiliated Employers, affiliated service groups and Leased Employees in Regulation §1.415(a)-1(f)(2) shall be applied.

6.4	Adjustment for Excessive Annual Additions. For any Limitation Year beginning on or after July 1, 2007, if the Annual Additions allocated to a Participant’s Account exceeds the maximum Annual Addition permitted under this Article, then the Sponsoring Employer will follow the rules of any Employee Plans Compliance Resolution System (EPCRS) that is issued by the Internal Revenue Service.

Article 7

Loans, Insurance and Directed Investments

7.1	Loans to Participants. Loans may be made to Participants and Beneficiaries who make application to the Administrator requesting a loan. The Administrator has the sole right to approve or disapprove the application. Loans will only be made in accordance with a separate written loan program which satisfies the requirements of Code §72(p) and the Regulations thereunder, and which satisfies the following requirements:

(a)	General Rules. Loans (1) will be evidenced by a legally enforceable agreement set forth in writing or in such other form as may be approved by the Internal Revenue Service, the terms of which specify the amount, term and repayment schedule of the loan; (2) will be made available to all Participants and Beneficiaries on a reasonably equivalent, non-discriminatory basis; (3) will not be made available to HCEs in an amount greater than the amount made available to other Employees; (4) must be adequately secured and bear a reasonable interest rate; and (5) cannot exceed the present value of the Participant’s Vested Aggregate Account balance when the loan is made.

(b)	Minimum and Maximum Loan. The written loan program may provide for a minimum loan not to exceed $1,000. In addition, no loan to a Participant or Beneficiary can be made to the extent such loan, when added to the outstanding balance of all other loans to the Participant or Beneficiary, would exceed the lesser of $50,000 (reduced by the excess of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made); or (2) one-half the present value of the Participant’s Vested Aggregate Account balance. However, notwithstanding the limitation in clause (2) of the preceding sentence, the written loan program may permit a Participant whose Vested Aggregate Account balance is $20,000 or less to borrow an amount that does not exceed the lesser of $10,000 or 100% of the Participant’s Vested Aggregate Account balance if adequate security is provided on the loan amount in excess of that determined under clause (2). For the purpose of the limitations set forth in this paragraph, all loans from the plans (including this Plan) of the Employer and other Affiliated Employers are aggregated.

(c)	Loan Repayments. Any loan by its terms will require that repayment (of both principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan, unless such loan is used to acquire a dwelling unit which within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the Participant. In the event of default, then foreclosure on the note and attachment of security will not occur until a distributable event occurs in the Plan. Notwithstanding the foregoing to the contrary, loan repayments may be suspended as permitted under Code §414(u)(4).

(d)	Assignments and Pledges. An assignment or pledge of any portion of a Participant’s interest in the Plan, and a loan, pledge or assignment with respect to any Policy purchased under the Plan, will be treated as a loan made to the Participant hereunder.

(e)	Spousal Consent. A Participant must obtain the consent of his or her Spouse, if any, as set forth in Section 5.17 in order to use the remaining Vested Interest of the Participant’s Account Balance as security for a loan taken from any portion of the Participant’s Account which is subject to the QJSA Requirements at the time the loan is made. Any such Spousal consent will be obtained no earlier than the beginning of the 180-day period that ends on the date on which the loan is to be so secured. The consent must be in writing, must acknowledge the effect of the loan, must be witnessed by a Plan representative or notary public, and will be binding upon the consenting Spouse or any subsequent Spouse with respect to that loan. A new consent will be required if the remaining Participant’s Account Balance is used for renegotiation, extension, renewal, or other revision of the loan. If valid Spousal consent has been obtained in accordance with this paragraph, then, notwithstanding any other provision of this Plan to the contrary, the Vested portion of the Participant’s Account Balance that is used as a security interest held by the Plan by reason of a loan that is outstanding to the Participant will be taken into account in determining the amount of the Vested portion of the Participant’s Account Balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan. If less than 100% of the Participant’s Account (determined without regard to the preceding sentence) is payable to the surviving Spouse, then the death benefit will be adjusted by first reducing the Vested portion of the Participant’s Account Balance by the amount of the security that is used for the loan.

7.2	Insurance on Participants. The purchase of insurance Policies is not permitted except with respect to key man insurance if permitted by the trust agreement.

7.3	Directed Investment Accounts. The Administrator, at its discretion, may implement a program whereby Participants can direct the investment of all (or a portion of) one or more of their accounts (hereafter called Directed Investment Accounts), established pursuant to an administrative policy regarding Directed Investment Accounts promulgated under Section 8.6, and subject to the following provisions:

(a)	Investment Directive. Investment directives will only be given in accordance with such policy. If a Participant fails to exercise the right to direct the investment of his or her Directed Investment Accounts, such Directed Investment Accounts will be invested by the Trustee at the direction of the Administrator in a default investment selected by the Administrator which is expected to produce a favorable rate of return and minimizes the overall risk of losing money.

(b)	Fiduciaries Protected. With respect to Directed Investment Accounts, fiduciaries will only be protected by ERISA §404(c) for a Plan Year if all of the requirements of ERISA §404(c) and applicable Department of Labor Regulations are complied with on each day of the Plan Year, including the selection of a Qualified Default Investment Arrangement (QDIA) that complies with ERISA §404(c)(5)(A) and Department of Labor Regulation §2550.404c–5, both of which are incorporated herein by reference.

7.4	Target Date Funds. If the Plan permits Directed Investment Accounts and offers a series of target date funds (TDFs) in which participation in some TDFs is restricted to Participants in particular age-bands, then pursuant to Notice 2014-66 or subsequent guidance, the series of those TDFs can be treated as a single “other right or feature” for purposes of Regulation §1.401(a)(4)-4, provided that the following conditions are satisfied:

(a)	Single Integrated Investment Program. The series of TDFs is designed to serve as a single integrated investment program under which the same investment manager manages each TDF and applies the same generally accepted investment theories across the series of TDFs. The only difference among the TDFs is the mix of assets selected by the investment manager, which difference results solely from the intent to achieve the level of risk appropriate for the age-band of individuals participating in each TDF. In accordance with the consistent investment strategy used to manage the series of TDFs, the design for the series is for the mix of assets in a TDF currently available for older Participants to become available to each younger Participant as the asset mix of each TDF for younger Participants changes to reflect their increasing age.

(b)	Deferred Annuities. Some of the TDFs available to Participants in older age-bands include deferred annuities, and none of the deferred annuities provide a guaranteed lifetime withdrawal benefit (GLWB) or guaranteed minimum withdrawal benefit (GMWB) feature.

(c)	Readily Tradable Employer Securities. If the TDFs hold “employer securities” as described in ERISA §407(d)(1), those employer securities must be readily tradable on an established securities market.

(d)	Same Rights or Features. Each TDF in the series is treated in the same manner with respect to rights or features other than the mix of assets. The fees and administrative expenses for each TDF are determined in a consistent manner, and the extent to which those fees and expenses are paid from Plan assets (rather than by the Employer) is the same.

Article 8

Duties of the Administrator

8.1	Appointment, Resignation, Removal and Succession. The Sponsoring Employer will serve as the Administrator unless the Sponsoring Employer appoints another Administrator. Each Administrator will continue until his death, resignation or removal. Any Administrator may resign by giving such written notice to the Sponsoring Employer as the Sponsoring Employer requires. If an Administrator dies, resigns, or is removed, a successor will be appointed as promptly as possible, and such appointment will become effective upon its acceptance in writing by such successor. Pending the appointment and acceptance of any successor Administrator, any then acting or remaining Administrator will have full power to act.

8.2	General Powers and Duties. The powers and duties of the Administrator include (a) appointing the Plan’s attorney, accountant, actuary, or any other party needed to administer the Plan; (b) directing the Trustees with respect to payments from the Trust Fund; (c) deciding if a Participant is entitled to a benefit; (d) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures; (e) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency; (f) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party under clause (a) above; (g) establishing a funding policy and investment objectives consistent with the purposes of the Plan and ERISA; (h) construing and resolving any question of Plan interpretation; and (i) making any findings of fact the Administrator deems necessary to proper Plan administration. Notwithstanding any contrary provision of this Plan, benefits under this Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled to them. The Administrator’s interpretation of Plan provisions, and any findings of fact, including eligibility to participate and eligibility for benefits, are final and will not be subject to “de novo” review unless shown to be arbitrary and capricious.

8.3	Functioning of the Committee. Any Committee appointed by the Sponsoring Employer will select a chairman and secretary from among its members. Members of the Committee will serve without compensation. The Committee will act by majority vote. The proper expenses of the Committee, and the compensation of its agents, if any, that are appointed pursuant to Section 8.7, will be paid in accordance with Section 8.8. Each member of the Committee will serve until his or her death, disability, resignation, or removal by the Sponsoring Employer. In the case of any vacancy arising from the death, disability, removal, or resignation of a member of the Committee, the Sponsoring Employer may, but is not required to, appoint a successor to serve in his or her place. Unless waived in writing by the Sponsor, if any Committee member who is an Employee or an elected or appointed official resigns or terminates employment with the Sponsoring Employer or an Adopting Employer, such termination will constitute an immediate resignation as a Committee member.

8.4	Multiple Administrators. If more than one Administrator has been appointed, the Administrators may delegate specific responsibilities among themselves, including the authority to execute documents, unless the Sponsoring Employer revokes such delegation. The Sponsoring Employer and the Trustee will be notified in writing of any such delegation of responsibilities, and the Trustee thereafter may rely upon any documents executed by the appropriate Administrator.

8.5	Correcting Administrative Errors. The Administrator will take such actions as the Administrator considers necessary and appropriate to remedy administrative or operational errors, including, but not limited to, (a) any action pursuant to any Employee Plans Compliance Resolution System issued by the Internal Revenue Service, any asset management or fiduciary conduct error correction program issued by the Department of Labor, or any other correction program issued by any Department or governmental agency; (b) a reallocation of Plan assets; (c) an adjustment in the amount of future payments to any Participant, Beneficiary or alternate payee; and (d) the institution, prosecution, and/or settlement of legal actions to recover benefit payments made in error or on the basis of incorrect or incomplete information.

8.6	Promulgating Notices, Agreements, Policies and Procedures. The Sponsoring Employer has the power and responsibility to promulgate written notices, agreements, policies and/or procedures with respect to the Plan and may delegate such authority to the Administrator. All Plan policies, agreements and procedures will be disseminated as required by law.

8.7	Employment of Agents and Counsel. The Administrator may appoint such actuaries, accountants, custodians, counsel, agents, consultants, service companies and other persons deemed necessary or desirable in connection with the administration and operation of the Plan. Any person or company so appointed will exercise no discretionary authority over investments or the disposition of Trust assets, and their services and duties will be ministerial only and will be to provide the Plan with those things required by law or by the terms of the Plan without in any way exercising any fiduciary authority or responsibility under the Plan. The duties of a third party administrator will be to safe-keep the individual records for all Participants and to prepare all required actuarial services and disclosure forms under the supervision of the Administrator and any fiduciaries of the Plan. It is expressly stated that the third party administrator’s services are only ministerial in nature and that under no circumstances will such third party administrator exercise any discretionary authority whatsoever over Plan Participants, Plan investments, or Plan benefits, or be given any authority or discretion concerning the management and operation of the Plan that would cause them to become fiduciaries of the Plan.

8.8	Compensation and Expenses. The Administrator may receive such compensation as agreed upon between the Sponsoring Employer and the Administrator, provided that any person who already receives full-time pay from the Employer may not receive any fees from the Plan for services as Administrator or in any other capacity, except for reimbursement for expenses actually and properly incurred. The Employer will pay all “settlor” expenses (as described in Department of Labor Advisory Opinion 2001-01-A) incurred by the Administrator, the Committee, or any party appointed under Section 8.7, in the performance of their duties. The Employer may pay, but is not required to pay, all “non-settlor” expenses incurred by the Administrator, the Committee, or any party appointed under Section 8.7, in the performance of their duties. Any “non-settlor” expenses incurred by the Administrator, the Committee, or any party appointed under Section 8.7, that the Employer elects not to pay will be reimbursed from Trust assets. Any expenses paid from the Trust will be charged to each Adopting Employer in the ratio that each Adopting Employer’s Participants’ Accounts bears to the total of all the Participants’ Accounts maintained by this Plan, or in any other reasonable method elected by the Administrator.

8.9	Qualified Domestic Relations Orders. The Administrator will determine if a domestic relations order received by the Plan is a QDRO based on an administrative policy regarding qualified domestic relations orders promulgated by the Administrator under Section 8.6. Subject to the rules and procedures set forth in such an administrative policy by the Administrator, an alternate payee under a QDRO may receive an immediate distribution of benefits from the Vested portion of a Participant’s Account even if that Participant is not yet entitled to receive a distribution of benefits under the Plan. An Alternate Payee may name his or her own Beneficiary under Section 5.2(d) of the Plan to receive any benefits payable in the event of the Alternate Payee’s death prior to the receipt of all death benefits to which the Alternate Payee was entitled.

8.10	Appointment of Investment Manager. The Administrator, with the consent of the Sponsoring Employer, may appoint an Investment Manager to manage and control the investment of all or any portion of Trust assets. An Investment Manager must be a person (other than the Trustee) who (a) has the power to manage, acquire, or dispose of Plan assets, (b) is an investment adviser, a bank, or an insurance company as described in ERISA §3(38)(B), and (c) acknowledges fiduciary responsibility to the Plan in writing. The Administrator will enter into an agreement with an Investment Manager that specifies the duties and compensation of the Investment Manager and any other terms and conditions under which the Investment Manager will be retained. The Trustee is not liable for any act or omission of an Investment Manager and is not liable for following an Investment Manager’s advice with respect to duties delegated by the Administrator to the Investment Manager. The Administrator can determine the portion of Trust assets to be invested by a designated Investment Manager and can establish investment objectives and guidelines for such Investment Manager.

8.11	Claims Procedures. Except to the extent that an applicable collective bargaining agreement provides another method of resolving claims under the Plan, the provisions of this Section will control whenever a claim for benefits under the Plan is filed by any Employee, Participant or Beneficiary (the “Claimant”) and is denied in whole or in part. The provisions of this Section will also control whenever a Claimant seeks a remedy under any provision of ERISA or other applicable law in connection with any error regarding his or her benefit under the Plan and such claim is denied in whole or in part.

Benefit claim determinations shall be made based on the applicable provisions of the Plan document and any documents of general application that interpret the Plan provisions and are maintained by the Employer or the Administrator for purposes of making benefit determinations. The Administrator shall take such steps as are necessary to ensure and verify that benefit claim determinations are made in accordance with such documents and that the Plan provisions are being applied consistently with respect to similarly situated Claimants. All notices to Claimants will be written in a manner calculated to be understood by the Claimant.

(a)	Exhaustion of Remedies. No civil action for benefits under the Plan will be brought unless and until the Claimant has (1) submitted a timely claim for benefits in accordance with the provisions of this Section; (2) been notified by the Administrator that the claim has been denied; (3) filed a written request for a review of the claim in accordance with the applicable provisions of paragraphs (e) or (f) below; and (4) been notified in writing of an adverse benefit determination on review.

(b)	Grounds for Judicial Review. Any civil action will be based solely on the contentions advanced by the Claimant in the administrative review process, and the judicial review will be limited to the Plan document and the record developed during the administrative review process as set forth in this Section.

(c)	Definition of Disability Benefit. For purposes of this Section, the term “Disability Benefit” means a benefit that is available under the Plan and that becomes payable upon a determination of a Participant’s Disability as determined by the Administrator. The term “Disability Benefit” does not include a benefit that, pursuant to the terms of this Plan, becomes payable upon a determination of a Participant’s Disability as determined either by the Social Security Administration or under the Sponsoring Employer’s long-term disability plan.

(d)	Written Claims. Any claim for benefits by the Claimant (or an authorized representative) must be filed in writing with the Administrator; however, the Administrator may permit the filing of a claim for benefits electronically, so long as the Administrator complies with the standards imposed by DOL Regulation §2520.104b-1(c)(1)(i), (iii), and (iv).

(e)	Review of Non-Disability Benefit Claims. The provisions of this paragraph (e) will apply to any claim by a Claimant for a Plan benefit that is not a Disability Benefit (as defined in paragraph (c) above):

(1)	Initial Denial. Whenever the Administrator decides for any reason to deny, in whole or in part, a claim for benefits filed by a Claimant, the Administrator will transmit to the Claimant a written or electronic notice (which electronic notice must comply with the standards imposed by DOL Regulation §2520.104b-1(c)(1)(i), (iii), and (iv)) of its decision within 90 days of the date the claim was filed, unless an extension of time is necessary or the Claimant voluntarily agrees to an extension. If special circumstances require an extension, the Administrator will notify the Claimant before the end of the initial review period that additional review time is necessary. The notice for an extension will (A) specify the circumstances requiring a delay and the date that a decision is expected to be made; and (B) describe any additional information needed to resolve any unresolved issues. Unless the Administrator requires additional information from the Claimant to process the claim, the review period cannot be extended beyond an additional 90 days unless the Claimant voluntarily agrees to a longer extension or the Administrator determines that special circumstances require a further extension. If special circumstances require a further extension, the Administrator will notify the Claimant before the end of the extended review period that further additional review time is necessary. The notice will describe the special circumstances requiring a further delay and specify the date a decision is expected to be made. The Administrator cannot extend the review period beyond an additional 90 days unless the Claimant voluntarily agrees to a longer extension. If the Administrator requires additional information from the Claimant to process the claim and a timely notice requesting the additional information is transmitted to the Claimant, the Claimant must provide the additional information by 90 days of the date that the notice is provided, and the review period may be extended accordingly.

(2)	Notice of Denial. The notice of an adverse benefit determination will be written in a manner calculated to be understood by the Claimant and will contain the following information: (A) the specific reason(s) for the denial; (B) reference to the specific Plan provisions on which the denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (D) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; (E) a description of the Plan’s review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and the Claimant’s right to obtain copies of such procedures; and (F) a statement that if the Claimant requests a review of the Administrator’s decision and the reviewing fiduciary’s decision on review is adverse to the Claimant, there is no further administrative review following such initial review, and that the Claimant then has a right to bring a civil action under ERISA §502(a). The notice will also include a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of the decision of the Administrator in accordance with the procedures in subparagraph (3).

(3)	Right to Appeal. Within the 60-day period beginning on the date the Claimant receives notice regarding disposition of his or her claim, the Claimant or his or her authorized representative may request that the claim denial be reviewed by the reviewing fiduciary, by filing with the Administrator a written request for such review. The written request for such review will contain the following information: (A) the date on which the Claimant’s request was received by the Administrator, provided that the date on which the Claimant’s request for review was in fact received by the Administrator will control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph; (B) the specific portions of the denial of his claim which the Claimant requests the reviewing fiduciary to review; (C) a statement by the Claimant setting forth the basis upon which the Claimant believes the reviewing fiduciary should (i) reverse the previous denial by the Administrator of the Claimant’s claim for benefits, and (ii) accept the Claimant’s claim as made; and (D) any written comments, documents, records, and other information (offered as exhibits) which the Claimant desires the reviewing fiduciary to examine in its consideration of the Claimant’s position, without regard to whether such information was submitted or considered in the initial benefit determination.

(4)	Review on Appeal. Except as provided in DOL Regulation §2560.503-1(i)(1)(ii), within 60 days of the date determined under clause (A) in subparagraph (3) (or, if special circumstances require an extension, within 120 days of that date if an extension notice is furnished to the Claimant within the initial 60-day period, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review), the reviewing fiduciary will conduct a full and fair review of the Administrator’s decision denying the Claimant’s claim for benefits and will render its written decision on review to the Claimant. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The reviewing fiduciary’s decision on review will be written in a manner calculated to be understood by the Claimant and will contain the following information: (A) the specific reasons for the denial on review; (B) reference to specific Plan provisions on which the denial is based; (C) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; (D) a statement describing any voluntary review procedures and the Claimant’s right to obtain copies thereof; and (E) a statement that the Claimant has a right to bring a civil action under ERISA §502(a).

(f)	Review of Disability Benefit Claims. The provisions of this paragraph (f) will apply to any claim by a Claimant for a Plan benefit that is a Disability Benefit (as defined in paragraph (c) above).

(1)	Initial Denial. Whenever the Administrator decides for any reason to deny, in whole or in part, a claim for a Disability Benefit filed by a Claimant, the Administrator will transmit to the Claimant a written or electronic notice (which electronic notice must comply with the standards imposed by DOL Regulation §2520.104b-1(c)(1)(i), (iii), and (iv)) of its decision within 45 days of the date the claim was filed, unless an extension of time is necessary or the Claimant voluntarily agrees to an extension. If, prior to the expiration of the initial 45-day period, the Administrator determines that a decision cannot be rendered within that initial 45-day period due to matters beyond the control of the Plan, the Administrator will provide a notice to the Claimant before the end of the 45-day review period that a 30-day extension of time is necessary. If, prior to the end of the first 30-day extension period, the Administrator determines that a decision cannot be rendered within that first 30-day extension period due to matters beyond the control of the Plan, the Administrator will provide a notice to the Claimant before the end of the first 30-day extension period that an additional 30-day extension of time is necessary. Any notice of an extension of time will (A) specify the circumstances requiring the extension of time and the date a decision is expected to be rendered; (B) explain the standards on which entitlement to a Disability Benefit is based; (C) state the unresolved issues that prevent a decision on the claim; and (D) describe any additional information needed to resolve those issues. If the Administrator requires additional information from the Claimant to process the claim for a Disability Benefit and a timely notice requesting the additional information is transmitted to the Claimant, the Claimant must provide the additional information by 45 days of the date that the notice is provided, and the review period may be extended accordingly.

The notice requesting additional information may also serve as notice of a claim denial if the notice clearly states that unless the Claimant provides the requested information within the prescribed time period, the claim will be denied for failure to provide sufficient information. A combined notice must provide both the information described above and the information under Notice of Denial below. If additional information is required from the Claimant, the Administrator has discretion to decide whether to request the information and extend the initial review period as described in this section or, instead, to deny the claim on the basis that there is not sufficient information to proceed.

(2)	Notice of Denial. The notice of an adverse determination for a Disability Benefit will be written in a manner and will contain (A) the specific reasons for the denial of the claim; (B) reference to the specific Plan provisions on which the denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (D) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; (E) either (1) if the claim denial is based on an internal rule, guideline, protocol, or other similar provision, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy thereof is available upon request, free of charge or (2) an affirmative statement that the claim denial is not based on an internal rule, guideline, protocol, or other similar criterion; (F) if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge; (G) a discussion of the decision, including an explanation for disagreeing with or not following (1) the views presented by the Claimant, of health care professionals who treated the Claimant and vocational professionals who evaluated the Claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination, and (3) any Disability determinations made by the Social Security Administration; (H) a description of the review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and the Claimant’s right to obtain copies of such procedures; and (I) a statement that if the Claimant requests a review of the Administrator’s decision and the reviewing fiduciary’s decision on review is adverse to the Claimant, that there is no further administrative review following such initial review, and that the Claimant then has a right to bring a civil action under ERISA §502(a). The notice will also include a statement advising the Claimant that, within 180 days of the date he receives such notice, he may obtain review of the decision of the Administrator in accordance with the procedures in subparagraph (3) below.

(3)	Right to Appeal. Within the 180-day period beginning on the date the Claimant receives notice regarding disposition of his or her claim, the Claimant or his or her authorized representative may request that the claim denial be reviewed by the reviewing fiduciary, by filing with the Administrator a written request for such review. The written request for such review will contain the following information: (A) the date on which the Claimant’s request was received by the Administrator provided that the date on which the Claimant’s request for review was in fact received by the Administrator will control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph; (B) the specific portions of the denial of his claim which the Claimant requests the reviewing fiduciary to review; (C) a statement by the Claimant setting forth the basis upon which the Claimant believes the reviewing fiduciary should (i) reverse the previous denial by the Administrator of the Claimant’s claim for benefits, and (ii) accept the Claimant’s claim as made; and (D) any written comments, documents, records, and other information (offered as exhibits) which the Claimant desires the reviewing fiduciary to examine in its consideration of Claimant’s position, without regard to whether such information was submitted or considered in the initial benefit determination.

(4)	Review by Alternate Fiduciary. Review of a Disability Benefit claim that has been denied in accordance with subparagraphs (1) and (2) above will be conducted by a reviewing fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The review will not afford deference to the initial adverse benefit determination, but will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the adverse benefit determination was based on a medical judgment, the reviewing fiduciary will consult with an appropriate health care professional who (A) was not consulted on the original adverse benefit determination, (B) is not subordinate to someone who was consulted on the original adverse benefit determination, and (C) has appropriate training and experience in the field of medicine involved in the medical judgment. The reviewing fiduciary will either (1) provide the Claimant with a list of any medical or vocational experts whose advice was obtained on the original adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination or (2) notify the Claimant that he or she may request, in writing, a list of such experts.

(5)	Review on Appeal. Except as provided in DOL Regulation §2560.503-1(i)(3)(ii), within 45 days of the date determined under clause (A) in subparagraph (3) (or, if special circumstances require an extension, within 90 days of that date; provided that an extension notice is furnished to the Claimant within the initial 45-day period, which extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review), the reviewing fiduciary will conduct a full and fair review of the Administrator’s decision denying the Claimant’s claim for benefits and will render its written decision on review to the Claimant. If the reviewing fiduciary anticipates denying the Claimant’s appeal, whether in whole or in part, based on new or additional evidence or a new or additional rationale, the reviewing fiduciary must provide the Claimant with (i) the new or additional evidence considered, relied upon, or generated by or at the direction of the Plan, the insurer, the reviewing fiduciary, or any other person making the benefit determination and/or (ii) the new or additional rationale for the determination. The information must be provided free of charge and as soon as possible to provide the Claimant a reasonable opportunity to review the information and submit a response before the reviewing fiduciary is required to render its decision. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The reviewing fiduciary’s decision will be provided in a culturally and linguistically appropriate manner and contain the following information: (A) the specific reason(s) for the denial on review; (B) reference to specific Plan provisions on which the denial is based; (C) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; (D) either (1) if the claim denial is based on an internal rule, guideline, protocol, or other similar criterion, either the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion is available upon request, free of charge or (2) an affirmative statement that the claim denial is not based on an internal rule, guideline, protocol, or other similar criterion; (E) if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge; (F) a discussion of the decision, including an explanation for disagreeing with or not following (1) the views presented by the Claimant, of health care professionals who treated the Claimant and vocational professionals who evaluated the Claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination; and (3) any Disability determinations made by the Social Security Administration; (G) a statement describing any voluntary review procedures and the Claimant’s right to obtain copies of such procedures; and (H) a statement that the Claimant has a right to bring a civil action under ERISA §502(a).

8.12	ERISA Accounts. Pursuant to DOL Advisory Opinion 2013-03A and subject to an administrative policy which may be established by the Administrator, the Administrator may establish a “bookkeeping account” and/or a “Plan account” for the purpose of accounting for revenue sharing payments. If a bookkeeping account is established, the financial institution that receives the revenue sharing payments will, under an agreement or arrangement with the Plan, establish this account on the institution’s records and will thereafter use any amounts credited thereto to pay Plan service providers. If a “Plan account” is established, the financial institution that receives any revenue sharing payments will enter into an agreement or arrangement with the Plan to transfer some or all of the revenue sharing payments to the Plan. Any amount transferred to the “Plan account” will become assets of the Plan as defined in ERISA and will be used by the Administrator to pay Plan expenses or allocated to Participant accounts. If any amount remains in the “Plan account” within a reasonable period of time after the close of the Plan Year, the Administrator will allocate such remainder to Participants as additional earnings of the Plan.

Article 9

General Duties of the Trustee

9.1	Adoption of Trust Provisions. The Sponsoring Employer may enter into one or more separate trust or custodial agreements with respect to the Plan, in which event the specific powers and duties of the Trustee will be governed by the terms of such separate trust or custodial agreements. If such separate trust or custodial agreements should for any reason fail, be found invalid or terminate prior to the termination of this Plan and the distribution of all the assets hereof, or found to be in direct conflict with this Plan, the terms of this Plan will govern.

9.2	General Duties of the Trustee and/or Custodian. The Trust established under the Plan will have one or more individual Trustees, a corporate Trustee, or any combination thereof, who will serve as agreed to in the trust agreement or custodial account agreement entered into between the Sponsoring Employer and said Trustee or custodian. The Trustee and/or custodian may do all such acts and exercise all such rights deemed necessary to carry out the purposes of the Plan, subject to the requirement that the Trustee and/or custodian discharge its duties with the care, skill, prudence, and diligence, under the circumstances then prevailing, that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of similar character and with similar aims.

9.3	Valuation of the Trust. On each Valuation Date, the Trustee will determine the net worth of the Trust Fund in accordance with a method consistently followed and uniformly applied in good faith. The fair market value of securities that are listed on a registered stock exchange will be the prices at which they were last traded on such exchange preceding the close of business on the Valuation Date. If the securities were not traded on the Valuation Date, or if the exchange on which they are traded was not open for business on the Valuation Date, then the securities will be valued at the prices at which they were last traded prior to the Valuation Date. Any unlisted security will be valued at its bid price next preceding the close of business on the Valuation Date, which bid price will be obtained from a registered broker or an investment banker. To determine the fair market value of assets other than securities for which trading or bid prices can be obtained, the Trustee may use any reasonable method to determine the value of such assets, or may elect to employ one or more appraisers for that purpose and rely on the values established by such appraiser or appraisers. All valuations of Employer Stock must be made by an independent appraiser who meets requirements similar to the requirements of the regulations prescribed under Code §170(a)(1). Valuations of Employer Stock must be made in good faith and based on all relevant factors for determining the fair market value of securities. In the case of a transaction between the Plan and a disqualified person within the meaning of Code §4975(e)(2), Employer Stock will be valued as of the date of the transaction. For all other purposes, value must be determined as of the most recent valuation date under the Plan. Earnings on shares allocated to Participants’ accounts will be allocated to those accounts at least annually.

9.4	Exclusive Benefit Rule. All contributions made by the Employer to the Trust Fund will be used for the exclusive benefit of the Participants and their Beneficiaries and will not be used for nor diverted to any other purpose except the payment of the costs of maintaining the Plan.

Article 10

Adopting Employer Provisions

10.1	Adoption by Other Employers. With the consent of the Sponsoring Employer, any other employer may adopt this Plan as an Adopting Employer by executing such documents as the Sponsoring Employer deems necessary. An Affiliated Employer is not considered an Adopting Employer unless such Affiliated Employer has executed any such documentation.

10.2	Adoption of Alternate Provisions by Adopting Employer. Each Adopting Employer may, with the consent of the Sponsoring Employer, make elections with respect to Plan provisions that will apply only to the Employees of such Adopting Employer (for example, different eligibility requirements, different vesting, etc.), provided such elections are made in accordance with any terms and conditions prescribed by the Sponsoring Employer.

10.3	Plan Contributions. Unless otherwise agreed to by the parties, or unless otherwise required by law, no Employer will have any obligation to make contributions to this Plan for or on behalf of the Employees of any other Employer. If an Employee is employed by more than one Employer, any contributions made on his or her behalf will be prorated between those Employers on the basis of the Compensation that the Employee received from each Employer. If any Employer is unable to make a contribution for any Plan Year, any Employer which is an Affiliated Employer of such Employer may make an additional contribution to the Plan on behalf of any Employee of the non-contributing Employer.

10.4	Plan Amendments. Any amendment to this Plan that is adopted by the Sponsoring Employer, at any time, will be deemed to be accepted by all Adopting Employers.

10.5	Plan Expenses. Any expenses paid from the Trust will be charged to each Adopting Employer in the ratio that each Adopting Employer’s Participants’ Accounts bears to the total of all the Participants’ Accounts maintained by this Plan, or in any other reasonable method elected by the Administrator.

10.6	Employee Transfers. An Employee’s transfer to or from an Employer or Adopting Employer will not affect his or her Participant’s Account Balance and total Service under the Plan.

10.7	Multiple Employer Provisions Under Code §413(c). Notwithstanding any other provision in the Plan, unless the Plan is a collectively bargained plan under Regulation §1.413-1(a), the following provisions will apply to any Adopting Employer that is not also an Affiliated Employer of the Sponsoring Employer:

(a)	Acknowledgement by Adopting Employer. The Adopting Employer will acknowledge that the Plan is a Multiple Employer Plan subject to the specific reporting requirements and rules of Code §413(c). Except to the extent that the participation agreement allows, and the Participating Employer makes separate elections with respect to its Employees, the Participating Employer shall be bound by the terms of the Plan and Trust, including amendments thereto and any elections made by the Adopting Employer.

(b)	Incorporation of Regulations by Reference. The rules of Code §413(c) and the Regulations thereunder are incorporated herein by reference.

(c)	Instances of Single Employer Testing. For purposes of Plan participation and Vesting, any Employer that has adopted the Plan will be considered a single employer. An Employee’s Service includes all Service with the Employer or an Affiliated Employer. An Employee who discontinues service with an Employer that has adopted the Plan but resumes service with another Employer that has adopted the Plan will not be considered to have severed employment.

(d)	Instances of Separate Employer Testing. Employees of any Employer that has adopted the Plan will be treated separately for testing under Code §401(a)(4), §401(k), §401(m), §414(q), and, to the extent Employers that have adopted the Plan do not share Employees, Code §416. However, the limitation under the Plan relating to the requirements of Code §415, §402(g) and §414(v) shall be applied to the Plan as a whole. Code §410(b) will be applied separately on an employer-by-employer basis, taking into account the generally applicable rules described in Code §401(a)(5), §414(b) and §414(c).

10.8	Termination of Adoption. Upon termination of adoption, the Adopting Employer may request a transfer of Trust Fund assets attributable to its Employees to a successor qualified retirement plan maintained by the Adopting Employer or its successor. If such request is not made by the Adopting Employer, or if the Administrator refuses to make the transfer because in its opinion a transfer would operate to the detriment of any Participant, would jeopardize the continued qualification of the Plan, or would not comply with any requirements of the Code, Regulations, or rules promulgated by the Department of Treasury or Internal Revenue Service, then termination of adoption by an Adopting Employer as described herein will not be considered a distributable event; distribution of a Participant’s Account of an Employee of the Adopting Employer will be made in accordance with the provisions of Article 5 upon the death, retirement, Disability, or the Termination of Employment from the Adopting Employer or former Adopting Employer, as if termination of adoption by the Adopting Employer had not occurred.

Article 11

Amendment, Termination, Merger and Transfers

11.1	Plan Amendment. The Plan can be amended at any time in accordance with the following provisions:

(a)	Amendment by the Mass Submitter. Subject to the requirements and limitations set forth in paragraphs (d) and (e) below, the Mass Submitter may amend any part of the Plan. For purposes of this Plan, the Mass Submitter is Document Agility Inc.

(b)	Provider’s Power to Amend. Subject to the requirements and limitations set forth in subparagraphs (1), (2) and (3) below, and in paragraphs (d) and (e) below, the Provider may amend any part of the Plan without the consent of the Sponsoring Employer or any Adopting Employer and without the necessity of re-execution of the Plan by the Sponsoring Employer. The Provider will provide each Sponsoring Employer with a copy of any such amendment either by providing a copy of the amendment, by providing substitute or additional pages, or by providing a restated Plan. For purposes of amendments made by the Provider, the Sponsoring Employer can override any such amendment by executing another amendment by the end of the applicable remedial amendment period that applies to such amendment.

(1)	Scope of Amendments. Any Plan amendments adopted by the Provider will amend the Plan on behalf of all adopting Employers (including those Employers who have adopted the Plan prior to such amendment) for changes in the Code, the Regulations, revenue rulings, other statements published by the Internal Revenue Service (including model, sample or other required good faith amendments, but only if their adoption will not cause the Plan to be individually designed), and for corrections of prior approved plans. These amendments will be applied to all Employers who have adopted the Plan.

(2)	Cessation of Amendment Authority. The Provider may amend any part of the Plan, however, for purposes of reliance on an Opinion Letter, the Provider will no longer have authority to amend the Plan on behalf of an adopting Employer as of the date (A) the employer amends the plan to incorporate a type of plan not allowed in the Pre-Approved Plan program, as described in section 6.03 of Revenue Procedure 2017-41, or (B) the Internal Revenue Service notifies the Employer, in accordance with section 8.06(3) of Revenue Procedure 2017-41 that the Plan is otherwise considered an individually designed plan due to the nature and extent of the amendments. For purposes of Provider amendments, the Mass Submitter shall be recognized as the agent of the Provider. If the Provider does not adopt the amendments made by the Mass Submitter, it will no longer be identical to or a minor modifier of the Mass Submitter Plan.

(3)	Recordkeeping. The Provider will maintain, or have maintained on its behalf, a record of the Employers that have adopted the Plan, and will make reasonable and diligent efforts to ensure that each adopting Employer has actually received and is aware of all Plan amendments and that each such Employer adopts new documents when necessary. Notwithstanding the foregoing, where this Plan is not provided to the Sponsoring Employer directly by the Provider but rather by a third party such as a law firm, an actuarial firm, an insurance company, an accounting firm, or a third party administration firm, the responsibility to make reasonable and diligent efforts to ensure that each adopting Employer has actually received and is aware of all amendments and that each such Employer adopts new documents when necessary will be the responsibility of such third party, and the Provider’s responsibility will be limited to making reasonable and diligent efforts to ensure that such third party is aware of all Plan amendments. However, the Provider will have no further obligations under this subparagraph after such third party terminates its business relationship with the Provider, in which case the terms of Section 12.24 will apply.

(c)	Amendment by the Sponsoring Employer. Subject to the requirements and limitations set forth in paragraphs (d) and (e) below, the Sponsoring Employer can amend the Plan in the following manner without affecting the Plan’s status as a Pre-Approved Defined Contribution Plan: (1) changing any optional selections under the Plan, including any effective date of a provision as permitted under the Plan; (2) adding additional language where authorized under the Plan, including language necessary to satisfy Code §415 or Code §416 due to the required aggregation of multiple plans; (3) changing the addendums to the Plan from time to time without having to re-execute the Plan; (4) adopting any model, sample and/or “good faith” amendments promulgated/suggested by the IRS, for which the IRS has provided guidance that their adoption will not cause the Plan to lose reliance on the Opinion Letter and to be treated as an individually designed plan; (5) adopting any amendments that it deems necessary to resolve qualification failures under any Employee Plans Compliance Resolution System (EPCRS) promulgated by the Internal Revenue Service; (6) adopting an amendment to cure a coverage or nondiscrimination testing failure, as permitted under applicable Regulations; (7) amending administrative provisions of the Plan relating to investments, plan claim procedures, and Employer contact information provided the amended provisions are not in conflict with any other provision of the Plan and do not cause the Plan to fail to qualify under Code §401; (8) amending to adjust for limitations provided under Code §415, §402(g), §401(a)(17) and §414(q)(1)(B) to reflect annual cost-of-living increases, other than to add automatic cost-of-living adjustments to the plan; and (9) making interim amendment or discretionary amendment that are related to a change in qualification requirements. The ability to amend the Plan as authorized under this Section applies only to the Sponsoring Employer that executes the signature page of the Plan. Any amendment to the Plan by the Sponsoring Employer under this Section applies to any Affiliated Employer that participates under the Plan as an Adopting Employer. The Sponsoring Employer’s amendment of the Plan from one type of defined contribution plan (e.g., a money purchase plan) into another type of defined contribution plan (e.g., a profit sharing plan) will not result in a partial termination or any other event that would require full Vesting of some or all Plan Participants. An Employer that amends the Plan for any other reason will no longer have reliance on the Opinion Letter, however, in the cases where the Employer is switching from an individually-designed plan or from one Pre-Approved Plan to another, a list of Code §411(d)(6) protected benefits will not be considered an impermissible amendment to the Plan.

(d)	Manner of Amendment. Amendments by the Provider or Sponsoring Employer can be made by (1) substituting pages with the new elections (or new addendum) and executing an “Amendment by Page Substitution” and attaching it as part of the Plan; (2) executing an “Amendment by Section Replication” in which the section or sections (or addendum or addendums) to be changed are reproduced with the new elections indicated, and attaching it as part of the Plan; (3) executing a properly worded resolution, certificate of action, or meeting minutes and attaching it as part of the Plan; or (4) creating and distributing a Safe Harbor Notice to Safe Harbor Participants.

(e)	General Requirements. All Plan amendments must be in writing. However, no such amendment or modification (1) can increase the responsibilities of the Trustee or the Administrator without their written consent; (2) can deprive any Participant or Beneficiary of the benefits to which he or she is entitled from the Plan; (3) can result in a decrease in the amount of any Participant’s Account except as may be permitted under the terms of Code §412(d)(2), if applicable; or (4) can, except as otherwise provided, permit any part of the Trust Fund (other than as required to pay taxes and administration expenses) to be used for or diverted to purposes other than the exclusive benefit of the Participants or their Beneficiaries, or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer. In addition, no amendment to the Plan will have the effect of eliminating or restricting the ability of a Participant or other payee to receive payment of his or her Account balance or benefit entitlement from the Plan under a particular optional form of benefit provided under the Plan except to the extent permitted by law or Regulation.

11.2	Termination of the Plan. The Sponsoring Employer at any time can terminate the Plan and Trust in whole or in part in accordance with the following provisions:

(a)	Termination of Plan. The Sponsoring Employer can terminate the Plan and Trust by filing written notice with the Administrator and Trustee. Upon termination, the Trust will continue to be administered until complete distribution has been made to the Participants and other payees, which distribution must occur as soon as administratively feasible after the termination of the Plan, and must be made in accordance with the provisions of Article 5 of the Plan, including Section 5.5 where applicable. However, the Administrator may elect not to distribute the Accounts of Participants and other payees upon termination of the Plan but instead to transfer the entire Trust Fund assets and liabilities attributable to this terminated Plan to another qualified plan maintained by the Employer or its successor.

(b)	Discontinuance of Contributions. The Sponsoring Employer may at any time completely discontinue contributions to the Plan but continue the Plan in operation in all other respects, in which event the Trust Fund will continue to be administered until eventual full distribution of all benefits has been made to the Participants and other payees in accordance with Article 5 after their Termination of Employment for any reason. Discontinuance of contributions without an additional notice of termination from the Sponsoring Employer to the Administrator and Trustee will not constitute a termination of the Plan.

(c)	Vesting Upon Complete or Partial Termination or Complete Discontinuance of Contributions. Upon a termination or, for affected Participants, upon the partial termination of the Plan, or upon a complete discontinuance of contributions under the Plan, each affected Participant will have a 100% Vested Interest in his or her unpaid Participant’s Account.

11.3	Merger or Consolidation. This Plan may not be merged or consolidated with, nor may any of its assets or liabilities be transferred to, any other plan, unless the benefits payable to each Participant if the Plan was terminated immediately after such action would be equal to or greater than the benefits to which such Participant would have been entitled if this Plan had been terminated immediately before such action. If the Employer acquires another company in a Code §410(b)(6)(C) transaction (that is, an asset or stock acquisition, merger, or similar transaction involving a change in the employer of the employees of a business), then employees of the acquired company may be excluded from this Plan regardless of the provisions of Section 2.1 during the period beginning on the date of the transaction and ending on the last day of the Plan Year that begins after the date of the Code §410(b)(6)(C) transaction.

11.4	Plan-to-Plan Elective Transfers. To permit Participants to consolidate all qualified defined contribution plan accounts into a single plan for investment, distribution, loan and other administrative purposes, the Sponsoring Employer may permit Participants to transfer amounts to and from this Plan under the following rules:

(a)	Transfers to This Plan. The Sponsoring Employer, at its discretion, may permit a Participant to transfer to this Plan his or her entire interest (both Vested and non-Vested) in another qualified defined contribution plan maintained by the Employer (or Affiliated Employer), but only if the Participant is ineligible to actively participate in the other plan at the same time as he or she actively participates in this Plan. Any such transfer into this Plan will be considered a Transfer Contribution.

(b)	Transfers From This Plan. The Sponsoring Employer, at its discretion, may permit a Participant to transfer from this Plan his or her entire interest herein (both Vested and non-Vested) into another qualified defined contribution plan maintained by the Employer (or Affiliated Employer), but only if the Participant is ineligible to actively participate in this Plan at the same time as he or she actively participates in the other plan.

(c)	Transfers Retain Their Identity. Any such transfer made to this Plan from another qualified defined contribution plan will maintain its identity from the other plan (e.g., as Elective Deferrals, QMACs, QNECs, Matching Contributions, etc.). Any such transfers will be accounted for separately in this Plan.

(d)	Protected Benefits, Rights and Features. Any such Transfer Contributions into this Plan that have benefits, rights and features (including, but not limited to, certain optional forms of benefit payments, such as annuities) required to be preserved by Code §411(d)(6) will continue to be preserved and protected in this Plan to the extent required by Code §411(d)(6). The Sponsoring Employer (or an Adopting Employer) reserves the right to eliminate any benefits, rights and features (including, but not limited to, certain optional forms of benefit payments) of any Transfer Contributions into this Plan, to the extent permitted under Code §411(d)(6).

(e)	Vesting. Transfer Contributions into this Plan must Vest at least as rapidly under this Plan (the transferee plan) as they would Vest under the plan from which the transfer is being made (the transferor plan), as if the transfer had not occurred. If this Plan is the transferee plan and the Vesting schedule under the transferor plan for a specific source of transferred amounts (e.g., Matching Contributions or Non-Safe Harbor Non-Elective Contributions) is less favorable than the Vesting schedule that applies to the same component in this Plan, the Administrator may apply, in a non-discriminatory manner, the Vesting schedule of this Plan’s component (e.g., Matching Contributions or Non-Safe Harbor Non-Elective Contributions) to that portion of the Transfer Contributions.

(f)	Transfer Requests Subject to Administrative Approval. Any transfer into or from this Plan must be made in cash or property acceptable to the Trustee. Any benefits, rights and features of a Transfer Contribution required to be protected by Code §411(d)(6) must be acceptable to and approved by the Administrator.

(g)	Application of this Section. The provisions of this Section will apply to all Transfer Contributions, regardless of whether a Transfer Contribution was an elective transfer initiated by the Participant.

Article 12

Miscellaneous Provisions

12.1	Qualified Plan Status. This Plan is intended to be a qualified plan under Code §401(a).

12.2	No Contract of Employment. Except as otherwise provided by law, neither the establishment of this Plan, nor any modification to the terms of the Plan, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving any Employee, Participant or other person any legal or equitable rights against the Employer, against any officer or Employee thereof, or against the Trustee, except as herein provided. Furthermore, under no circumstances will the terms of employment of any Employee or Participant be modified or otherwise affected by this Plan.

12.3	No Title to Assets. No Employee, Participant or Beneficiary will have any right to, or interest in, any assets of the Trust except as otherwise provided by the terms of the Plan.

12.4	Assignment and Alienation. Except as may otherwise be permitted under Code §401(a)(13)(C), or as may otherwise be permitted under a qualified domestic relations order under Section 8.9, or as may otherwise be permitted under Section 7.1 relating to loans to Participants, no right or claim to, or interest in, any part of the Trust, or any payment from the Trust, will be assignable or transferable, or will be subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind, and the Trustees will not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute, or anticipate the same, except to the extent required by law.

12.5	Exclusive Benefit Rule. All contributions made by the Employer or an Affiliated Employer to the Trust will be used for the exclusive benefit of the Participants who are Employees of the Employer or Affiliated Employer and for their Beneficiaries, and will not be used for nor diverted to any other purpose except the payment of the costs of maintaining the Plan. All contributions made by an Adopting Employer who is not an Affiliated Employer will be used for the exclusive benefit of the Participants who are Employees of the Adopting Employer and for their Beneficiaries, and will not be used for nor diverted to any other purpose except the payment of the Adopting Employers’ proportionate costs of maintaining the Plan.

12.6	Military Service Credit. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and Service credit with respect to Qualified Military Service will be provided in accordance with Code §414(u).

12.7	HEART Death Provisions. The Beneficiary of any Participant who dies on or after January 1, 2007 while performing Qualified Military Service is entitled to any additional benefits (other than including contributions relating to the Participant’s period of Qualified Military Service, but including Vesting credit for such period and any ancillary life insurance or other survivor benefits) that would have been provided under the Plan had the Participant resumed employment with the Employer on the day preceding the Participant’s death and then Terminated Employment on account of such death.

12.8	HEART Disability Provisions. The Plan does not provide additional Vesting credit or additional Employer contributions with respect to a Participant who suffers a Disability while performing Qualified Military Service.

12.9	Severability of Provisions. If any provision of the Plan is held to be invalid or unenforceable, such holding will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

12.10	Fiduciaries and Bonding. Fiduciaries (including Named Fiduciaries) of the Plan other than a bank, an insurance company, a broker-dealer that is registered under the Securities Exchange Act of 1934 §15(b) and that is subject to the fidelity bond requirements of a self-regulatory organization as defined in ERISA §412(a), or a fiduciary of a Sponsoring Employer that has no common-law employees, will be bonded in an amount that is not less than 10% of the amount of funds under such Plan fiduciary’s direct or indirect control, but such bond will not be less than $1,000 nor more than $500,000 (or such other amount as may be required by law). If the Plan holds employer securities as defined in ERISA §407(d)(1), the maximum bond is increased to $1,000,000 unless the Department of Labor prescribes a larger amount after notice and an opportunity for interested parties to be heard. The bond will provide protection to the Plan against any loss for acts of fraud or dishonesty by a Plan fiduciary acting alone or in concert with others. The cost of such bond will be an expense of either the Sponsoring Employer or the Plan, at the election of the Sponsoring Employer.

12.11	Rules of Plan Construction. In interpreting the Plan, (a) names that are used in the Plan should be used consistently in any documents that are legally binding upon the Plan, but in documents that are not legally binding upon the Plan (such as, but not limited to, summary plan descriptions, summaries of material modifications, notices and election forms), names may use plain English terms; (b) words used in the masculine gender may be construed as though they are also used in the feminine or gender neutral, where applicable (and vice versa); (c) headings and subheadings are inserted for convenience of reference, do not constitute part of this Plan, and are not to be considered in its construction or interpretation; (d) the Plan will be construed and interpreted in accordance with the Code and ERISA, but if the Plan needs to be construed and interpreted according to a State’s or Commonwealth’s laws (to the extent that such laws are not preempted by the provisions of the Code and ERISA), then this Plan will be construed and interpreted according to the laws of the State or Commonwealth in which the Sponsoring Employer maintains its principal place of business; and (e) the provisions of this Pre-Approved Plan will override any conflicting provision contained in any trust or custodial account documents used with this Plan.

12.12	Reimbursement of Costs of Legal Action. Unless otherwise prohibited by law, either the Sponsoring Employer or the Trust, in the sole discretion of the Sponsoring Employer, will reimburse the Trustee and/or the Administrator for all costs, attorney’s fees and other expenses associated with any claim, suit or proceeding brought against the Plan or the Trust.

12.13	No Duplication of Benefits. There will be no duplication of benefits under the Plan because of employment by more than one participating Employer.

12.14	Evidence Furnished Conclusive. Anyone required to give evidence under the terms of the Plan may do so by certificate, affidavit, document or other information that the person who is to act in reliance thereon may consider pertinent, reliable and genuine, and to have been signed, made or presented by the proper party or parties. Plan fiduciaries will be fully protected in acting and relying upon any evidence described hereunder.

12.15	Release of Claims. Any payment to a Participant or Beneficiary, to a legal representative thereof, or to a guardian or committee appointed for such Participant or Beneficiary, will, to the extent thereof, be in full satisfaction of all claims hereunder against the Administrator and the Trustee, either of whom may require such Participant, Beneficiary, legal representative, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as determined by the Administrator or Trustee.

12.16	Discontinued Contributions. Any Participants’ Accounts (or sub-Accounts) that were established for specific contributions to the Plan which are (or have been) discontinued, including Deductible Employee Contributions, will continue to be administered in accordance with the Vesting and Forfeiture provisions of the Plan in effect on the date the discontinuance occurred. For purposes of this Section, a Deductible Employee Contribution is a contribution that was made by a Participant to this Plan or to a predecessor plan for any Plan Year beginning before January 1, 1987 and that was tax deductible by the Participant at the time such contribution was made to the Plan. No portion of a Participant’s Deductible Employee Contributions can be invested in life insurance Policies under Section 7.2, and a Participant may only withdraw amounts from his or her Deductible Employee Contributions only if all other amounts credited to the Plan on his or her behalf, other than his Participant’s Account, have been distributed to the Participant.

12.17	Multiple Copies of Plan And/or Trust. This Plan may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same Agreement and will be binding on the respective successors and assigns of the Employer and all other parties.

12.18	Dual and Multiple Trusts. Plan assets may be held in multiple separate trusts, or in trust and by an insurance company or by a trust and under a custodial agreement. Plan assets may also be held in a common trust.

12.19	Written Elections and Forms. Whenever the word “written” or the words “in writing” are used, such words will include any method of communication permitted by the United States Department of Labor with respect to such documentation. Similarly, the word “form” will include any other method of election permitted under current law, including, but not be limited to, electronic modes to the extent permitted by law.

12.20	Prior Provisions of Amended and Restated Plans. If this is an amendment and restatement of the Plan, the provisions of the prior Plan document (and amendments thereto) in effect prior to the restatement date will continue to apply to this Plan to the extent such provisions are not contradicted by any provision of this Plan.

12.21	Limitation of Liability and Indemnification. In addition to and in furtherance of any other limitations provided in the Plan, and to the extent permitted by applicable law, the Employer will indemnify and hold harmless its board of directors (collectively and individually), if any, the Committee (collectively and individually), if any, and its officers, Employees, and agents against and with respect to any and all expenses, losses, liabilities, costs, and claims, including legal fees to defend against such liabilities and claims, arising out of their good-faith discharge of responsibilities under or incident to the Plan, excepting only expenses and liabilities resulting from willful misconduct. This indemnity will not preclude further indemnities as may be available under insurance purchased by the Employer or as may be provided by the Employer under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, as such indemnities are permitted under state law. Payments with respect to any indemnity and payment of expenses or fees under this Section will be made only from assets of the Employer, and will not be made directly or indirectly from Trust assets.

12.22	Disaster Relief Policy. The Plan may, pursuant to a written policy established by the Administrator, grant temporary disaster relief to affected Participants pursuant to any applicable statute enacted by the government of the United States or pursuant to any applicable guidance promulgated by an authorized department or agency of the government of the United States. Such administrative policy may include, but will not be limited to, provisions which, to the extent permitted by law, (a) increase the statutory limits on, delay the repayment of, and/or waive the adequate security requirement for, Participant loans; (b) permit the Plan to disregard any procedural requirements, including the consent of the Participant’s Spouse, if any, so long as the Administrator makes a good faith effort under the circumstances to comply with the requirements and makes a reasonable attempt to assemble any required documentation as soon as practical thereafter; and/or (c) permits the re-contribution by Participants of prior disaster distributions to the Plan. In order to make a loan or distribution pursuant to such policy, including a hardship distribution, a qualified plan must contain language authorizing such loan or distribution. For this purpose, a “qualified plan” means a plan or contract meeting the requirements of Code §401(a), §403(a) or §403(b), and for purposes of hardship relief, that could, if it contained enabling language, make hardship distributions. All loans must meet the requirements of Code §72(p). Plans wishing to make a loan or distribution that do not contain such language must be amended no later than the date promulgated by official notice or announcement and must make a reasonable attempt to assemble any forgone documentation that would be normally required for such loans or distributions.

12.23	Frozen Plan. To the extent the Plan is a frozen plan, no Eligible Employee will become a Participant in the Plan, and no contributions/allocations will accrue to any existing Participant, on or after the freeze date.

12.24	Loss of Pre-Approved Plan Status. Notwithstanding any provision in this Plan to the contrary, if this Plan is provided to the Sponsoring Employer by a third party (e.g., a law firm, an actuarial firm, an insurance company, an accounting firm, a third party administration firm, etc.) rather than by the Provider directly, and (a) such third party subsequently terminates its business relationship with the Provider for any reason, or (b) the Provider subsequently terminates its business relationship with such third party for any reason, or (c) the Sponsoring Employer subsequently terminates its business relationship with such third party, then this Plan will no longer be considered a Pre-Approved Plan, but rather will be considered an individually designed plan, and the Provider will have no further responsibilities or obligations with respect to the Plan or the Sponsoring Employer.

This Plan has been executed by the Sponsoring Employer as of the day, month and year set forth on page 1 of this Agreement.

Banc of California, Inc.

By	/s/ Ian Salisbury
Ian Salisbury
Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan
Adopting Employer Agreement

Effective as of January 1, 2024, Banc of California (formerly Pacific Western Bank) hereby adopts (or re-adopts, if applicable) the Banc of California, Inc. 401(k) Plan as established and maintained by Banc of California, Inc., and hereby agrees to be an Adopting Employer under the Plan. Banc of California (formerly Pacific Western Bank) also agrees to abide by such rules and procedures as the Administrator of the Plan deems necessary for the proper administration of the Plan.

Banc of California, Inc.

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023
Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California (formerly Pacific Western Bank)

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023
Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

INTERIM AMENDMENT

TO THE

DOCUMENT AGILITY, INC. PRE-APPROVED DEFINED CONTRIBUTION PLAN

TO COMPLY WITH THE

HARDSHIP WITHDRAWAL PROVISIONS OF THE

BIPARTISAN BUDGET ACT OF 2018 AND THE 2017 TAX CUTS AND JOBS ACT

Document Agility, Inc., as Mass Submitter Sponsor of the Pre-Approved Defined Contribution Plan, Basic Plan Document #14 (the “Plan”), hereby adopts this interim amendment (the “Amendment”) on behalf of the Plan and all plans generated using the Plan (with respect to which the Mass Submitter Sponsor retains amendment authority under the provisions of Revenue Procedure 2017-41), in good faith in order to comply with the Final Treasury Regulations issued September 23, 2019 in response to enactment of (a) sections 41113 and 41114 of the Bipartisan Budget Act of 2018, (b) sections 826 and 827 of the Pension Protection Act of 2006, (c) section 105(b)(1)(A) of the Heroes Earnings Assistance and Relief Tax Act of 2008, and (d) section 11044 of the Tax Cuts and Jobs Act of 2017. This “good faith” Amendment supersedes any conflicting provisions of the Plan, where applicable, is not part of the Plan as approved under Revenue Procedure 2017-41, and has not been reviewed by the Internal Revenue Service (IRS) for compliance with statutory and/or regulatory changes. Furthermore, pursuant to Revenue Procedure 2017-41, this Amendment does not affect reliance on the IRS Opinion Letter issued to the Plan.

Unless elected earlier (in whole or in part) by the Employer’s written directive or administrative policy or procedure which is incorporated herein and considered part of this Amendment, hardship distributions made on or after January 1, 2020 by plans that permit such distributions, will be administered in accordance with the following paragraph which has been added to the end of the section titled “Financial Hardship Distributions” in Article 5, “Distribution of Benefits”:

A hardship distribution made on or after January 1, 2020, may be made for an immediate and heavy financial need only if it (1) meets the criteria established by the Final Regulations for determining the necessity of an immediate and heavy financial need, and (2) is made in accordance with the rules and procedures reflected in the Employer’s administrative policy.

In a 401(k) Plan, the restriction on withdrawal of income allocable to Elective Deferrals, QNECs, QMACs, along with the restriction on the availability of any ADP Safe Harbor Contribution, QNEC, or QMAC (as applicable) for hardship withdrawal, no longer applies. The Employer may choose to make these contributions and the interest accrued on such contributions available for hardship distribution.

* * *

Executed this 1st day of July, 2020.

By:	/s/ Ron MacInnis
Ron MacInnis

INTERIM AMENDMENT

TO THE

DOCUMENT AGILITY, INC. PRE-APPROVED DEFINED CONTRIBUTION PLAN

TO COMPLY WITH THE PROVISIONS OF THE

CORONAVIRUS AID, RELIEF AND ECONOMIC SECURITY ACT (“CARES ACT”)

Document Agility, Inc., as Mass Submitter Sponsor of the Pre-Approved Defined Contribution Plan, Basic Plan Document #14 (the “Plan”), hereby adopts this interim amendment (the “Amendment”) on behalf of the Plan and all plans generated using the Plan (with respect to which the Mass Submitter Sponsor retains amendment authority under the provisions of Revenue Procedure 2017-41), in good faith to comply with the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), to adopt the extensions announced by the Department of the Treasury to Code Section 7508(a), and to adopt by reference any future extension granted to all other requirements and deadlines under the Employee Retirement Income Security Act of 1974 (“ERISA”) as may be issued or promulgated in subsequent guidance or rulings related to the COVID-19 (Novel Coronavirus) outbreak. This “good faith” Amendment supersedes any conflicting provisions of the Plan, where applicable, is not part of the Plan as approved under Revenue Procedure 2017-41, and has not been reviewed by the Internal Revenue Service (IRS) for compliance with statutory and/or regulatory changes. Furthermore, pursuant to Revenue Procedure 2017-41, this Amendment does not affect reliance on the IRS opinion letter issued to the Plan.

1.	If this is a Plan that allows Elective Deferrals to be made, the subsection titled “Distribution of Excess Elective Deferrals” in Article 3, is hereby amended at the lead-in paragraph to read as follows:

Excess Elective Deferrals, plus any income and minus any loss allocable thereto, will be distributed no later than April 15 (or such later date as promulgated by the Department of the Treasury) to any Participant to whose account Excess Elective Deferrals were assigned for the preceding taxable year of the Participant and who claims Excess Elective Deferrals for such taxable year. Distribution of Excess Elective Deferrals will be made in accordance with the following:

2.	Article 5, “Distribution of Benefits”, is hereby amended by adding the following at the end of the Article:

5.22	Required Minimum Distributions In Calendar Year 2020

All distributions from the Plan will be determined and made in accordance with the Regulations under Code Section 401(a)(9) and the minimum distribution incidental benefit requirement of Code Section 401(a)(9)(G). Notwithstanding the provisions of the Plan to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions in calendar year 2020 but for the enactment of Code Section 401(a)(9)(I) (“2020 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2020 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2020 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary (“Extended 2020 RMDs”), will not receive those distributions for 2020 unless the Participant or Beneficiary chooses to receive such distributions or as otherwise provided in the Employer’s administrative policy or procedure. In applying the five (5) year rule, the relief allows the 2020 calendar year to be ignored. For Beneficiaries of deceased Participants, calendar year 2020 will not be counted as part of the five (5) year period during which they must take a distribution.

Executed this 1st day of July, 2020.

By	/s/ Ron MacInnis
Ron MacInnis

1

INTERIM AMENDMENT

TO THE

PRE-APPROVED DEFINED CONTRIBUTION PLAN, BASIC PLAN DOCUMENT #14

TO COMPLY WITH THE PROVISIONS OF

THE BIPARTISAN AMERICAN MINERS ACT OF 2019,

THE SETTING EVERY COMMUNITY UP FOR RETIREMENT ENHANCEMENT ACT OF 2019 (“SECURE ACT”)

AS ENACTED BY THE FURTHER CONSOLIDATED APPROPRIATIONS ACT 2020,

DIVISION T – SECURE 2.0 ACT OF 2022 (“SECURE 2.0”)

AS ENACTED BY THE CONSOLIDATED APPROPRIATIONS ACT, 2023,

AND THE

PROPOSED REGULATIONS REGARDING THE USE OF FORFEITURES IN QUALIFIED RETIREMENT PLANS

Document Agility, Inc., as Mass Submitter Sponsor of the Pre-Approved Defined Contribution Plan, Basic Plan Document #14 (the “Plan”), hereby adopts this interim amendment (the “Amendment”) in good faith on behalf of the Plan and all plans generated using the Plan (with respect to which the Mass Submitter Sponsor retains amendment authority under the provisions of Revenue Procedure 2017-41), to comply with certain provisions of the Bipartisan American Miners Act of 2019, The Setting Every Community Up for Retirement Enhancement Act of 2019 (“SECURE Act”), and the provisions found in The Consolidated Appropriations Act, 2023 at Division T – Secure 2.0 Act of 2022 (“SECURE 2.0”), collectively known as “Acts”, including an adoption by reference, of any future extension granted to all other requirements and deadlines under the Employee Retirement Income Security Act of 1974 (“ERISA”) as may be issued or promulgated in subsequent guidance or rulings related to these Acts. Any reference to “Code” means the Internal Revenue Code of 1986, as amended from time to time, including corresponding Treasury Regulations, and reference to a “Code Section” includes such section and any comparable section or sections of any future legislation, that amends, supplements, or supersedes such Code Section or Treasury Regulation.

In addition to amendments made by the Acts, this Amendment also includes adoption of the proposed regulations published by the Internal Revenue Service (IRS) on February 27, 2023 (REG-122286-18) regarding the use of forfeitures in the Plan for Plan Years beginning on or after January 1, 2024 (or such extended date as may be identified by future legislation).

Except to the extent a Plan Sponsor separately amends its Plan to comply with the discretionary provisions herein, this Amendment supersedes any conflicting provisions of the Plan, where and as applicable. This Amendment is not part of the Plan as approved under Revenue Procedure 2017-41 nor has it been reviewed by the Internal Revenue Service (IRS) for compliance with statutory and/or regulatory changes. Furthermore, pursuant to Revenue Procedure 2017-41, adoption of this Amendment will not affect reliance on the IRS opinion letter issued to the Plan.

Amendments made pursuant herein will not violate the anti-cutback rule (unless so designated by the Secretary of the Treasury) if such Plan operates in accordance with such Amendments as of the effective date of a legislative or regulatory requirement or amendment, and such Amendment is executed by the last day of the Plan Year that begins on or after January 1, 2025, (January 1, 2027, for governmental or collectively bargained plans) or, if a discretionary provision is adopted later, the last day of the Plan Year in which such discretionary provision is first effective. Notwithstanding the above and effective for Plan Years beginning on or after January 1, 2024, discretionary amendments to increase benefits (other than increasing Matching Contributions in a 401(k) Plan) must be adopted before the Employer’s tax filing deadline (including extensions) for the immediately preceding taxable year in which the discretionary amendment is effective. These dates and any such date or dates identified in this Amendment may be extended by official notice, announcement, or other capacity, as promulgated by the Department of the Treasury.

SECURE Acts Amendments	- 1 -

PART I

Amendments Effective Prior To And On Or After December 31, 2022

Article 1

Distributions

1.1	Required Beginning Date for Mandatory Distributions. Effective for distributions required to be made after December 31, 2019, the term Required Beginning Date with respect to a Participant who is born on or after July 1, 1949, but before January 1, 1951, and who is a 5% owner as defined in Code Section 416, means the April 1st of the calendar year following the calendar year in which the Participant reaches age 72; and with respect to such a Participant who is not a 5% owner, means the April 1 of the calendar year following the later of the calendar year in which such Participant attains age 72 or the calendar year in which the Participant retires (the timing of which is specified in the Plan).

Effective with distributions required to be made after December 31, 2022, the applicable age described above is increased for Participants born on or after January 1, 1951, to age 73. This applicable age may be adjusted with future legislation or guidance.

1.2	Definitions and Rules Relating to Designated Beneficiaries. Effective for Participants who die after December 31, 2019, the terms below have the following meanings as they relate to required minimum distributions under Code §401(a)(9) and the determination of beneficiary under Code §401(a)(9)(E):

(a)	Designated Beneficiary. The term Designated Beneficiary means any individual (or qualifying trust as described in Treasury Regulations §1.401(a)(9)-4) designated as a Beneficiary by the Participant (or surviving Spouse).

(b)	Eligible Designated Beneficiary. The term Eligible Designated Beneficiary means any Designated Beneficiary, with respect to the Participant, who is (1) the surviving Spouse of the Participant; (2) subject to (c) below, a child of the Participant who has not reached the age of majority (within the meaning of Code §401(a)(9)(F)); (3) disabled; (4) a chronically ill individual (within the meaning of Code §7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof will only be treated as met if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature); or (5) an individual not described in any of the preceding subclauses who is not more than 10 years younger than the Participant. The determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary will be made as of the date of death of the Participant.

(c)	Special Rule in Case of Certain Trusts for Disabled or Chronically Ill Beneficiaries. In the case of an “applicable multi-beneficiary trust”, if under the terms of the trust (1) it is to be divided immediately upon the death of the Participant into separate trusts for each Beneficiary, or (2) no Beneficiary (other than an Eligible Designated Beneficiary described in Code §401(a)(9)(E)(ii)(III) or (IV) who is disabled or chronically ill) has any right to the Participant’s interest in the Plan until the death of all those disabled or chronically ill Eligible Designated Beneficiaries with respect to the trust, then Code §401(a)(9)(B)(iii) permitted payments (over the life expectancy of a Beneficiary) will apply to the distribution of the Participant’s interest; and any Beneficiary who is not disabled or chronically ill will be treated as a Beneficiary of the Eligible Designated Beneficiary who is disabled or chronically ill upon the death of that Eligible Designated Beneficiary. For purposes of this paragraph, “applicable multi-beneficiary trust” means a trust which has more than one Beneficiary, all of the Beneficiaries of which are treated as Designated Beneficiaries for purposes of determining the distribution period pursuant to Code §401(a)(9), and where at least one of the Beneficiaries of which is an Eligible Designated Beneficiary who is either disabled or chronically ill. For purposes of the preceding sentence, in the case of a trust the terms of which are described at (2) above, any Beneficiary which is an organization described in Code §170(b)(1)(A) (other than any organization described in Code §509(a)(3) or any fund or account described in Code §4966(d)(2)) will be treated as a Designated Beneficiary described at (2) above.

(d)	Special Rule for Children. Subject to Code §401(a)(9)(F), an individual described at (b)(2) above will cease to be an Eligible Designated Beneficiary as of the date the individual reaches the age of majority.

SECURE Acts Amendments	- 2 -

1.3	Modifications to Required Minimum Distribution Rules for Defined Contribution Plans. Required minimum distributions with respect to defined contribution plans (and Deemed IRA Account balances, if applicable) are hereby revised according to Code §401(a)(9)(H) and generally apply to Participants who die after December 31, 2019, and to any Beneficiary of a Participant’s Designated Beneficiary who died after December 31, 2019 (when the Participant died before January 1, 2020). In such case, the Participant’s Designated Beneficiary will be treated as an Eligible Designated Beneficiary for purposes of Code §401(a)(9)(H)(ii). Where a Participant dies before the distribution of such Participant’s entire interest, the following will apply:

(a)	In General. Except in the case of a Beneficiary who is not a Designated Beneficiary, Code §401(a)(9)(B)(ii) will be applied by substituting “10 years” for “5 years”, and will apply whether or not required annual distributions of the Participant’s interests have begun according to Code §401(a)(9)(A).

(b)	Exception for Eligible Designated Beneficiary. The application of Code §401(a)(9)(B)(iii) where a Participant dies after distribution has begun but before the entire interest has been distributed and where the exception to the 5-year rule for certain amounts payable over the life of the Designated Beneficiary may apply, will apply only in the case of an Eligible Designated Beneficiary.

(c)	Rules Upon Death of Eligible Designated Beneficiary. If an Eligible Designated Beneficiary dies before the portion of the Participant’s interest to which Code §401(a)(9)(H) applies is entirely distributed, the exception noted at (b) above will not apply to any Beneficiary of such Eligible Designated Beneficiary and the remainder of such portion will be distributed annually within 10 years after the death of such Eligible Designated Beneficiary.

(d)	Special Rule for Children. Subject to Code §401(a)(9)(F), a child of the Participant who has not reached the age of majority will cease to be an Eligible Designated Beneficiary as of the date such individual reaches majority and any remainder of the portion of the individual’s interest will be distributed annually within 10 years after such date.

(e)	Application to Certain Eligible Retirement Plans. For purposes of applying the provisions of this subparagraph in determining amounts required to be distributed annually pursuant to this paragraph, all Eligible Retirement Plans (as defined in Code §402(c)(8)(B) other than a defined benefit plan described in clause (iv) or (v) thereof or a qualified trust which is part of a defined benefit plan) will be treated as a defined contribution plan.

(f)	Effective Dates. The amendments made by subsections (a) through (e) above will apply to distributions with respect to Participants who die after December 31, 2019. For plans subject to collective bargaining, these amendments apply to Participants who die in calendar years beginning after the earlier of (1) the later of (i) the date on which the last of such collective bargaining agreements terminates (determined without regard to any extension hereof agreed to on or after December 20, 2019, (the enactment date of the SECURE Act), or (ii) December 31, 2019 (December 31, 2021, for governmental plans); or (2) December 31, 2021.

(g)	Relief for Certain Required Minimum Distributions. Unless further extended by official notice, announcement, or other capacity, as promulgated by the Department of the Treasury, the final regulations regarding required minimum distributions under Code §401(a)(9) and its related provisions will apply for calendar years beginning no earlier than 2024. Furthermore, as a result of the enactment of §107 of the SECURE 2.0 Act, an Administrator will not be considered to have failed to satisfy the requirements of Code §401(a)(31), §402(f), and §3405(c) if a distribution made between January 1, 2023, and July 31, 2023, to a Participant born in 1951 (or that Participant’s surviving Spouse) was incorrectly characterized as a required minimum distribution. Relief will also be available for mischaracterized required minimum distributions made between such dates by extending the 60-day deadline for eligible rollover distributions to September 30, 2023.

Additionally, a defined contribution plan that failed to make a specified required minimum distribution will not be treated as having failed to satisfy Code §401(a)(9) merely because it did not make the distribution and the IRS will not assert the excise tax normally due under Code §4974. For this purpose, a required minimum distribution is any distribution that, under the interpretation included in the proposed regulations published on February 24, 2022, would be required to be made pursuant to Code §401(a)(9) in calendar year 2023 under a defined contribution plan (or Deemed IRA Account balances, if applicable) that is subject to the rules of Code §401(a)(9)(H) for the year in which the Participant (or Designated Beneficiary) died if that payment would be required to be made to: 1) a Designated Beneficiary of a Participant under the Plan if the Participant died in calendar year 2020, 2021, or 2022, and on or after the Participant’s required beginning date provided the Designated Beneficiary is not using the lifetime or life expectancy payments exception under Code §401(a)(9)(B)(iii); or 2) a Beneficiary of an Eligible Designated Beneficiary (including a Designated Beneficiary who is treated as an Eligible Designed Beneficiary pursuant to §401(b)(5) of the SECURE Act) if the Eligible Designated Beneficiary died in calendar year 2020, 2021, or 2022, and such Eligible Designated Beneficiary was using the lifetime or life expectancy payments exception under Code §401(a)(9)(B)(iii).

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(h)	Exception for Annuities. These amendments will not apply to a qualified annuity which is a binding annuity contract in effect on December 20, 2019, and at all times thereafter. For this purpose, the term “qualified annuity” means, with respect to a Participant, an annuity (1) which is a commercial annuity (as defined in Code §3405(e)(6)); (2) under which the annuity payments are made over the life of the Participant or over the joint lives of such Participant and a Designated Beneficiary (or over a period not extending beyond the life expectancy of such Participant or the joint life expectancy of such Participant and a Designated Beneficiary) in accordance with the regulations described in Code §401(a)(9)(A)(ii) (as in effect before such amendments) and which meets the other requirements of Code §401(a)(9) (as so in effect) with respect to such payments; and (3) with respect to which (i) annuity payments to the Participant have begun before December 20, 2019, and the Participant has made an irrevocable election before such date as to the method and amount of the annuity payments to the Participant or any Designated Beneficiaries; or (ii) if subclause (i) does not apply, the Participant has made an irrevocable election before December 20, 2019, as to the method and amount of the annuity payments to the Participant or any Designated Beneficiaries.

(i)	Qualified Longevity Annuity Contracts (QLAC). For purposes of computing minimum required distributions that must be made to a Participant or Beneficiary in each distribution calendar year in order to satisfy Code §401(a)(9), a Participant’s Account balance does not include the value of any Qualified Longevity Annuity Contract (QLAC). The amount of the premiums paid for the QLAC under the Plan will not exceed the lesser of:

(1)	An amount equal to the excess of $125,000 (as adjusted by the Commissioner) over the sum of (A) the premiums paid before that date with respect to the contract, and (B) premiums paid on or before that date with respect to any other contract that is intended to be a QLAC and that is purchased for the Participant under the Plan, or any other plan, annuity, or account described in Code §401(a), §403(a), §403(b), §408, or an eligible governmental plan under Code §457(b); or

(2)	An amount equal to the excess of (A) 25% of the Participant’s Account balance (as of the last Valuation Date preceding the date of the premium payment) under the Plan (including the value of any QLAC held under the Plan for the Participant) as of the contract date, over (B) the sum of premiums paid before that date with respect to the contract and premiums paid on or before that date with respect to any other contract that is intended to be a QLAC and that is held or was purchased for the Participant under the Plan.

For contracts purchased or received in an exchange on or after December 29, 2022, the dollar limitation on premiums is raised from $125,000 to $200,000 (as adjusted for inflation on or after January 1, 2025) and the 25% Account balance limit on premiums for QLACs is eliminated.

Distributions under the QLAC portion of the Participant’s Account will commence not later than the first day of the month next following the Participant’s 85th birthday. After distributions commence, those distributions will satisfy all applicable minimum distribution requirements from that point forward (other than the requirement that annuity payments commence on or before the Required Beginning Date). If an annuity contract fails to be a QLAC solely because a premium for the contract exceeds the above limits, the excess premium will be returned (either in cash or in the form of a contract that is not intended to be a QLAC) to the non-QLAC portion of the Participant’s Account by the end of the calendar year following the calendar year in which the excess premium was originally paid.

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With respect to contracts purchased or received in an exchange on or after July 2, 2014, nothing in the regulations will preclude a contract from including a provision under which an Employee may rescind the purchase of the contract within a period not exceeding 90 days from the date of purchase. In the case of a QLAC which was purchased with joint and survivor annuity benefits for the Participant and the Participant’s Spouse which were permissible under the Regulations at the time the contract was originally purchased, a divorce occurring after the original purchase and before the annuity payments commence under the contract will not affect the permissibility of the joint and survivor annuity benefits or other benefits under the contract, or require any adjustment to the amount or duration of benefits payable under the contract, provided that any QDRO, or in the case of a divorce or separation arrangement not subject to Code §414(p) or ERISA §206(d), (i) provides that the former Spouse is entitled to the survivor benefits under the contract; (ii) provides that the former Spouse is treated as a surviving Spouse for purposes of the contract; (iii) does not modify the treatment of the former Spouse as the beneficiary under the contract who is entitled to the survivor benefits; or (iv) does not modify the treatment of the former Spouse as the measuring life for the survivor benefits under the contract.

(j)	Elimination of Penalty on Partial Annuitization. Effective December 29, 2022, the Plan may allow the Participant to elect to have the amount required to be distributed under Code §401(a)(9) from its Account for a year to be calculated as the excess of the total required amount for such year over the annuity amount for such year. For this purpose, the term “total required amount” with respect to a year means the amount which would be required to be distributed under Treasury Regulations §1.401(a)(9)-5 (or any successor regulation) for the year, determined by treating the Account balance as of the last Valuation Date in the immediately preceding calendar year as including the value on that date of all annuity contracts which were purchased with a portion of the Account and from which payments are made in accordance with Treasury Regulations §1.401(a)(9)-6.

1.4	In-Service Distribution for Birth or Adoption. If elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, a Participant may request an in-service distribution in connection with the qualified birth or adoption of a child who has not attained age 18 (excluding a Spouse’s child) or a child who is physically or mentally incapable of self-support, regardless of age. For this purpose, a “qualified birth or adoption distribution” (QBAD) means a distribution to a Participant with respect to any child or eligible adoptee who meets the terms above, and for which the Participant includes the name, age, and the taxpayer identification number of the child or eligible adoptee on the Participant’s tax return for the taxable year in which the distribution is made.

Any such distribution made under this provision may be made in Plan Years beginning after December 31, 2019, will not be subject to the penalty tax under Code §72(t), is not subject to mandatory withholding under Code §3405, is not treated as an eligible rollover distribution for purposes of the direct rollover rules of Code §401(a)(31), and must be made within the 1-year period following the birth of such child or the legal adoption of a child is finalized. The maximum amount available per individual per child is $5,000 from all plans maintained by the Employer (and any member of any controlled group which includes the Employer).

If the Plan permits Rollover Contributions and such Participant is eligible to make a Rollover Contribution at the time of the request, a Participant may recontribute a QBAD (or portion thereof) as if it were a direct trustee-to-trustee transfer of an Eligible Rollover Distribution as provided by Code §402(c)(4) at any time during the 3-year period beginning on the day after the date on which such distribution was received. However, recontribution of any distribution made prior to December 29, 2022, must be made no later than December 31, 2025. If the Plan does not permit Rollover Contributions, or the Participant is not eligible to make a Rollover Contribution at the time of the request, such Participant may rollover a QBAD to an Eligible Retirement Plan in which the Participant is a beneficiary and to which a rollover can be made as provided by Code §402(c), §403(a)(4), §403(b)(8), §408(d)(3), or §457(e)(16), as applicable.

A QBAD is not related to any other provision or reason that may or may not permit in-service distributions from the Plan. When determining the Participant’s eligibility for a QBAD, the Plan Sponsor or Administrator may rely on reasonable representations from the Participant, unless the Plan Sponsor or Administrator has actual knowledge to the contrary.

1.5	In-Service Distribution from Money Purchase Pension Contribution Accounts. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective no earlier than the Plan Year beginning after December 31, 2019, and no later than the last day of the Plan Year in which such change in terms is effective, the age limit for an in-service distribution from money purchase pension contribution accounts is decreased from not less than age 62 to not less than age 59½. No distribution may be made while employed with respect to Employer contributions in a money purchase pension plan, prior Non-Elective Contributions that represent money purchase pension plan contributions, or to Transfer Contribution Accounts (including post-transfer earnings thereon) transferred into this Plan from a money purchase pension plan or target benefit pension plan (other than any portion thereof which is attributable to Voluntary Employee Contributions) prior to the age elected which will be not less than age 59½.

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1.6	Determination of Domestic Relations Orders Issued by or of Tribal Governments. Effective with domestic relations received by an Administrator after December 31, 2022, the term Qualified Domestic Relations Order, or QDRO, means a signed domestic relations order issued by a State or a Commonwealth court, including laws issued by or of an Indian tribal government, a subdivision of an Indian tribal government, or an agency or instrumentality of either, that creates, recognizes or assigns to an Alternate Payee(s) the right to receive all or part of a Participant’s Plan benefit.

1.7	Recovery of Retirement Plan Overpayments. Effective December 29, 2022, a Plan will not fail to be qualified under Code §401(a) or Code §403 if there is a failure to seek recovery and obtain repayment, or amend the Plan to increase past or decrease future benefits, of all or any part of an inadvertent benefit overpayment made to a Participant, Beneficiary, Employer, Plan Sponsor, fiduciary, or other party as part of this Plan. In the case of an inadvertent overpayment, the responsible Plan fiduciary may reduce future benefit payments to the correct amount provided for under the terms of the Plan, or seek recovery from the person or persons responsible for the overpayment. Recoupment may also be sought from a Participant or Beneficiary provided:

(a)	no interest or other additional amount (such as collection costs or fees) are sought on such overpayment for any period;

(b)	recoupment of past overpayments of a non-decreasing annuity by reducing future benefit payments (i) ceases after the Plan has recovered the full dollar amount of the overpayment, (ii) does not exceed 10% of the full dollar amount of the overpayment in each calendar year, (iii) are not reduced to below 90% of the periodic amount otherwise payable under the terms of the Plan, and (iv) if recoupment is through one or more installment payments in any calendar year does not exceed the sum of the reductions that would be permitted in such year under (iii) herein;

(c)	recoupment of overpayments other than a non-decreasing annuity satisfies the requirements developed by the Secretary of Labor;

(d)	are not accompanied by threats of litigation, unless the responsible Plan fiduciary determines that there is a reasonable likelihood of success to recover an amount greater than the cost of recovery;

(e)	is not made through a collection agency or similar third party, unless the Participant or Beneficiary ignores or rejects efforts to recoup the overpayment following either a final judgement in Federal or State court or a settlement between the Participant or Beneficiary and the Plan, in either case authorizing such recoupment;

(f)	recoupment of past overpayments to a Participant is not sought from any Beneficiary of the Participant, including a Spouse, surviving Spouse, former Spouse, or other Beneficiary; and

(g)	the first overpayment did not occur more than 3 years before the Participant or Beneficiary is first notified in writing of the error, except in the case of fraud or misrepresentation by the Participant.

A Participant or Beneficiary from whom recoupment is sought is entitled to contest all or part of the recoupment pursuant to the claims procedures of the Plan that made the overpayment (to the extent such procedures are consistent with ERISA §503).

In the case of an inadvertent benefit overpayment that is transferred to an Eligible Retirement Plan by or on behalf of a Participant or Beneficiary, the Plan will notify the plan receiving the rollover of such dispute. The plan receiving the rollover will retain such overpayment on behalf of the Participant or Beneficiary (and will be entitled to treat such overpayment as plan assets) pending the outcome of such procedures and the portion of such overpayment with respect to which recoupment is sought on behalf of the Plan will be permitted to be returned to such Plan if it is determined to be an overpayment. If recoupment of the overpayment is sought, repayment to the Plan is considered an Eligible Rollover Distribution and the Plan will accept such transfer. However, if recoupment of the overpayment is not sought and the excess was paid in an Eligible Rollover Distribution, such distribution will remain eligible in the receiving plan.

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Overpayments made, installment payments made by the Participant or Beneficiary to the Plan, or any offset or reduction in periodic benefit payments to the Participant or Beneficiary that occurred prior to December 29, 2022, may continue after such date. Nothing in these rules and the rules of ERISA §206 will relieve an Employer of any obligation imposed on it to make contributions to the Plan to meet any minimum funding standard or restore an impermissible forfeiture in accordance with Code §203. Furthermore, the relief provided in this section will not apply to protect a Participant or Beneficiary who bears responsibility for the overpayment (such as through misrepresentations or omissions that led to the overpayment), or if the individual knew that the benefit payment or payments were materially in excess of the correct amount. However, a Participant or Beneficiary will not be culpable merely because such individual believed that the benefit payment or payments were or might be in excess of the correct amount if the Participant or Beneficiary raised that question with an authorized Plan representative and was told the payment or payments were not in excess of the correct amount.

1.8	Qualified Disaster Relief Recovery Distributions. In addition to the disaster relief provisions available under the current terms of the Plan, a “qualified disaster recovery distribution” (QDRD) may be made because of a qualified federally declared disaster declared by the President under §401 of the Robert T. Stafford Disaster Relief and Emergency Assistance Act after December 27, 2020, and occurring after January 26, 2021. The term “qualified disaster” does not include any area which is a qualified disaster area solely by reason of §301 of the Taxpayer Certainty and Disaster Tax Relief Act of 2020. For disasters occurring on or after January 26, 2021 and before December 29, 2022, eligible individuals can take a QDRD until June 27, 2023, if that date is later than the date that otherwise applies under the statute.

A QDRD may be accounted by the Participant as gross income over a 3-year period (beginning with such taxable year), and may, if the Plan permits Rollover Contributions, be paid back to the Plan in one or more contributions within 3 years of the date of distribution beginning on the day after the date of the distribution. Where a distribution was made from the Plan between 180 days before the first day of the incident period of such qualified disaster and 30 days after the last day of such incident period to purchase a home in a disaster area but was not used because of the disaster, such distribution may also be recontributed in one or more contributions to the Plan. For this purpose, the tax on early distributions will not apply if the aggregate amount of QDRDs received by a Participant from the Plan maintained by the Employer (including related employers) with respect to any qualified disaster in all taxable years does not exceed $22,000. In the case of Plan loans made during the period specified by the Federal Emergency Management Agency for such disaster, the Plan’s loan limit of the lesser of $50,000 or one-half the present value of the Participant’s nonforfeitable Account balance may be replaced by the lesser of $100,000 or the present value of the Participant’s nonforfeitable Account balance and repayment may be delayed up to 1 year (repayments must be adjusted to reflect the delay in the due date plus accrued interest).

Article 2

Special Rules for 401(k) Plans

2.1	Maximum Contribution Rate Under a Qualified Automatic Contribution Arrangement. If the Plan is a Code §401(k) Plan using an automatic escalation feature and if elected by the Employer for Plan Years beginning after December 31, 2019, the Qualified Automatic Contribution Arrangement (QACA) maximum contribution rate for all subsequent years after the first period (which ends on the last day of the Plan Year following the year in which the first contribution is made) may be increased to a maximum rate of 15% of Compensation. The maximum rate in the first period remains at 10%.

2.2	Elimination of the Traditional Safe Harbor Notice. If the Plan is a Code §401(k) Plan using a Traditional ADP Safe Harbor Non-Elective Contribution feature or “contingent” Traditional ADP Safe Harbor Non-Elective Contribution feature, the safe harbor notice requirement for Plan Years beginning after December 31, 2019, has been eliminated. This elimination is not extended to 401(k) Plans utilizing an Eligible Automatic Contribution Arrangement (EACA) or Qualified Automatic Contribution Arrangement (QACA), or a Traditional ADP or ACP Safe Harbor Matching Contribution formula.

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Amendment may also be made to the Traditional ADP Safe Harbor Nonelective Contribution status at any time before the 30th day before the close of the Plan Year provided, (a) a Traditional ADP Safe Harbor Nonelective Contribution of at least 4% of Compensation (rather than of at least 3%) is made on behalf of Eligible Employees for that Plan Year, and (b) the Plan is amended no later than the last day for distributing Excess Contributions for the Plan Year.

2.3	Employee Certification for Determining the Necessity of Financial Hardship Distributions. Effective for distributions made on or after December 31, 2022, if the Plan permits distribution for financial hardship, unless the Administrator has actual knowledge to the contrary, the Administrator may rely on a Participant’s written certification that the necessity of a hardship distribution is on account of an immediate and heavy financial need, is not in excess of the amount required to satisfy such financial need, and that the Participant has no alternative means reasonably available to satisfy such financial need.

2.4	Roth Employer Matching Contributions. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective with contributions made after December 29, 2022 (or, if later, the effective date specified in the elective provisions), Participants who are fully vested in their ACP Safe Harbor Matching Contribution Account, ADP Safe Harbor Matching Contribution Account, Non-Safe Harbor Matching Contribution Account, QACA ADP Safe Harbor Matching Contribution Account, Qualified Matching Contribution Account, or Traditional ADP Safe Harbor Matching Contribution Account, may request that the Employer’s ACP Safe Harbor Matching Contribution, ADP Safe Harbor Matching Contribution, Non-Safe Harbor Matching Contribution, QACA ADP Safe Harbor Matching Contribution, Qualified Matching Contribution, or Traditional ADP Safe Harbor Matching Contribution, as applicable and if provided by the Plan, be made as a Roth Matching Contribution. Such decision by the Participant will not change the formula and allocation requirements, if any, determined under the terms of the Plan. Roth Matching Contributions made under this provision will be subject to taxation as gross income and the distribution rules related to Roth contributions under Code §402(A)(d) will apply. Any such contribution determined to be a Roth Matching Contribution under this provision will be deposited to the Participant’s Roth ACP Safe Harbor Matching Contribution Account, Roth ADP Safe Harbor Matching Contribution Account, Roth Non-Safe Harbor Matching Contribution Account, Roth QACA ADP Safe Harbor Matching Contribution Account, Roth Qualified Matching Contribution Account, or Roth Traditional ADP Safe Harbor Matching Contribution Account, as applicable, and will be separate from any Account established with respect to any In-Plan Roth Rollover as may be separately available under this Plan.

2.5	Roth Employer Non-Elective Contributions. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective with contributions made after December 29, 2022 (or, if later, the effective date specified in the elective provisions), Participants who are fully vested in their ADP Safe Harbor Non-Elective Contribution Account, Non-Safe Harbor Non-Elective Contribution Account, QACA ADP Safe Harbor Non-Elective Contribution Account, Qualified Non-Elective Contribution Account, or Traditional ADP Safe Harbor Non-Elective Contribution Account, may request that the Employer’s ADP Safe Harbor Non-Elective Contribution, Non-Safe Harbor Non-Elective Contribution, QACA ADP Safe Harbor Non-Elective Contribution, Qualified Non-Elective Contribution, or Traditional ADP Safe Harbor Non-Elective Contribution, as applicable and if provided by the Plan, be made as a Roth Non-Elective Contribution. Such decision by the Participant will not change the formula and allocation requirements, if any, determined under the terms of the Plan. Roth Non-Elective Contributions made under this provision will be subject to taxation as gross income and the distribution rules related to Roth contributions under Code §402(A)(d) will apply. Any such contribution determined to be a Roth Non-Elective Contribution under this provision will be deposited to the Participant’s Roth ADP Safe Harbor Non-Elective Contribution Account, Roth Non-Safe Harbor Non-Elective Contribution Account, Roth QACA ADP Safe Harbor Non-Elective Contribution Account, Roth Qualified Non-Elective Contribution Account, or Roth Traditional ADP Safe Harbor Non-Elective Contribution Account, as applicable, and will be separate from any Account established with respect to any In-Plan Roth Rollover as may be separately available under this Plan.

2.6	Effective Opportunity to Make Elective Deferrals. Effective December 29, 2022, a 401(k) plan will not fail to satisfy Code §401(k)(4)(A) solely by reason of offering a de minimis financial incentive (not derived from Plan assets) to Employees in order to elect to have the Employer make contributions pursuant to a Salary Deferral Agreement or Salary Savings Agreement.

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Article 3

Miscellaneous

3.1	Compensation Under Code §415. Code §415(c) is amended to treat difficulty of care payments that are excluded from gross income as compensation in determining contribution limitations under the Plan. Accordingly, a Participant may make contributions to, or receive allocations under, the Plan based on such payments even if the Participant has no other Compensation. Code §415(c)(8)(B), as amended, provides that if a contribution is made based on difficulty of care payments, the contribution is treated as investment in the contract and will not cause the Plan to be treated as failing any requirements of Code §1 through §1400Z-2 solely by reason of allowing the contribution. Code §415(c)(8) applies to Plan Years beginning after December 31, 2015. If the Employer makes difficulty of care payments to Employees who are eligible to participate in the Plan, such payments are included for purposes of Compensation under Code §415(c).

3.2	Portability of Lifetime Income Options. Effective with Plan Years beginning after December 31, 2019, in the case where a lifetime income investment is no longer authorized to be held as an investment option under the Plan, the Administrator may during the 90-day period before such lifetime income investment option becomes unavailable under the Plan, allow affected Participants to make a direct trustee-to-trustee transfer to another employer-sponsored retirement plan or an IRA of any eliminated lifetime income investments or request an in-service distribution of any such lifetime income investment in the form of a qualified distribution or a qualified plan distribution annuity contract.

3.3	Rollover Rules for Qualified Plan Loan Offset Amounts. Where a Plan permits loans and “participant rollovers”, Final Regulations issued under §1.402(c)-3 permit the Plan to apply an extended rollover deadline for “participant rollovers” of distributions of “qualified plan loan offset” (QPLO) amounts made on or after January 1, 2021, with an option to apply the rule to distributions made on or after August 20, 2020. The “participant rollover” deadline for a QPLO amount is the individual’s tax filing due date (plus extensions) for the taxable year in which the offset occurs. The extended period in which to complete a “participant rollover” of the QPLO amount will apply even if such taxpayer does not request an extension to file and instead files his or her return by the unextended tax filing due date.

For this purpose, a “QPLO” is a plan loan offset amount that is treated as a distribution to a Participant or Beneficiary solely by reason of either the termination of the Employer’s qualified plan, or the failure to meet the repayment terms of the loan because of the Participant’s severance from employment, provided such loan met the requirements of Code §72(p)(2) immediately prior to the termination of the Employer’s qualified plan or the Participant’s severance from employment, as applicable. A QPLO amount is treated as distributed from a qualified plan to a Participant or Beneficiary solely by reason of the failure to meet the Plan loan repayment terms because of severance from employment if the plan loan offset (i) relates to a failure to meet the repayment terms of the plan loan, and (ii) occurs within the period beginning on the date of the employee’s severance from employment and ending the first anniversary of that date.

For this purpose, “plan loan offset amount” means a distribution that occurs when, under the Plan terms governing the loan, the balance in the Participant’s Account is reduced or offset upon a Participant’s severance from employment or request for distribution, in order to repay an outstanding or defaulted loan, but does not include a deemed distribution under Code §72(p). Any such amount that does not exceed the plan loan offset amount may be rolled over by the Participant (or Spouse Beneficiary) to an Eligible Retirement Plan within the 60-day period described in Code §402(c)(3) (or such later date as promulgated by the Department of the Treasury) unless the plan offset amount fails to be an Eligible Rollover Distribution for another reason.

3.4	Elimination of Plan Notification Requirements to Unenrolled Participants. Effective for Plan Years beginning after December 31, 2022, with respect to any Defined Contribution Plan, no disclosure, notice, or other Plan document (other than the notices and documents described in subparagraphs (a) and (b) herein) will be required to be furnished under ERISA §111 or Code §414 to any “unenrolled Participant” if the unenrolled Participant is furnished (a) an annual reminder notice of such Participant’s eligibility to participate in such Plan and any applicable election deadlines under the Plan, and (b) any document requested by such Participant that the Participant would be entitled to receive notwithstanding this section.

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For purposes of this section, the term “unenrolled Participant” means an Employee who (1) is eligible to participate in the Plan, (2) has been furnished the Summary Plan Description and any other notices related to eligibility under the Plan that are required to be furnished under ERISA or the Code in connection with such Participant’s initial eligibility to participate in the Plan, (3) is not participating in the Plan, and (4) satisfies such other criteria as the Secretary of Labor may determine appropriate, as prescribed in the Secretary’s guidance. Any eligibility to participate in the Plan following any period for which such Employee was not eligible to participate will be treated as initial eligibility.

For purposes of this section, an “annual reminder notice” means a notice provided in accordance with §2520.104b-1 of title 29, Code of Federal Regulations (or any successor regulation), which (1) is furnished in connection with the annual open season election period with respect to the Plan, or if there is no such period, is furnished within a reasonable period prior to the beginning of each Plan Year, (2) notifies the unenrolled Participant of their eligibility to participate in the Plan and the key benefits and rights under the Plan, with a focus on Employer contributions and Vesting provisions, and (3) provides such information in a prominent manner calculated to be understood by the average Participant.

PART II

Amendments Effective After December 31, 2023

Article 1
Distributions

1.1	Increase in Dollar Limit for Mandatory Cash-Out of Benefits. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective with distributions made after December 31, 2023 (or, if later, the effective date specified in the elective provisions), the small dollar payout limit described in the Base Plan Document at the section titled Mandatory Cash-Out of Benefits and the section titled Restrictions on Immediate Distributions may be increased from a maximum of $5,000 to $7,000.

1.2	In-Service Distribution for Cases of Domestic Abuse. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective with distributions made after December 31, 2023 (or, if later, the effective date specified in the elective provisions), victims of domestic abuse (as defined in Code §72(t)(2)(K)) may request a distribution up to the lesser of $10,000 (subject to cost-of-living adjustments) or 50% of their Vested Account balance in the Plan (including any plan in which the Employer is a member of any controlled group). Such distribution must be made to a Participant during the 1-year period beginning on any date on which the Participant is a victim of domestic abuse by a Spouse or Domestic Partner. The term “domestic abuse” will mean the physical, psychological, sexual, emotional, or economic abuse, including efforts to control, isolate, humiliate, or intimidate the victim, or to undermine the victim’s ability to reason independently, including by means of abuse of the victim’s child or another family member living in the household. The Administrator may rely upon the certification made by the Participant unless it has direct knowledge to the contrary. Such distribution will not be subject to the early withdrawal penalty under Code §72(t), is not eligible for rollover treatment, will be treated as meeting the requirements of a permissible distribution under Code §401(k)(2)(B)(i), §403(b)(7)(A)(ii), §403(b)(11), and §457(d)(1)(A), and may be repaid within 3 years. This provision is not available in a Money Purchase Pension Plan or for any Account that represents assets from a merged Money Purchase Pension Plan.

1.3	In-Service Distribution for Certain Emergency Expenses. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective with distributions made after December 31, 2023 (or, if later, the effective date specified in the elective provisions), Participants may request a distribution for an emergency personal expense. Such emergency expense distribution will be limited to the lesser of $1,000 or an amount equal to the excess of the Participant’s total nonforfeitable benefit under the Plan as of the date of distribution over $1,000. Only one emergency expense distribution may be made per calendar year from this and all Plans maintained by the Employer (or any member of a controlled group of employers) and may be repaid to the Plan within 3 years. However, no amount may be rolled during the immediately following 3 calendar years unless such previous distribution is fully repaid to the Plan or the aggregate of Elective Deferrals and Voluntary Employee Contributions (if any) contributed subsequent to such previous distribution is at least equal to the amount of such previous distribution which has not been repaid.

SECURE Acts Amendments	- 10 -

For this purpose, “emergency expense distribution” means a distribution for purposes of meeting an unforeseeable or immediate financial need relating to expenses incurred for a necessary personal or family emergency. The Plan’s Administrator may rely on the Participant’s written certification of such emergency unless the Administrator has actual knowledge to the contrary. Any such distribution is not subject to the early withdrawal penalty under Code §72(t), is not eligible for favorable rollover treatment, and will be treated as meeting the requirements of a permissible distribution under Title II of ERISA.

1.4	Surviving Spouse Election for Required Minimum Distributions. Effective for calendar years beginning after December 31, 2023, a surviving Spouse Beneficiary may irrevocably elect to be treated as the Participant for purposes of required minimum distributions. If so elected and the surviving Spouse is the only Beneficiary, the applicable distribution period for distribution calendar years after the distribution calendar year including the Participant’s date of death is determined under the uniform lifetime table.

Article 2

Special Rules for 401(k) Plans

2.1	Designated Roth Catch-Up Contributions. Effective for taxable years beginning after December 31, 2023, all Catch-Up Contributions made by eligible Participants in a 401(k) Plan or a SIMPLE 401(k) Plan who are “higher-paid” must be made as Roth Elective Deferrals. The term “higher-paid Participant” means any catch-up eligible Participant who earns more than $145,000 (as may be adjusted for cost-of-living increases) in the preceding calendar year based on their Compensation as calculated for FICA tax purposes. Participants who are not higher-paid Participants must also be given the option to make Catch-Up Contributions as Roth Elective Deferrals. Consequently, the Plan (including all related plans in a controlled group of employers) must allow Roth Elective Deferrals in order to accept Catch-Up Contributions by higher-paid Participants. These contributions will be deposited to the Participant’s Roth Elective Deferral Account. Notwithstanding any parameters set by the Plan, an eligible Participant may change their election to make Catch-Up Contributions if the Participant’s Compensation is determined to exceed the limitation after the election is made. Notwithstanding the above, the first two taxable years beginning after December 31, 2023, will be regarded as an administrative transition period with respect to the requirement under Code §414(v)(7)A) that Catch-Up Contributions made on behalf of higher-paid Participants be designated as Roth Elective Deferrals. Therefore, until taxable years beginning after December 31, 2025, (a) those Catch-Up Contributions will be treated as satisfying the requirements of Code §414(v)(7)(A), even if the contributions are not designated as Roth Elective Deferrals, and (b) a Plan that does not provide for designated Roth Elective Deferrals will be treated as satisfying the requirements of Code Section §414(v)(7)(B).

2.2	Treatment of Student Loan Payments as Elective Deferrals for Purposes of Matching Contributions. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective for Plan Years beginning after December 31, 2023 (or, if later, the effective date specified in the elective provisions), a Plan may treat a “qualified student loan payment” as an Elective Deferral for purposes of receiving a Matching Contribution including an ACP Safe Harbor Matching Contribution, a Non-Safe Harbor Matching Contribution, a QACA ADP Safe Harbor Matching Contribution, a Qualified Matching Contribution, or a Traditional ADP Safe Harbor Matching Contribution, as may be available under the terms of the Plan. The Employer will implement reasonable procedures by which a claim for Matching Contributions for such qualified student loan payment must be made (including an annual deadline that is not earlier than 3 months after the close of each Plan Year) and may rely on a Participant’s certification that a qualified student loan payment was made to an eligible education institution (as defined in Code §221(d)(2)).

For purposes of this section, the term “qualified student loan payment” means a payment made by a Participant in repayment of a qualified education loan incurred by the Participant to pay qualified higher education expenses, but only to the extent such payments to the aggregate for the year do not exceed an amount equal to the limitation applicable under Code §402(g) for the year (or, if lesser, the Participant’s Compensation (as defined in Code §415(c)(3)) for the year), reduced by the Elective Deferrals made by the Participant for such year, and if the Participant certifies annually to the Employer making the Matching Contribution under this paragraph that such payment has been made on such loan.

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For purposes of this section, the term “qualified education loan” means any indebtedness incurred by the taxpayer to pay qualified higher education expenses which are: incurred on behalf of the Participant, the Participant’s spouse, or any dependent of the Participant as of the time the indebtedness was incurred; paid or incurred within a reasonable period of time before or after the indebtedness is incurred; and which are attributable to education furnished during a period during which the recipient was an eligible student. Such term includes indebtedness used to refinance indebtedness which qualifies as a qualified education loan but will not include any indebtedness owed to a person who is related to the taxpayer or to any person by reason of a loan under any qualified plan (defined in Code §72(p)(4)) or under any contract referred to in Code §72(p)(5).

For purposes of this section, the term “qualified higher education expenses” means the cost of attendance (as defined in section 472 of the Higher Education Act of 1965, as in effect on the day before the date of the enactment of the Taxpayer Relief Act of 1997) at an eligible education institution (as defined in Code §221(d)(2)).

An Employer contribution made to the Plan on account of a qualified student loan payment will be treated as a Matching Contribution if:

(a)	the Plan provides Matching Contributions on account of Elective Deferrals at the same rate as contributions on account of qualified student loan payments;

(b)	the Plan provides Matching Contributions on account of qualified student loan payments only on behalf of Participants otherwise eligible to receive Matching Contributions on account of Elective Deferrals, not less frequently than annually;

(c)	under the Plan, all Participants eligible to receive Matching Contributions on account of Elective Deferrals are eligible to receive Matching Contributions on account of qualified student loan payments; and

(d)	the Plan provides that Matching Contributions on account of qualified student loan payments vest in the same manner as Matching Contributions on account of Elective Deferrals.

For purposes of the Plan’s nondiscrimination rules, Matching Contributions will not fail to be treated as available to a Participant solely because such Participant does not have debt incurred under a qualified education loan. In determining whether a Plan meets the Actual Deferral Percentage testing requirements of Code §401(k)(3)(A)(ii) for a Plan Year, the Plan may apply the requirements of such subsection separately with respect to all Participants who receive Matching Contributions under the terms of this section for the Plan Year. For SIMPLE 401(k) Plans, the Matching Contribution provisions of this section are available if so elected by the Employer.

2.3	Additional Nonelective Contributions in a SIMPLE 401(k) Plan. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective with taxable years beginning after December 31, 2023 (or, if later, the effective date specified in the elective provisions), the Employer may make an additional Nonelective Contribution to a SIMPLE 401(k) Plan for each “eligible employee” in a uniform percentage up to the lesser of 10% of Compensation or $5,000. Compensation may be subject to a minimum dollar amount set by the Employer provided such minimum does not exceed $5,000 (as adjusted for cost-of-living increases).

2.4	Distribution of Roth Accounts Under the Required Minimum Distribution Rules. Effective with taxable years beginning after December 31, 2023, Code §401(a)(9)(A) and the incidental death benefit requirements of Code §401(a) are not applicable to any designated Roth Account prior to death. This rule will not apply to distributions required with respect to years beginning before January 1, 2024, that are permitted to be paid on or after such date.

2.5	Long-Term Part-Time Workers to Participate in 401(k) Plans. Effective for Plan Years beginning after December 31, 2023, any long-term part-time or Temporary/Seasonal Employee excluded under a Code §401(k) Plan whose employment is not subject to collective bargaining will nevertheless be considered an Eligible Employee in order to make Elective Deferrals if such Employee is credited with more than 500 Hours of Service during 3-consecutive 12-month Eligibility Computation Periods and has met any age requirement imposed by the Plan. The 12-month Eligibility Computation Periods before January 1, 2021, are not considered when determining eligibility for such long-term part-time Employees.

SECURE Acts Amendments	- 12 -

If a Year of Vesting Service is credited for a Vesting Computation Period in which an Employee is credited with 1,000 Hours of Service, long-term part-time Employees who become eligible to participate in this qualified cash or deferred arrangement solely by reason of this rule will instead earn a Year of Vesting Service in the Plan upon completion of more than 500 Hours of Service.

For purposes of this special rule, a “long-term part-time Employee” is defined as an Employee who completes more than 500 Hours of Service but less than 1,000 Hours of Service in a 12-month Eligibility Computation Period. Vesting Computation Periods beginning before January 1, 2021, are not considered when determining vesting for such long-term part-time Employees. This special rule for participation will not apply to any Employee who is employment is subject to a collective bargaining agreement and will not apply to any Employee who becomes a full-time Employee eligible to participate under the terms of the Plan and Code §401(k)(2)(D) without regard to this special rule.

In the case of Employees who are eligible to participate solely under this special rule, an Employer will not be required to make Non-Elective or Matching Contributions on behalf of such Employees and may elect to exclude such Employees from coverage and nondiscrimination testing under Code §401(a)(4), §401(k)(3), §401(k)(12), §401(k)(13), §401(m)(2), §401(m)(11), §401(m)(12), and §410(b). An Employer may also elect to exclude such Employees from the Top-Heavy Vesting and benefit requirements under Code §416.

Article 3

Contributions and Allocations

3.1	Emergency Savings Contributions. If so elected by the Employer on the “Adoption of Elective Provisions” that is made part of this Amendment, effective for Plan Years beginning after December 31, 2023 (or, if later, the effective date specified in the elective provisions), eligible Participants may make a pension-linked emergency savings contribution to the Plan in an amount that does not exceed the lesser of $2,500 (subject to cost-of-living adjustments) or the amount designated by the Employer. Separate accounting for an “Emergency Savings Contribution Account” must be maintained under the Plan. For this purpose, an eligible Participant is a Covered Employee who has met the Plan’s eligibility requirements and who is not a Highly Compensated Employee (HCE). For eligible Participants who become HCEs, no further contribution may be made to the Plan but the Participant will retain the right to make withdrawals from their Emergency Savings Contribution Account.

When made by an eligible Participant, this Roth-type contribution is deposited to an Emergency Savings Contribution Account and held as cash in an interest-bearing deposit account or in an investment product designed to (a) maintain over the term of the investment, the dollar value equal to the amount invested and (b) preserve the principal and provide a reasonable rate of return (whether or not guaranteed) consistent with the need for liquidity; and which is offered by a state or federally-regulated financial institution. If so elected by the Employer, Emergency Savings Contributions may be made through an Automatic Contribution Arrangement at a contribution rate of not more than 3% of Compensation, provided eligible Participants may elect a different amount or entirely opt out of such Emergency Savings Contributions Automatic Contribution Arrangement.

The Administrator will, not less than 30 days and not more than 90 days prior to the date of the first contribution made as an Emergency Savings Contribution (including any contribution made under an Automatic Contribution Arrangement or any adjustment to the contribution rate under such provision), and not less than annually thereafter, provide a written notice describing the rights and obligations of the Participant regarding Emergency Savings Contributions. The notice will be written in a manner to be understood by the average Participant and include: the purpose of Emergency Savings Contributions (which are for short-term emergency savings); the limits on and tax treatment of contributions made to their Emergency Savings Contributions Account; any fees, expenses, restrictions, or charges associated with the Emergency Savings Contribution Account; procedures for making, changing, or electing out of contributions to the Emergency Savings Contribution Account; procedures for requesting withdrawal from the Emergency Savings Contributions Account; the amount contributed and the amount or percentage of Compensation contributed by the Participant to their Emergency Savings Contribution Account, including if applicable, any Matching Contribution made on such Emergency Savings Contribution; the designated investment option for contributed amounts to the Emergency Savings Contribution Account; the distribution options after termination of employment or termination of the Emergency Savings Contribution feature in the Plan; and the ability to withdraw amounts after a Participant becomes a Highly Compensated Employee and the restriction that no further contributions may be made to the Emergency Savings Contribution Account. This notice may be combined with any other notice including those required under Code §404(c)(5)(B), §514(e)(3), §401(k)(13)(E), or §414(w)(4).

SECURE Acts Amendments	- 13 -

A Plan that provides Matching Contributions on behalf of Elective Deferrals must also provide Matching Contributions on behalf of any contributions made as Emergency Savings Contributions. Matching Contributions made on behalf of Emergency Savings Contributions will not exceed the dollar amount permitted under the terms of the Emergency Savings Contributions for the Plan Year and will be deposited to the Participant’s Matching Contributions Account as established by the Plan. For purposes of coordinating any applicable limitations on Matching Contributions, Matching Contributions made under the Plan will be treated as being made first to Elective Deferrals.

An Emergency Savings Contribution Account will not be required to maintain a minimum contribution or account balance and must allow for withdrawal by the Participant, in whole or in part, as soon as reasonably practicable following the date on which the Participant elects to make such withdrawal. Withdrawals must be permitted at least once per calendar month and for no less than the first four withdrawals in a Plan Year, will not be subject to any fees or charges in connection to the withdrawal. Subsequent withdrawals in a Plan Year may be subject to reasonable fees and charges in connection with such withdrawal.

Distribution of an Emergency Savings Contribution Account after the Participant’s termination of service, or termination of the Emergency Savings Contributions feature by the Plan Sponsor (which may be made at any time), will be made directly to the Participant. Alternatively, if the Plan already includes another designated Roth Contributions Account, the Participant may transfer the balance in their Emergency Savings Contribution Account to their Roth Contribution Account. Other Accounts in the Plan cannot be transferred to a Participant’s Emergency Savings Contribution Account.

Distribution of Emergency Savings Contributions is not considered an eligible rollover distribution for purposes of Code §401(a)(31), §402(f) and §3405 and is not subject to the rules of Code §408A(d)(3)(F). However, in the case of termination of employment or termination of the Emergency Savings Contributions feature in the Plan, a distribution from the Emergency Savings Contribution Account that was transferred to a Roth Contribution Account in the same Plan before distribution will be treated as an eligible rollover distribution.

If Excess Deferrals are distributed under Code §402(g)(2)(A), such amounts will be distributed first from any Emergency Savings Contribution Account to the extent such contributions were made for the taxable year. Distribution of Emergency Savings Contribution Accounts are not subject to the tax on early distributions under Code §72(t).

3.2	Application of Top Heavy Rules to Excludable Employees. Effective with Plan Years beginning after December 31, 2023, any Employee who does not meet the age or service requirements of Code §410(a)(1) (without regard to subparagraph (B) thereof) may be excluded from consideration in determining whether the Plan meets the requirements of subparagraphs (A) and (B) of Code §416(c)(2).

3.3	Forfeitures and Their Application. Unless otherwise indicated with future guidance, effective with Plan Years beginning on or after January 1, 2024, the following is added to the section in the Plan document titled Forfeitures and their Application at the end of the subsection titled Application of Forfeitures to read as follows:

“Forfeitures will be applied as soon as administratively feasible but no later than the end of the following Plan Year in which they occur. For this purpose, forfeitures incurred during any Plan Year that begins before January 1, 2024, will be treated as having been incurred in the first Plan Year that begins on or after January 1, 2024.”

SECURE Acts Amendments	- 14 -

PART III

Amendments Effective After December 31, 2024

Article 1

Special Rules for 401(k) Plans

1.1	Long-Term Part-Time Workers to Participate in 401(k) Plans. Effective for Plan Years beginning after December 31, 2024, the phrase “3-consecutive 12-month Eligibility Computation Periods” at Part II, Section 2.5 of this Amendment is revised to be “2-consecutive 12-month Eligibility Computation Periods.”

1.2	Increased Catch-Up Limits. For taxable years beginning after December 31, 2024, the limits on Catch-Up Contributions under Code §414(v)(2)(E) are increased for eligible Participants who would attain age 60 but would not attain age 64 before the close of the taxable year to the greater of $10,000 or the amount equal to 150% of the dollar amount in effect under such Code Section for 2024 (as adjusted for cost-of-living increases). For SIMPLE 401(k) Plans, the increase is the greater of $5,000 or the amount equal to 150% of the dollar amount in effect under such Code Section for 2025 (as adjusted for cost-of-living increases).

This Amendment is hereby adopted by Document Agility, Inc., this 30th day of August, 2023.

By	/s/ Ron MacInnis
Ronald MacInnis

SECURE Acts Amendments	- 15 -

Adoption of Elective Provisions and Execution by Sponsoring Employer

Plan Name	Banc of California, Inc. 401(k) Plan

The following elective provisions contained in the attached Interim Amendment to the Pre-Approved Defined Contribution Plan, Basic Plan Document #14 to Comply with the Provisions of The Bipartisan American Miners Act Of 2019, The Setting Every Community Up For Retirement Enhancement Act Of 2019 (“SECURE Act”) as enacted by The Further Consolidated Appropriations Act 2020, Division T – Secure 2.0 Act Of 2022 (“SECURE 2.0”) as enacted by The Consolidated Appropriations Act, 2023, and the Proposed Regulations Regarding the use of Forfeitures in Qualified Retirement Plans, (the “Amendment”) are hereby adopted by the Sponsoring Employer as follows:

PART I - Amendments Effective on or After December 29, 2022

1.1	☒	In-Service Distribution for Qualified Birth or Adoption. Section 1.4 of Part I of the Amendment permitting a “qualified birth or adoption distribution” (QBAD) from the Plan on account of the birth, adoption, or placement of a child is hereby adopted effective July 1, 2022.

1.2	☐	In-Service Distribution of Money Purchase Pension Contribution Accounts. Section 1.5 of Part I of the Amendment regarding in-service distributions from a Money Purchase Pension Contribution Account is adopted effective ______________. A Participant who has reached age ______ (cannot be earlier than age 59½) and who has not yet terminated employment may elect to receive a distribution of his or her Vested Account.

1.3	☐	Increase in Qualified Automatic Contribution Arrangement (QACA) Default Percentage. Section 2.1 of Part I of the Amendment regarding Automatic Enrollment under a Qualified Automatic Contribution Arrangement (QACA) and the increase in the maximum contribution rate is adopted effective _______________, subject to the following:

The initial Default Percentage is _______% (must be at least 3%) and will be increased by _______ (must be at least 1) percentage point(s) until the Default Percentage reaches _______% (must be at least 6% but not more than 10%) for the first subsequent increase year and ______% (not more than 15%) for each subsequent increase year thereafter.

1.4	☐	Roth Employer Matching Contributions (401(k) Plans only). Section 2.4 of Part I of the Amendment is hereby adopted effective _____________________. Participants who are fully vested in the following contribution(s) may request that such contribution(s) be made by the Employer as a Roth Matching Contribution (choose one):

☐	All Matching Contributions and Qualified Matching Contributions
☐	Only the following Matching Contributions:
☐	ACP Safe Harbor Matching Contributions
☐	ADP Safe Harbor Matching Contributions
☐	Non-Safe Harbor Matching Contributions
☐	QACA ADP Safe Harbor Matching Contributions
☐	Qualified Matching Contributions
☐	Traditional ADP Safe Harbor Matching Contributions

Such decision by the Participant will not change the formula and allocation requirements, if any, determined under the terms of the Plan, will subject the Participant to taxation as gross income, and the distribution rules related to Roth Accounts will apply.

SECURE Acts Amendments	- 1 -

1.5	☐	Roth Employer Non-Elective Contributions (401(k) Plans only). Section 2.5 of Part I of the Amendment is hereby adopted effective _____________________. Participants who are fully vested in the following contribution(s) may request that such contribution(s) be made by the Employer as a Roth Non-Elective Contribution (choose one):

☐	All Non-Elective Contributions and Qualified Non-Elective Contributions
☐	Only the following Non-Elective Contributions:
☐	ADP Safe Harbor Non-Elective Contributions
☐	Non-Safe Harbor Non-Elective Contributions
☐	QACA ADP Safe Harbor Non-Elective Contributions
☐	Qualified Non-Elective Contributions
☐	Traditional ADP Safe Harbor Non-Elective Contributions

Such decision by the Participant will not change the formula and allocation requirements, if any, determined under the terms of the Plan, will subject the Participant to taxation as gross income, and the distribution rules related to Roth Accounts will apply.

PART II - Amendments Effective After December 31, 2023

1.1	☒	Cash-Out Threshold. Section 1.1 of Part II of the Amendment is hereby adopted effective January 1, 2024. For purposes of mandatory cash-outs, payment is permitted and the cash-out threshold is: (check one)

☒  $7,000 ☐ including ☒ excluding Rollover Contributions

☐  $_____________________ (must be less than $7,000 but more than $1,000) including Rollover Contributions

1.2	☒	In-Service Distribution for Cases of Domestic Abuse (not available in Money Purchase Pension Plans). Section 1.2 of Part II of the Amendment is hereby adopted effective January 1, 2024. Victims of domestic abuse may request an in-service distribution up to the lesser of $10,000 (as adjusted for cost-of-living increases) or 50% of their Vested Account in the Plan (including any plan in which the Employer is a member of any controlled group).

1.3	☒	In-Service Distribution for Certain Emergency Expenses. Section 1.3 of Part II of the Amendment is hereby adopted effective January 1, 2024. Participants may request an in-service distribution for an emergency personal expense for purposes of meeting an unforeseeable or immediate financial need relating to expenses incurred for a necessary personal or family emergency.

1.4	☐	Treatment of Student Loan Payments as Elective Deferrals for Purposes of Matching Contributions. Section 2.2 of Part II of the Amendment is hereby adopted effective _____________________. The Plan will treat a “qualified student loan payment” as an Elective Deferral for purposes of receiving a Matching Contribution under the current provisions of the Plan applicable to (choose any):

☐	ACP Safe Harbor Matching Contributions
☐	ADP Safe Harbor Matching Contributions
☐	Non-Safe Harbor Matching Contributions
☐	QACA ADP Safe Harbor Matching Contributions
☐	Qualified Matching Contributions
☐	Traditional ADP Safe Harbor Matching Contributions

SECURE Acts Amendments	- 2 -

1.5	☐	Additional Nonelective Contributions (SIMPLE 401(k) Plans only). Section 2.3 of Part II of the Amendment is hereby adopted effective _____________________. The Employer may make an additional Nonelective Contribution for each “eligible employee” in a uniform percentage up to the lesser of 10% of Compensation or $5,000. If elected, Compensation will be subject to a minimum dollar amount of $ ________________ (cannot exceed $5,000 (as adjusted)).

1.6	☐	Emergency Savings Contributions. Section 3.1 of Part II of the Amendment is hereby adopted effective _____________________. Eligible Participants who have met the eligibility requirements and are not Highly Compensated Employees may make a Roth-type contribution to an “Emergency Savings Contribution Account” under the Plan up to:

☐  $2,500 (as adjusted for cost-of-living increases)

☐  $_____________ (must be less than $2,500)

☐  Emergency Savings Contributions are hereby established using an Automatic Contribution Arrangement for this purpose at a contribution rate of _____% (not more than 3% of Compensation).

PART III - Signature

☒	The Plan is hereby amended as indicated above and includes by reference all other relevant provisions of the Acts, effective as of the dates indicated herein.

☐	Effective _____________, this Plan has terminated. In the absence of further guidance from the IRS during this interim period and to the extent affected, the Plan is hereby amended as indicated above and includes by reference all other relevant provisions of the Acts.

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023
Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

SECURE Acts Amendments	- 3 -

Banc of California, Inc. 401(k) Plan

Claims Procedure

Except to the extent that an applicable collective bargaining agreement provides another method of resolving claims under the Plan, this Claims Procedure (the “Procedure”) is the sole and exclusive remedy for an Employee, Participant or Beneficiary (“Claimant”) to make a claim for benefits, and this Policy will be administered and interpreted in a manner consistent with the requirements of ERISA §503 and the regulations thereunder. The provisions of this Section will also control whenever a Claimant seeks a remedy under any provision of ERISA or other applicable law in connection with any error regarding his or her benefit under the Plan and such claim is denied in whole or in part. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. The representative must provide satisfactory evidence to the Administrator of its authority to act for the Claimant, such as a letter of authority with the Claimant’s notarized signature. To the extent consistent with the authority granted by a Claimant to his or her representative, references to the Claimant in these claims procedures include the Claimant’s representative.

The Administrator may review claims under the Plan or may delegate that authority to an appropriate claims adjudicator. References in these claims procedures to the Administrator include any claims adjudicator acting on behalf of the Administrator. Benefit claim determinations shall be made based on the applicable provisions of the Plan document and any documents of general application that interpret the Plan provisions and are maintained by the Employer or the Administrator for purposes of making benefit determinations. The Administrator shall take such steps as are necessary to ensure and verify that benefit claim determinations are made in accordance with such documents and that the Plan provisions are being applied consistently with respect to similarly situated Claimants. All notices to Claimants will be written in a manner calculated to be understood by the Claimant.

 Section 1. General Rules

1.1	Exhaustion of Remedies. No civil action for benefits under the Plan will be brought unless and until the Claimant has (a) submitted a timely claim for benefits in accordance with the provisions of this Procedure; (b) been notified by the Administrator that the claim has been denied; (c) filed a written request for a review of the claim in accordance with the applicable provisions of Sections 2 or 3 below; and (d) been notified in writing of an adverse benefit determination on review.

1.2	Grounds for Judicial Review. Any civil action will be based solely on the contentions advanced by the Claimant in the administrative review process, and the judicial review will be limited to the Plan document and the record developed during the administrative review process as set forth in this Procedure.

1.3	Definition of Disability Benefit. For purposes of this Section, the term “Disability Benefit” means a benefit that is available under the Plan and that becomes payable upon a determination of a Participant’s Disability as determined by the Administrator. The term “Disability Benefit” does not include a benefit that, pursuant to the terms of this Plan, becomes payable upon a determination of a Participant’s Disability as determined either by the Social Security Administration or under the Sponsoring Employer’s long term disability plan.

1.4	Written Claims. Any claim for benefits by the Claimant must be filed in writing with the Administrator of the Banc of California, Inc. 401(k) Plan (but the Administrator may permit the filing of a claim electronically so long as the Administrator complies with the standards imposed by DOL Regulation §2520.104b-1(c)(1)(i), (iii) and (iv)). The Administrator is Banc of California, Inc., whose address is 3 MacArthur Place, Santa Ana, CA 92707.

 Section 2. Review of Non-Disability Benefit Claims

The provisions of this Section 2 will apply to any claim by a Claimant for a Plan benefit that is not a Disability Benefit (as described above in Section 1.3):

2.1	Initial Denial. Whenever the Administrator decides for any reason to deny, in whole or in part, a claim for benefits filed by a Claimant, the Administrator will transmit to the Claimant a written or electronic notice (which electronic notice must comply with the standards imposed by DOL Regulation §2520.104b-1(c)(1)(i) (iii), and (iv)) of its decision within 90 days of the date the claim was filed, unless an extension of time is necessary or the Claimant voluntarily agrees to an extension. If special circumstances require an extension, the Administrator will notify the Claimant before the end of the initial review period that additional review time is necessary. Such notice will (a) specify the circumstances requiring a delay and the date a decision is expected to be made; and (b) describe any additional information needed to resolve any unresolved issues. Unless the Administrator requires additional information from the Claimant to process the claim, the review period cannot be extended beyond an additional 90 days unless the Claimant voluntarily agrees to a longer extension or the Administrator determines that special circumstances require a further extension. If special circumstances require a further extension, the Administrator will notify the Claimant before the end of the extended review period that further additional review time is necessary. The notice will describe the special circumstances requiring a further delay and specify the date a decision is expected to be made. The Administrator cannot extend the review period beyond an additional 90 days unless the Claimant voluntarily agrees to a longer extension. If the Administrator requires additional information from the Claimant and a timely notice requesting the additional information is transmitted to the Claimant, the Claimant must provide the additional information by 90 days of the date that the notice is provided and the review period may be extended accordingly.

2.2	Notice of Denial. The notice of an adverse benefit determination will be written in a manner calculated to be understood by the Claimant and will contain the following information: (a) the specific reason(s) for the denial; (b) reference to the specific Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (d) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; (e) a description of the Plan’s review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and the Claimant’s right to obtain copies of such procedures; and (f) a statement that if the Claimant requests a review of the Administrator’s decision and the reviewing fiduciary’s decision on review is adverse to the Claimant, there is no further administrative review following such initial review, and that the Claimant then has a right to bring a civil action under ERISA §502(a). The notice will also include a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of the decision of the Administrator in accordance with the procedures in Section 2.3 below.

2.3	Right to Appeal. Within the 60-day period beginning on the date the Claimant receives notice regarding disposition of his claim, the Claimant may request that the claim denial be reviewed by the reviewing fiduciary, by filing with the Administrator a written request for such review. The written request for such review will contain the following information: (a) the date on which the Claimant’s request was received by the Administrator, provided that the date on which the Claimant’s request for review was in fact received by the Administrator will control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph; (b) the specific portions of the denial of his claim which the Claimant requests the reviewing fiduciary to review; (c) a statement by the Claimant setting forth the basis upon which the Claimant believes the reviewing fiduciary should (1) reverse the previous denial by the Administrator of the Claimant’s claim for benefits, and (2) accept the Claimant’s claim as made; and (d) any written comments, documents, records, and other information (offered as exhibits) which the Claimant desires the Administrator or reviewing fiduciary to examine in its consideration of the Claimant’s position, without regard to whether such information was submitted or considered in the initial benefit determination.

2.4	Review on Appeal. Except as provided in DOL Regulation §2560.503-1(i)(1)(ii), within 60 days of the date determined under clause (a) in Section 2.3 (or, if special circumstances require an extension, within 120 days of that date if an extension notice is furnished to the Claimant within the initial 60-day period, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review), the reviewing fiduciary will conduct a full and fair review of the Administrator’s decision denying the Claimant’s claim for benefits and will render its written decision on review to the Claimant. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The reviewing fiduciary’s decision on review will be written in a manner calculated to be understood by the Claimant and will contain the following information: (a) the specific reasons for the denial on review; (b) reference to specific Plan provisions on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; (d) a statement describing any voluntary review procedures and the Claimant’s right to obtain copies thereof; and (e) a statement that there is no further administrative review of decision and the Claimant has a right to bring a civil action under ERISA §502(a).

 Section 3. Review of Disability Benefit Claims

The provisions of this Section 3 will apply to any claim by a Claimant for a Plan benefit that is a Disability Benefit (as described above in Section 1.3):

3.1	Initial Denial. Whenever the Administrator decides for any reason to deny, in whole or in part, a claim for a Disability Benefit filed by a Claimant, the Administrator will transmit to the Claimant a written or electronic notice (which electronic notice must comply with the standards imposed by DOL Regulation §2520.104b-1(c)(1)(i), (iii), and (iv)) of its decision within 45 days of the date the claim was filed, unless an extension of time is necessary or the Claimant voluntarily agrees to an extension. If, prior to the expiration of the initial 45-day period, the Administrator determines that a decision cannot be rendered within that initial 45-day period due to matters beyond the control of the Plan, the Administrator will provide a notice to the Claimant before the end of the 45-day review period that a 30-day extension of time is necessary. If, prior to the end of the first 30-day extension period, the Administrator determines that a decision cannot be rendered within that first 30-day extension period due to matters beyond the control of the Plan, the Administrator will provide a notice to the Claimant before the end of the first 30-day extension period that an additional 30-day extension of time is necessary. Any notice of an extension of time will (a) specify the circumstances requiring the extension of time and the date a decision is expected to be rendered; (b) explain the standards on which entitlement to a Disability Benefit is based; (c) state the unresolved issues that prevent a decision on the claim; and (d) describe any additional information needed to resolve those issues. If the Administrator requires additional information from the Claimant to process the claim for a Disability Benefit and a timely notice requesting the additional information is transmitted to the Claimant, the Claimant must provide the additional information within 45 days of the date that the notice is provided and the review period may be extended accordingly. The claims review period will be tolled (or temporarily cease to run) until the earlier of the date the Claimant provides the required information or the end of the Claimant’s response period.

The notice requesting additional information may also serve as notice of a claim denial if the notice clearly states that unless the Claimant provides the requested information within the prescribed time period, the claim will be denied for failure to provide sufficient information. A combined notice must provide both the information described above and the information under Notice of Denial below. If additional information is required from the Claimant, the Administrator has discretion to decide whether to request the information and extend the initial review period as described in this section or, instead, to deny the claim on the basis that there is not sufficient information to proceed.

3.2	Notice of Denial. The notice of an adverse determination for a Disability Benefit will be written in a culturally and linguistically appropriate manner calculated to be understood by the Claimant and will contain (a) the specific reasons for the denial of the claim; (b) reference to the specific Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (d) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; (e) either (1) if the claim denial is based on an internal rule, guideline, protocol, or other similar provision, either the specific rule, guideline, protocol, or other similar criterion or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy thereof is available upon request, free of charge or (2) an affirmative statement that the claim denial is not based on an internal rule, guideline, protocol, or other similar criterion; (f) if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the Claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge; (g) a discussion of the decision, including an explanation for disagreeing with or not following (1) the views presented by the Claimant, of health care professionals who treated the Claimant and vocational professionals who evaluated the Claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination; and (3) any Disability determinations made by the Social Security Administration; (h) a description of the review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and the Claimant’s right to obtain copies of such procedures; and (i) a statement that if the Claimant requests a review of the Administrator’s decision and the reviewing fiduciary’s decision on review is adverse to the Claimant, that there is no further administrative review following such initial review, and that the Claimant then has a right to bring a civil action under ERISA §502(a). The notice will also include a statement advising the Claimant that, within 180 days of the date he receives such notice, he may obtain review of the decision of the Administrator in accordance with the procedures in Section 3.3 below.

3.3	Right to Appeal. Within the 180-day period beginning on the date the Claimant receives notice regarding disposition of his claim, the Claimant may request that the claim denial be reviewed by the reviewing fiduciary, by filing with the Administrator a written request for such review. The written request for such review will contain the following information: (a) the date on which the Claimant’s request was received by the Administrator provided that the date on which the Claimant’s request for review was in fact received by the Administrator will control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph; (b) the specific portions of the denial of his claim which the Claimant requests the reviewing fiduciary to review; (c) a statement by the Claimant setting forth the basis upon which the Claimant believes the reviewing fiduciary should (1) reverse the previous denial by the Administrator of the Claimant’s claim for benefits, and (2) accept the Claimant’s claim as made; and (d) any written comments, documents, records, and other information (offered as exhibits) which the Claimant desires the reviewing fiduciary to examine in its consideration of Claimant’s position, without regard to whether such information was submitted or considered in the initial benefit determination.

3.4	Review by Alternate Fiduciary. Review of a Disability Benefit claim that has been denied in accordance with Sections 3.1 and 3.2 above will be conducted by a reviewing fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The reviewing fiduciary will not afford deference to the initial adverse benefit determination, but will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the adverse benefit determination was based on a medical judgment, the reviewing fiduciary will consult with an appropriate health care professional who (a) was not consulted on the original adverse benefit determination, (b) is not subordinate to someone who was consulted on the original adverse benefit determination, and (c) has appropriate training and experience in the field of medicine involved in the medical judgment. The reviewing fiduciary will either (1) provide the Claimant with a list of any medical or vocational experts whose advice was obtained on the original adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, or (2) notify the Claimant that he or she may request, in writing, a list of such experts. The Claimant must also be provided reasonable access to, and copies of, all documents, records and other information relevant to the claim. No fee may be charged for such access and/or copies.

3.5	Review on Appeal. Except as provided in DOL Regulation 2560.503-1(i)(3)(ii), within 45 days of the date determined under clause (a) in Section 3.3 above (or, if special circumstances require an extension, within 90 days of that date; provided that an extension notice is furnished to the Claimant within the initial 45-day period, which extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review), the reviewing fiduciary will conduct a full and fair review of the Administrator’s decision denying the Claimant’s claim for benefits and will render its written decision on review to the Claimant. If the reviewing fiduciary anticipates denying the Claimant’s appeal, whether in whole or in part, based on new or additional evidence or a new or additional rationale, the reviewing fiduciary must provide the Claimant with (i) the new or additional evidence considered, relied upon, or generated by or at the direction of the Plan, the insurer, the reviewer, or any other person making the benefit determination and/or (ii) the new or additional rationale for the determination. The information must be provided free of charge and as soon as possible to provide the Claimant a reasonable opportunity to review the information and submit a response before the reviewing fiduciary is required to render its decision. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the reviewing fiduciary decides for whatever reason to deny, whether in whole or in part, a Claimant’s appeal of an adverse benefit determination, the reviewing fiduciary’s decision will be provided in a culturally and linguistically appropriate manner and contain (a) the specific reason(s) for the denial on review; (b) reference to specific Plan provisions on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; (d) either (1) if the claim denial is based on an internal rule, guideline, protocol, or other similar criterion, either the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion is available upon request, free of charge or (2) an affirmative statement that the claim denial is not based on an internal rule, guideline, protocol, or other similar criterion; (e) if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge; (f) a discussion of the decision, including an explanation for disagreeing with or not following (1) the views presented by the Claimant, of health care professionals who treated the Claimant and vocational professionals who evaluated the Claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination; and (3) any Disability determinations made by the Social Security Administration; (g) a statement describing any voluntary review procedures and the Claimant’s right to obtain copies thereof; and (h) a statement that the Claimant has a right to bring a civil action under ERISA §502(a).

3.6	Additional Levels of Appeal. If the Plan provides additional level(s) of appeal, the Plan may not require a Claimant to file more than two appeals of an adverse benefit determination prior to bringing a civil action under ERISA Section 502(a). If the Plan offers voluntary level(s) of appeal, then (a) the Plan waives any right to assert that a Claimant failed to exhaust administrative remedies because the Claimant did not submit a benefit dispute to any voluntary level of review provided by the Plan; (b) any statute of limitations or other defense based on timeliness is tolled (temporarily ceased) during the time that a voluntary appeal pursuant to the Plan’s procedures is pending; (c) a Claimant may only submit a benefit dispute to a voluntary level of review if the Claimant has exhausted the appeals permitted above; and (d) the Plan provides to the Claimant, upon request, sufficient information concerning the voluntary level(s) of appeal to enable the Claimant to make an informed decision about whether to submit a benefit dispute to the voluntary level of appeal, including (1) a statement that the decisions of the Claimant as to whether or not to submit a dispute to the voluntary level of appeal will have no effect on the Claimant’s right to other benefits under the Plan, (2) information about the applicable rules, (3) the Claimant’s right to representation, (4) the process for selecting a decision maker, (5) and any circumstances that may affect the impartiality of the decision maker. No fees or costs may be imposed on the Claimant as part of the voluntary level of appeal.

 Section 4. Signature of Plan Administrator

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Qualified Domestic Relations Orders

Pursuant to the terms of the Plan, the Administrator promulgates the rules and procedures set forth below (hereafter called the “Policy”) to govern the determination of whether a Domestic Relations Order constitutes a Qualified Domestic Relations Order and the distribution of benefits to Alternate Payees thereunder.

 Section 1. Determinations By the Plan Administrator

All determinations under this policy will be made by the Administrator of the Banc of California, Inc. 401(k) Plan. The Administrator is Banc of California, Inc., whose address is 3 MacArthur Place, Santa Ana, CA 92707. This Policy will be administered and interpreted in a manner consistent with the requirements of ERISA §206(d)(3), Code §414(p), and the regulations thereunder.

 Section 2. Definitions

In applying this Policy, any terms used herein which are also used in the Plan will have the same meaning ascribed to them under this Policy as are ascribed to them under the terms of the Plan except as may otherwise be provided in this Policy. In addition, the following terms that are specific to this Policy will have the following meanings:

2.1	Alternate Payee. The term Alternate Payee means any Spouse, former Spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to a Participant. The Administrator is not required by ERISA §206(d)(3) or any other ERISA provision to review the correctness of a determination by a competent State (or Commonwealth) authority that an individual is in fact a Spouse, former Spouse, child, other dependent, or surviving Spouse of the Participant under a State’s (or Commonwealth’s) domestic relations law.

2.2	Domestic Relations Order. The term Domestic Relations Order means any judgment, decree, or order (including approval of a property settlement agreement) within the meaning of ERISA §206(d)(3)(B)(ii) which (a) relates to the provision of child support, alimony payments, or marital property rights to a Spouse, former Spouse, child, or other dependent of a Participant; and (b) is made pursuant to a State’s (or Commonwealth’s) domestic relations law (including a community property law) by a State (or Commonwealth) authority with jurisdiction over such matters, including laws issued by or of an Indian tribal government, a subdivision of an Indian tribal government, or an agency or instrumentality of either, that creates, recognizes or assigns to an Alternate Payee(s) the right to receive all or part of a Participant’s Plan benefit. Such State (or Commonwealth) must be part of the United States of America. A Domestic Relations Order will not affect a Participant’s benefits unless it is determined to be a QDRO.

2.3	Earliest Retirement Age. The term Earliest Retirement Age means the earlier of (a) the date on which the Participant is entitled to a distribution under this Plan; or (b) the later of (1) the date the Participant attains age 50, or (2) the earliest date on which the Participant could receive benefits under this Plan if the Participant terminated employment with the Employer.

2.4	18-Month Period. The term 18-Month Period means a period of 18 months during which the Administrator must preserve the Segregated Amounts for the benefit of an Alternate Payee. The Eighteen-Month Period begins as of the later of (a) the date upon which the Plan receives the Domestic Relations Order, or (b) the QDRO Distribution Starting Date.

2.5	QDRO Distribution Starting Date. The term QDRO Distribution Starting Date means either the date on which the benefit payment is required to be made to an Alternate Payee under a QDRO or the date on which the commencement of benefit payments is required to begin to an Alternate Payee under a QDRO. For purposes of the QDRO Distribution Starting Date, this Policy establishes that a QDRO may provide for the benefit payment (or the commencement of benefit payments) to an Alternate Payee prior to the time that a Participant has terminated employment. Furthermore, the benefit payment (or the commencement of benefit payments) can be made even if the affected Participant has not yet reached the Participant’s Earliest Retirement Age.

2.6	Qualified Domestic Relations Order (or QDRO). The terms Qualified Domestic Relations Order and QDRO mean a Domestic Relations Order that (a) is qualified under ERISA §206(d)(3)(B)(i); (b) creates or recognizes the existence of an Alternate Payee’s right, or assigns to an Alternate Payee the right, to receive all or a portion of the benefits payable with respect to a Participant; and (c) satisfies the following:

(a)	Certain Facts Must Be Clearly Specified. A Domestic Relations Order satisfies the requirements of this Section only if the Domestic Relations Order clearly specifies (1) the name and the last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the Domestic Relations Order; (2) the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; (3) the number of payments or period to which such Domestic Relations Order applies; and (4) each plan (including, if applicable, this Plan) to which such Domestic Relations Order applies.

(b)	The Amount or Form of Benefits Must Not Be Altered. A Domestic Relations Order satisfies the requirements of this Section only if it (1) does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan; (2) does not require the Plan to provide increased benefits (determined on the basis of actuarial value); (3) does not require the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another Domestic Relations Order previously determined to be a Qualified Domestic Relation Order; and (4) does not require the benefit payment (or the commencement of benefit payments) be made to an Alternate Payee prior to the Qualified Domestic Relations Order Distribution Starting Date.

2.7	Segregated Amounts. The term Segregated Amounts means, if the QDRO Distribution Starting Date occurs prior to the determination the Domestic Relations Order is a QDRO (or such other event(s) that would cause a distribution to be made to a Participant (or such other person) prior to a distribution to be made to an Alternate Payee), the amounts that would be payable to an Alternate Payee under the terms of the Domestic Relations Order during the 18-Month Period (if the Domestic Relations Order had been determined to be a QDRO). During the 18-Month Period, the Administrator will take steps to ensure that the Segregated Amounts that would be payable to the Alternate Payee are not distributed to the Participant or any other person.

 Section 3. Rights and Responsibilities

In addition to any rights of an Alternate Payee and any responsibilities of the Administrator set forth elsewhere in this Policy, an Alternate Payee has the following rights and the Administrator has the following responsibilities:

3.1	Alternate Payee May Designate a Representative. An Alternate Payee may designate a representative to receive copies of notices and information sent to the Alternate Payee regarding a Domestic Relations Order.

3.2	Administrator Will Supply Information to Alternate Payee. The Administrator will promptly supply an Alternate Payee (including a prospective Alternate Payee) with (a) an explanation of the Plan and a Participant’s benefits that are available to assist a prospective Alternate Payee in preparing a Qualified Domestic Relations Order, such as a Summary Plan Description (SPD), plan document, individual benefit and/or account statements, and any model Qualified Domestic Relations Orders that have been developed for use by the Plan; (b) a description of any time limits set by the Plan Administrator for making determinations; (c) a description of the steps that the Administrator will take to protect and preserve pension assets or benefits upon receipt of a Domestic Relations Order (for example, a description of when and under what circumstances Plan assets will become Segregated Amounts or benefit payments will be delayed, will be suspended, or will become Segregated Amounts); and (d) a copy of the Plan’s Administrative Policy Regarding the Claims Procedure, for obtaining a review of the Administrator’s determination as to whether a Domestic Relations Order is a QDRO.

3.3	Disclosure Rights. An Alternate Payee under a QDRO generally will be considered a beneficiary under the Plan who must be furnished, upon written request, copies of a variety of documents, including the latest Summary Plan Description (SPD), the latest annual report, any final annual report, and the bargaining agreement, trust agreement, contract, or other instrument under which the Plan is established or operated. The Administrator may impose a reasonable charge to cover the cost of furnishing such copies. When benefit payments to the Alternate Payee commence under the Qualified Domestic Relations Order, the Alternate Payee will be treated as a “beneficiary receiving benefits under the Plan” and will be furnished automatically and free of charge the Summary Plan Description (SPD), summaries of material Plan changes, and the Plan’s summary annual report.

3.4	Administrator’s Duty to Account for and Protect Alternate Payee Interest under a QDRO. If the Domestic Relations Order is determined to be a QDRO prior to the QDRO Distribution Starting Date, then the Administrator has a continuing duty to account for and to protect the Alternate Payee’s interest in the Plan to the same extent that the Administrator is obliged to account for and to protect the interests of the Participant.

3.5	Administrator May Send Materials in Writing or Electronically. With respect to any notices, SPDs, summaries of material Plan changes, summary annual reports, and any other required disclosures, the Administrator will send such materials in writing or electronically (so long as such materials (a) are not prohibited from being delivered electronically, and (b) comply with the standards imposed by Labor Regulation §2520.104b-1(c)).

 Section 4. Determination Procedure

4.1	Determine If a Court Order Is a Domestic Relations Order. The Administrator will review any court judgment, decree, or order presented to the Plan to ascertain whether the judgment, decree, or order is a Domestic Relations Order. No judgment, decree, or order will constitute a Domestic Relations Order unless it (a) relates to child support, alimony payments, or marital property rights to a Spouse, former Spouse, child, or other dependent of a Participant, and (b) is made pursuant to a State (or Commonwealth) domestic relations law (including a community property law) by a State (or Commonwealth) authority with jurisdiction over such matters, including laws issued by or of an Indian tribal government, a subdivision of an Indian tribal government, or an agency or instrumentality of either, that creates, recognizes or assigns to an Alternate Payee(s) the right to receive all or part of a Participant’s Plan benefit. A non-U.S. court judgment, decree, or order will not constitute a Domestic Relations Order. However, a Domestic Relations Order will not affect a Participant’s benefits unless it is determined to be a QDRO.

4.2	Notify the Affected Parties That a Domestic Relations Order Has Been Received. If the Administrator determines that the court judgment, decree, or order that the Plan has received is a Domestic Relations Order, the Administrator must promptly notify the Participant and each Alternate Payee of the receipt thereof. The Administrator must also promptly supply the Participant and each Alternate Payee with a copy of this Policy for determining whether the Domestic Relations Order is a Qualified Domestic Relations Order.

4.3	Determine If the Domestic Relations Order Is Also A Qualified Domestic Relations Order. A Domestic Relations Order will only affect a Participant’s benefits if the Administrator determines it is a Qualified Domestic Relations Order as defined in the Definition section of this policy, subject to the following provisions:

(a)	Administrator May Supplement a Domestic Relations Order with Factual Identifying Information. If a Domestic Relations Order fails to specify factual identifying information that is easily obtainable by the Administrator, then the Administrator will supplement the Domestic Relations Order with the appropriate identifying information rather than rejecting the Domestic Relations Order as not being a QDRO. For instance, a Domestic Relations Order will not fail to be Qualified Domestic Relations Order if the Domestic Relations Order misstates/misspells the Plan’s name or the names of a Participant or Alternate Payees (and the Administrator can clearly determine the correct names), or a Domestic Relations Order omits the addresses of the Participant and/or the Alternate Payees (and the Administrator’s records include this information).

(b)	Administrator May Make Preliminary Review and Postpone Final Determination. The Administrator may establish a process for providing preliminary or interim review of a Domestic Relations Order, and for postponing a final determination whether a Domestic Relations Order is a QDRO for a limited period, to permit a prospective Alternate Payee to correct defects prior to or within the Eighteen-Month Period.

(c)	Administrator May Submit Question to Court. If the Administrator is unable to reach a determination whether the Domestic Relations Order constitutes a QDRO (with the advice of counsel), then the Administrator will submit the question to a court of competent jurisdiction for a determination whether the Domestic Relations Order is a QDRO.

4.4	Notify Affected Parties. The Administrator will promptly notify the Participant and each Alternate Payee of the determination as to whether the Domestic Relations Order constitutes a QDRO. The notice should be written in a manner that can be easily understood by the parties. If the Administrator rejects the Domestic Relations Order as a QDRO, then the rejection notice will provide (a) the reasons why the Domestic Relations Order is not a QDRO; (b) references to the Plan provisions upon which the Administrator’s determination is based; (c) an explanation of any time limits that apply to rights available to the parties under the Plan (such as the duration of any protective actions that the Administrator will take); and (d) a description of any additional material, information, or modifications necessary for the Domestic Relations Order to constitute a QDRO and an explanation of why such material, information, or modifications are necessary.

 Section 5. Interim Procedures for Participants in Pay Status

5.1	Interim Procedures. Regarding any Participant whose benefits are in pay status during any period in which a determination is being made whether a Domestic Relations Order constitutes a QDRO (either by the Administrator or a court of competent jurisdiction), the Administrator will separately account for the Segregated Amounts which would otherwise be payable to the Alternate Payee during the determination period (as if the Domestic Relations Order had been found to constitute a QDRO). Furthermore, the Administrator will take steps to ensure that the Segregated Amounts that would be payable to the Alternate Payee are not distributed to the Participant or any other person.

 Section 6. Distribution Requirements

6.1	Distribution Within and After the 18-Month Period. If it is determined that a Domestic Relations Order constitutes a QDRO within the 18-Month Period, the Administrator will pay the Segregated Amounts to the entitled Alternate Payee. The distribution of the Segregated Amounts may be made in one lump sum payment (even if the Plan does not permit any lump sum distributions, so long as the lump sum distribution of the Segregated Amounts is made in accordance with the QDRO). However, if (a) it is determined that a Domestic Relations Order does not constitute a QDRO within the 18-Month Period, or the issue as to whether the Domestic Relations Order is a QDRO has not been resolved by the end of the 18-Month Period, and (b) the Participant (or such other person) is entitled to a distribution from the Plan, the Administrator will pay the Segregated Amounts to the Participant (or such other person) who would have been entitled to the distribution of the Segregated Amounts (if there had not been a Domestic Relations Order). Distribution of the Segregated Amounts may be made in one lump sum payment at the election of the Participant (or such other person) even if the Plan does not permit lump sum distributions. If it is later determined that the Domestic Relations Order constitutes a QDRO after the 18-Month Period, the QDRO will only be applied on a prospective basis and the Alternate Payee will not be entitled to any Segregated Amounts.

6.2	Effect of QDRO on Survivor Annuity Requirements. A Participant’s benefits which are payable from the Plan in the form of a Qualified Joint and Survivor Annuity or in the form of a Qualified Preretirement Survivor Annuity need not be paid in such form if such payment is inconsistent with, or has been modified by, the terms of a Qualified Domestic Relations Order. However, the form of payment under the Domestic Relations Order must be available under the Plan as either the Normal Form of Distribution or an Optional Form of Distribution; otherwise, the Domestic Relations Order will not constitute a Qualified Domestic Relations Order.

6.3	QDRO Providing for “Separate Interest Annuity” or “Shared Interest Annuity.” If the Plan permits annuities and if the QDRO provides that an annuity is the only permitted form of distribution to an Alternate Payee, then the Administrator will determine whether the annuity payments to an Alternate Payee are either a “Separate Interest Annuity” or a “Shared Interest Annuity” as described below:

(a)	Separate Interest Annuity. In a Separate Interest Annuity, the amount of the award is calculated and paid over the lifetime of the Alternate Payee (rather than the Participant’s lifetime). A QDRO provision for “post-retirement” survivorship after the Participant’s death is unnecessary, because benefits are automatically guaranteed for the lifetime of the Alternate Payee. However, if the Alternate Payee wants to protect his or her right to receive benefits in the event of the Participant’s death before retirement, then a QDRO provision for “pre-retirement” survivorship after the Participant’s death is necessary. Pursuant to the QDRO, the Alternate Payee can begin receiving benefits at a different time than the Participant if the benefits do not commence earlier than the QDRO Distribution Starting Date. If the Alternate Payee predeceases the Participant, then the benefit may either revert back to the Participant (as provided by the QDRO) or just be extinguished.

(b)	Shared Interest Annuity. In a Shared Interest Annuity, the amount of the award is calculated and paid over the lifetime of the Participant (rather than the Alternate Payee’s lifetime). With respect to a Shared Interest Annuity, the Participant must begin receiving benefits before the Alternate Payee may receive benefits. If the Participant has already retired, then a Shared Interest Annuity is the only permissible annuity. If the Alternate Payee wants to protect the Alternate Payee’s right to benefits in the event of the Participant’s death, then QDRO provisions for both “pre-retirement” and “post-retirement” survivorship after the Participant’s death are necessary. If the Alternate Payee predeceases the Participant, then the benefit may either revert back to the Participant (as provided by the QDRO) or just be extinguished.

 Section 7. Signature of Plan Administrator

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Plan Funding

Banc of California, Inc. (the Company) has established the Banc of California, Inc. 401(k) Plan (hereafter called the Plan), the purpose of which is to provide Plan Participants with retirement benefits in order to supplement their social security benefits.

The Plan will also provide benefits to Participants who die, who become disabled, or who terminate employment with the Company for reasons other than retirement, death or disability, provided they have accrued a vested interest in their account balances under the terms of the Plan.

Since the primary purpose of the Plan is to provide retirement benefits, the primary investment strategy to be followed by the Trustee should stress the security and long-term stability of Plan assets, combined with moderate growth that corresponds to Participants’ anticipated retirement dates. Investments should be reasonably diversified in order to prevent asset erosion by inflation, and should also provide for sufficient liquid assets to allow the Plan to make distributions on short notice to Participants who have died or become disabled and are entitled to benefits.

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Elective Deferrals

Pursuant to the terms of the Plan, the Administrator promulgates the rules and procedures set forth below to govern Elective Deferrals made to the Plan. The terms used in this administrative policy will have the same meaning ascribed to those terms in the Plan (or in some cases, in the Summary Plan Description).

 Elective Deferral Percentage

Each Participant may enter into a Salary Deferral Agreement authorizing the Employer to withhold a portion of the Participant’s Compensation either in whole percentage increments of Compensation or in specific dollar amounts. All elections by a Participant are subject to the following provisions:

●	A Participant can specify that a different percentage, or a different dollar amount, will apply to different components of the Participant’s Compensation (such as base salary, bonuses, etc.). However, the Administrator can direct that any election be rounded to the next highest or lowest dollar or percentage.

●	There is no minimum Elective Deferral percentage.

●	The maximum Elective Deferral is 100% of a Participant’s Compensation per Plan Year.

●	Catch-Up Contributions are permitted.

●	Elective Deferrals voluntarily withheld at a Participant’s election under a Salary Deferral Agreement will be irrevocably considered Pre-Tax Elective Deferrals unless the Participant elects to treat such Elective Deferrals (or any portion of such Elective Deferrals) as Roth Elective Deferral and notifies the Administrator of such election.

 Changing Salary Deferral Agreements

After a Participant’s initial election, he or she can change the Salary Deferral Agreement by filing a new agreement with the Administrator at any time. A Participant’s Salary Deferral Agreement will only expire at the end of any period during which Elective Deferrals are required to be suspended.

A Participant can also cancel his or her Salary Deferral agreement at any time by giving written notice to the Administrator. The cancellation will be implemented as soon as administratively possible after your notice is received. Upon cancellation, the Participant will not be permitted to make a new election until the first available date he or she would otherwise be entitled to change an existing Salary Deferral Agreement as described in the preceding paragraph.

The Administrator can also temporarily suspend a Participant’s Salary Deferral Agreement if the Participant reaches the maximum deferral amount permitted by law or by the Plan, or if the Administrator believes the Plan may fail certain the ADP Test, in which case the affected Participant will be notified.

 Eligible Automatic Enrollment Arrangement (EACA)

The Plan provides for automatic enrollment with respect to “covered” Participants. With respect to these covered Participants, the Employer will automatically withhold 2% of his or her Compensation (the “automatic contribution percentage”) as an Elective Deferral unless such Participant elects to withhold a different percentage of Compensation or elects to not withhold at all. A Participant is a covered Participant under this section if, as a new hire or rehire, he or she is newly eligible to make Elective Deferral contributions.

A covered Participant’s initial automatic contribution percentage will be increased by 1 percentage point on the first day of each subsequent Plan Year until it equals 4% of Compensation.

If a Participant covered under this section elects not to participate or elects a level of contribution that is less than the initial automatic contribution percentage, and if the Participant has never had a Salary Deferral Agreement in effect, then the Participant can request a refund of all the automatic Elective Deferrals that have been withheld from his or her Compensation up to the date of the request (adjusted for any earnings or losses), provided the request is made no later than 90 days after the date the first amount is automatically withheld from the Participant’s Compensation.

If a Participant is a new Participant in the Plan due to the acquisition of Pacific Western Bank, then beginning with the January 5, 2024 paycheck, the Employer will withhold the same percentage in the same form (Pre-tax or Roth) that the Participant elected to defer under the PacWest Bancorp 401(k) Plan, unless a new election is made under the terms of this Plan.

 Signature of Plan Administrator

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Financial Hardship Distributions

Pursuant to the terms of the Plan, the Administrator promulgates the rules and procedures set forth below to govern financial hardship distributions. The terms used in this administrative policy will have the same meaning ascribed to those terms in the Plan (or in some cases, in the summary plan description).

 Section 1. Written Applications

All hardship distribution requests must be made in writing to the Administrator of the Banc of California, Inc. 401(k) Plan using an application form prescribed by the Administrator. The Administrator is Banc of California, Inc., whose address is 3 MacArthur Place, Santa Ana, CA 92707.

 Section 2. Definition of Financial Hardship

Financial hardship means an immediate and heavy financial need of a Participant who is still an Employee which, based upon all relevant facts and circumstances, the Participant lacks available resources to satisfy, taking into account both the resources of the Participant and those assets of the Participant’s spouse and minor children that are reasonably available to the Participant.

 Section 3. Basic Requirements

In order to make a hardship distribution to a Participant, the Administrator must determine (a) that the Participant is suffering a financial hardship and (b) that a distribution from the Plan is necessary to satisfy such need. A hardship distribution cannot exceed the amount of the Participant’s financial need, but the amount required to satisfy the need can include amounts necessary to pay any taxes or penalties that may result from the distribution. A hardship distribution will only be made in one lump sum payment. Unless the Administrator has actual knowledge to the contrary, the Administrator may rely on the Participant’s written certification that the necessity of a hardship distribution is on account of an immediate and heavy financial need, is not in excess of the amount requirement to satisfy such financial need, and that the participant has no alternative means reasonably available to satisfy such financial need.

 Section 4. “Safe Harbor” Determinations

Determination of Financial Hardship. A Participant will be deemed to be suffering a financial hardship if such financial hardship is caused by one or more of the following reasons:

●	Expenses for (or expenses necessary to obtain) medical care for the Participant, the Participant’s spouse, or the Participant’s dependents (as defined in Code §152 without regard to Code §152(b)(1), (b)(2) and (d)(1)(B)), provided the expenses would be deductible under Internal Revenue Code §213(d) (determined without regard to whether the expenses exceed any required minimum percentage of the Participant’s adjusted gross income).
●	Costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant.
●	Payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, or the Participant’s dependents.
●	Payments necessary to prevent the eviction of the Participant from his or her principal residence or to prevent foreclosure on the mortgage on that residence.
●	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children, or dependents.
●	Expenses for repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code §165 (determined without regard to Code §165(h)(5) and without regard to whether the loss exceeds 10% of adjusted gross income).
●	Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Pub.L.100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.

●	Any other distribution which is deemed by the Commissioner of Internal Revenue to be made on account of immediate and heavy financial need as provided in Treasury Regulations.

A “primary beneficiary under the Plan” is an individual named as a beneficiary who has an unconditional right to all or a portion of the Participant’s account balance under the Plan upon the Participant’s death. The Participant must certify and represent that it has an immediate and heavy financial need and agree to provide documentation of such need in a form acceptable to the Employer or Administrator that satisfies guidance issued by the Secretary of the Treasury or Internal Revenue Service which may be amended from time to time.

Determination of Necessity. The Administrator may deem a distribution necessary to satisfy a Participant’s financial hardship under a safe harbor determination provided that the Participant has obtained all currently available distributions (other than hardship distributions but including distributions of ESOP dividends).

 Section 5. Written Representation

The Administrator may rely on a Participant’s written representation (via an electronic medium or in such other form as may be prescribed) that he or she has insufficient cash or other liquid assets reasonably available to satisfy the financial need. The Administrator is not obligated to inquire into the Participant’s financial condition. However, the Administrator cannot rely on a Participant’s representation if the Administrator actual knowledge that the Participant’s need can be relieved by one of the following (provided, however, that a need will not be deemed to be reasonably relieved by one or more of the actions listed below if the effect would be to increase the amount of the need):

●	Through reimbursement or compensation by insurance or otherwise.
●	By liquidation of the Participant’s assets, to the extent the liquidation would not itself cause a hardship.
●	By cessation of the Participant’s Elective Deferrals (and if applicable, Voluntary Employee Contributions) to the Plan.
●	By other currently available distributions (including distributions of any ESOP dividends under Code §404(k)) and nontaxable (at the time of the loan) loans, under any plans maintained by the Employer or any other employer.
●	By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

 Section 6. Source of Funds

Hardship distributions can be made from up to 100% of the Participant’s Vested Interest in the following accounts:

●	Pre-Tax Elective Deferral Account
●	Post-1988 income on Elective Deferrals
●	Roth Elective Deferral Account
●	Non-Safe Harbor Matching Contribution Account

To the extent a hardship distribution is made from the Participant’s Pre-Tax Elective Deferral Account or Roth Elective Deferral Account, the amount of such accounts available for a hardship distribution cannot be more than the amount of the Participant’s total Pre-Tax Elective Deferrals and Roth Elective Deferral Account as of the date of distribution reduced by the amount of previous distributions from such account.

 Section 7. Number of Distributions Permitted During the Plan Year

A Participant can take a hardship distribution at any time during any Plan Year.

 Section 8. Signature of Plan Administrator

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Participant Loans

Pursuant to Sections 7.1 and 8.6 of the Plan, the Administrator promulgates the rules and procedures set forth below to govern loans made from the Plan to Participants. The terms used in this administrative policy will have the same meaning ascribed to those terms in the Plan (or in some cases, in the summary plan description).

 Loan Applications

All loan requests must be made in writing to the Administrator of the Banc of California, Inc. 401(k) Plan using an application form prescribed by the Administrator. The Administrator is Banc of California, Inc., whose address is 3 MacArthur Place, Santa Ana, CA 92707.

 Who Can Borrow

The following individuals who have, or who are entitled to, an undistributed vested benefit under the Plan may apply to the Plan Administrator for a loan from the Plan:

●	An individual who is still actively employed by an employer under the Plan.
●	An individual who is a former employee of an employer under the Plan, provided such individual is a party in interest under ERISA §3(14).
●	A beneficiary of a deceased individual described above.

In addition, no one who has incurred a “deemed distribution” on a previous loan can apply for or receive future loans until the outstanding loan amount is paid in full unless such loan is repaid via payroll deduction or the individual posts other security or substitute collateral acceptable to the Administrator. A deemed distribution occurs if repayment is not made in accordance with federal laws and regulations, as explained in more detail below in the paragraph titled “Satisfaction Of Loan If Benefit Distribution Is Not Permissible” which is set forth in the section titled “Loan Default.”

 Reasons for Borrowing

A loan can be requested for any reason.

 Loan Amount

Maximum Allowable Loan. In general, the maximum amount that can be borrowed is the lesser of 50% of a Participant’s Vested Interest or $50,000. If the applicant has any existing loans, the $50,000 amount will be reduced by the excess (if any) of his or her highest outstanding aggregate loan balance during the 1-year period ending the day before this loan is made, over his or her outstanding aggregate loan balance on the day this loan is made.

Minimum Allowable Loan. Loans that are less than $1,000 will not be granted.

 Processing and Maintenance Fees

Processing Fees. The applicant will be charged a fee to process each loan application.

Maintenance Fees. The applicant will be charged an annual maintenance fee for each outstanding loan. The maintenance fee will be charged as of each annual anniversary date of the loan, or on any other annual date selected by the administrator.

Source of Fees. Fees the applicant does not pay directly will be deducted from his or her Account.

 Loans Must Be Secured

Each loan must be secured (including a loan to be used for the purchase of the applicant’s primary residence) with an irrevocable pledge and assignment of the applicant’s Vested Interest. The applicant can also post any other security or substitute collateral the Administrator finds acceptable. If the applicant is entitled to a distribution from the Plan, other than a distribution upon termination of employment, then the amount available for distribution will be reduced by the amount necessary to maintain the security of all outstanding loans to the applicant.

 Source of Funds

An applicant can borrow from his or her Vested Interest (including his or her Rollover Account). If directed investments are permitted and a loan is obtained from more than one of the applicant’s directed investment accounts (if any), the source of the loan will be in proportion to the respective directed investment accounts unless the applicant elects otherwise and the election is approved by the Administrator.

 Promissory Note

Interest Rate. The applicant must sign an interest-bearing promissory note for each loan. The interest rate will be established at the inception of the loan and will be set at one percentage point higher than the prime lending rate as posted in the Wall Street Journal (or similar financial publication) when the loan is made. The interest rate will be fixed and will not change for the duration of the loan.

Allocation of Interest. All interest paid on a loan will be credited directly to the applicant’s Account.

 Loan Repayments

Maximum Repayment Period. Loans must be repaid by regular periodic payments for a period not greater than five years unless the loan is used to acquire a residential dwelling such as a house, apartment, condominium, or mobile home which is used or is to be used within a reasonable time as the applicant’s primary residence, in which case the loan can be repaid over a period of up to 15 years. The amount of any loan (other than a residential loan) that is not repaid within five years may be treated as a taxable distribution on the last day of the five-year period or, if sooner, at the time the loan is in default. If a loan is extended beyond five years, the balance of the loan at the time of the extension may be a treated as taxable distribution.

Manner of Repayment. If the applicant is currently employed by an employer under the Plan, then such applicant’s loan payments will be repaid by payroll deduction repayments as of each payroll withholding period (but at least quarterly). If the applicant revokes the payroll deduction election, the entire unpaid principal sum of the loan plus accrued interest (plus any other amounts due under the loan) will become due and payable. If the applicant is not currently employed by an employer under the Plan, then such applicant’s loan payments will be paid directly by the applicant, and payments must be made at least quarterly.

Early Repayment. All or any part of the outstanding balance of a loan can be repaid at any time.

Repayment Upon Termination of Employment. If an applicant who is a party in interest under ERISA §3(14) terminates employment with an outstanding loan, the applicant will be treated as an employee whose employment has not terminated. However, if an applicant who is not a party in interest under ERISA §3(14) terminates employment with an outstanding loan, either (a) the remaining loan balance will become due and payable 60 days after the employment termination date or (b) the applicant may continue to repay the loan directly through recurring ACH repayments.

Repayment While On a Leave of Absence Unrelated to Military Service. If the applicant takes an approved leave of absence unrelated to military service, he or she can suspend loan payments for up to a one year period during which he or she either receives no pay or the pay received (after income and employment tax withholding) is less than the amount of the loan payments that would be required under the terms of the loan during that one year period. However, a suspension of payments cannot extend the term of the loan beyond five years from the original date of the loan unless the loan qualifies as a residential mortgage loan.

Collection Expenses. If the applicant fails to repay the loan in a timely manner, the Administrator can charge his or her Account with any expenses directly related to the implementation, administration and collection of the loan.

 Additional Loans

The applicant can have only one loan outstanding at a time.

 Loan Refinancing

Loans cannot be refinanced.

 Loan Default

When A Default Occurs. A loan will be considered in default if any scheduled payment remains unpaid as of the end of the last day of the calendar quarter following the calendar quarter in which the required payment was due (or such later date if permitted by Internal Revenue Service rules and regulations).

Satisfaction of Loan If Benefit Distribution Is Permissible. After a default occurs, if a distribution of the applicant’s benefit is permissible, the Vested Interest will be reduced or offset by the outstanding principal and interest of the defaulted loan. In such an event, the loan will be considered to have been repaid and the amount of the reduction or offset will be deemed to have been distributed from the Plan. If the applicant’s Vested Interest is less than the loan amount due, the Administrator will take any steps necessary to collect the balance due directly from the applicant.

Satisfaction of Loan If Benefit Distribution Is Not Permissible (Deemed Distributions). After a default occurs, if a distribution of the applicant’s benefit is not permissible, the outstanding balance of the loan will be treated as a “deemed distribution” for certain tax purposes (income, premature distribution penalty, etc.), but is not an actual distribution of the Account. Pending final disposition of the promissory note, the applicant remains obligated to repay the outstanding principal of the defaulted loan plus accrued interest to the date of repayment.

 Spousal Consent

If any portion of the Plan assets used to secure a loan is subject to the qualified joint and survivor rules, the applicant’s spouse must consent in writing to the loan within the 90-day period ending on the date of the inception of the loan. If the portion of the Plan’s assets used to secure the loan is not subject to the qualified joint and survivor rules, the Administrator may in its discretion applied on a consistent basis (after taking into account the amount of the required loan repayment and the applicant’s net after-tax take home pay) require that the applicant’s spouse consent in writing to any loan within the 90-day period ending on the date of the inception of the loan.

 Special Rules That Apply During and Applicant’s Military Service

Interest Rate Modification. If (1) a loan is granted under the Plan and the applicant subsequently enters active military service (as defined under the Servicemembers’ Civil Relief Act), (2) the interest rate on such loan exceeds 6% per year, then such applicant may request in writing to the Administrator that the interest rate on the loan be lowered to 6% per year for the duration of the applicant’s period of active military service. In order to take advantage of the interest rate reduction described herein, the applicant must provide the Administrator with a written notice and a copy of his or her military orders. Such notice must be given to the Administrator at any time up to 180 days after the applicant’s termination (or release) from active duty. Upon receipt of such notice, the Administrator will apply the 6% interest cap beginning from the applicant’s first day of active duty. If the applicant qualifies for the interest rate reduction described herein, then the following rules will apply to such loan:

●	All interest in excess of 6% will be forgiven during the applicant’s period of active military service and cannot be shifted to the principal for payment at a later time.
●	Payments due on such loan will be re-amortized based on the new 6% interest rate.

●	Interest for this purpose includes interest on the loan, service charges, renewal charges, fees, or any other valid charges, which cannot in the aggregate exceed 6% per year.

Repayment Period. Loan payments will be suspended while the applicant is on duty in the armed forces (including inactive duty training and full-time National Guard duty). Once the applicant returns to work, the loan must be repaid in full (including interest that accrues during the period of military service) by the end of the original term of the loan plus the period of military service.

 Incoming Transfer of Participant Loans in the Event of a Merger or Acquisition

In the event of a merger or acquisition involving the Employer, the Plan will accept a Direct Rollover of an Eligible Rollover Contribution that includes a loan note from a qualified plan of a seller. The Direct Rollover of the loan note shall be accepted only if (a) the Employer approves the rollover, (b) such seller plan allows for the rollover, and (c) the Participant rolls over their entire account balance from the seller plan.

 Compliance With Federal Law and Regulations

Notwithstanding any other provision in this Loan Policy, the loan program will be administered in accordance with Section 72(p) of the Internal Revenue Code, with Treasury Regulation 1.72(p)-1, and with various other rulings, regulations, notices and pertinent legal directives. If there is a conflict between the Loan Policy and any such statute, regulation, ruling, notice or directive, the provisions of the statute, regulation, ruling, notice or directive will control.

 Signature of Plan Administrator

Signature	/s/ Ian Salisbury	Date	December 29, 2023

Print Name	Ian Salisbury

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Payment of Plan Expenses

The Plan routinely incurs expenses for the services of lawyers, actuaries, accountants, third party administrators, and other advisors, and the Administrator promulgates the rules and procedures set forth below to govern the payment of such expenses. The terms used in this administrative policy will have the same meaning ascribed to those terms in the Plan (or in some cases, in the summary plan description).

 Payment of Expenses

Under section 8.8 of the Plan, Banc of California, Inc., as the sponsor of the Plan, is required to pay all “settlor” expenses and has the option of paying any “non-settlor” expenses that are incurred by the Administrator in the normal course of operating the Plan. Any “non-settlor” expenses that Banc of California, Inc. elects not to pay must be paid from the assets of the Plan. Field Assistance Bulletin 2003-3, issued by the United States Department of Labor, gives plan sponsors and administrators broad discretion in deciding how to allocate such non-settlor expenses to participants and their beneficiaries. This discretion includes whether to allocate an expense on a per capita or pro rata basis, and whether to allocate an expense directly to the account of a participant for whose benefit the expense was incurred. Pursuant to that discretion, Banc of California, Inc. has instructed the Plan Administrator to charge the following amounts directly to the account of the participant for whose behalf an expense is incurred as a result of any of the following administrative functions:

●	Processing Normal Distribution Forms. The amount charged to process the paperwork necessary to distribute the benefit of a participant who has terminated employment for any reason, including the notice and election forms, the distribution check (or the paperwork for a direct rollover transfer), and the tax reporting forms, will be a pass-through of any direct expenses incurred by the Plan.

●	Processing Hardship Distribution Forms. The amount charged to process the paperwork necessary for a hardship distribution, including the application form, any notice and election forms, the distribution check, and the tax reporting forms, will be a pass-through of any direct expenses incurred by the Plan.

●	Processing In-service Distribution Forms. The amount charged to process the paperwork necessary for an in-service distribution, including the notice and election forms, the distribution check, and the tax reporting forms, will be a pass-through of any direct expenses incurred by the Plan.

●	Processing QDROs. The amount charged to review a domestic relations order to determine if it is a qualified domestic relations order (QDRO), and to process any paperwork required to implement the order if it is found to be a QDRO, will be a pass-through of any direct expenses incurred by the Plan.

●	Processing Loan Applications. The amount charged to process the paperwork necessary to make a participant loan, including the application form, any notice and election forms, and the distribution check, will be a pass-through of any direct expenses incurred by the Plan.

●	Establishing an IRA. The amount charged to process the paperwork to establish an individual retirement account to receive the vested account balance of a missing participant will be a pass-through of any direct expenses incurred by the Plan.

 Signature of Plan Administrator

Signature	/s/ Ian Salisbury	Date	December 29, 2023

Print Name	Ian Salisbury

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Administrative Policy Regarding Directed Investments

Pursuant to Sections 7.4 and 8.6 of the Plan, the Administrator promulgates the rules and procedures set forth below to govern Participant directed investments. The terms used in this administrative policy will have the same meaning ascribed to those terms in the Plan (or in some cases, in the summary plan description).

 Accounts Permitted to be Self-Directed

Subject to subsequent modifications to this policy by the Plan Administrator, each Participant can direct how his or her entire Account will be invested.

 Permitted Investments

Any amount a Participant or other payee directs will be put into alternative investment funds established by the Trustee as part of the overall Trust Fund. Such alternative investment funds will be under the full control and management of the Trustee. Notwithstanding the foregoing, the Administrator or Trustee will have the authority to refuse any investment directed by the Participant or other payee if that investment would be administratively burdensome, or if for any reason the Administrator or Trustee believes such investment would or might constitute a prohibited transaction as defined in ERISA §406 or Code §4975. If a Participant (and when applicable, a beneficiary) does not make a timely election to direct the investment of his or her permitted accounts, then those accounts will be invested by the Trustee in a default investment which has been selected by the Administrator and which is expected to produce a favorable rate of return and that minimizes the overall risk of losing money. Any loan a Participant takes from the Plan will also be considered a Participant directed investment, the terms of which will be governed by a loan policy that will be separately distributed to the Participant.

 Giving Investment Directions

A Participant’s investment direction will be made in a form acceptable to the Administrator. A Participant may change an investment election daily by filing a new investment designation with the Administrator or the Administrator’s designee on a date established from time to time by the Administrator and which is communicated to Participants (and when applicable, to beneficiaries).

 Waiver of Liability

To the extent the Plan satisfies the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, then, to the extent permitted by law, neither the Trustee, nor the Administrator, nor the Employer, nor any Plan fiduciary will be liable to the Participant or other payee (or to his or her Beneficiaries) for any loss resulting from any investment action taken at the direction of the Participant (and when applicable, a beneficiary).

 Fees and Expenses

Any charge or fee imposed by the Trustee or by any broker, investment advisor, or otherwise, including legal fees, incurred in connection with a Participant’s (and when applicable, a beneficiary’s) investment direction of any Plan account maintained on the Participant’s behalf may be charged to and paid from the assets of such account.

 Signature of Plan Administrator

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator

Banc of California, Inc. 401(k) Plan

Protected Benefits, Prior Plan Document Provisions, and Transfer Contributions Addendum

The provisions set forth in this Addendum set forth special rules, that, notwithstanding any other provision in the Plan to the contrary, shall apply to amounts attributable to the Matching and Non-Safe Harbor Non-Elective Contributions that transferred to this Plan from the Private Bank of California 401(k) Plan, and amounts attributable to Contributions transferred to this Plan from PacWest Bancorp 401(k) Plan. The terms used in this administrative policy will have the same meaning ascribed to those terms in the Plan (or in some cases, in the summary plan description).

 Section 1. Vesting Schedule

●	Private Bank of California 401(k) Plan: A Participant will have a 100% Vested Interest in the portion of his or her Transfer Contribution Account attributable to Transfer Contributions from the Private Bank of California 401(k) Plan.
●	PacWest Bancorp 401(k) Plan:

○	The following vesting schedule applies to the following Participants: Participants who (a) became Participants solely because of the merger of the PacWest Bancorp 401(k) Plan into the Plan and (b) were not hired before 07/01/2004 and have not worked an Hour of Service on or after 06/01/2021.

○	The following vesting schedule applies to the following contributions:

▪	Transferred Nonelective-Discretionary
▪	Transferred Match-Discretionary

Years of Vesting Service	Vested Interest
0	0%
1	20%
2	40%
3	60%
4	80%
5	100%

Any additional Years of Service credited to this group of Participants based upon the vesting schedule outlined above will be credited using the elapsed time service crediting method. However, because this group of Participants are all terminated Participants, no additional service crediting is anticipated.

 Section 2. Normal Retirement Age and Early Retirement Age

Participants who became Participants solely because of the merger of the PacWest Bancorp 401(k) Plan will have the following Normal Retirement Age and Early Retirement Age applied to their Accounts:

●	Normal Retirement Age: age 65
●	Early Retirement Age: the date the Participant attains age 55 and completes 6 years of Vesting Service

 Section 3. Distribution of Transfer Contributions

A Participant’s Transfer Contribution Account will be distributed from the Plan at the same time and in the same manner as the Participant’s Account is distributed under the Plan, subject to the following rules:

●	In-Service Distributions. A Participant may request an in-service distribution of up to 100% of the Vested Interest in his or her Transfer Contribution Account at any time on or after the date the Participant reaches Normal Retirement Age (but in no event earlier than age 59½), or at any time on or after the date the Participant reaches age 59½.

 Section 4. Prior Plan Spin-off and Merger

Effective April 26, 2021, Accounts associated with CIVIC Financial employees were spun-off from the Wedgewood 401(k) Plan and merged into the PacWest Bancorp 401(k) Plan. The spin-off and transfer of assets was made in accordance with Sections 401(a)(12), 411(d)(6), and 414(l) of the Code, and the Treasury Regulations and other guidance issued thereunder. As required by Treas. Reg. 1.414(l)-1(m), (i) the sum of the account balances for each spin-off Participant in the PacWest Bancorp 401(k) Plan immediately after the spin-off shall equal the sum of such spin-off Participant’s account balances in the Wedgewood 401(k) Plan immediately before such spinoff, and (ii) the assets, with respect to the CIVIC Financial employees, in both the Wedgewood 401(k) Plan and PacWest Bancorp 401(k) Plan immediately after the spinoff shall equal the sum of the account balances for all participants in such plans.

 Section 5. Signature of Plan Administrator

By	/s/ Ian Salisbury	Title	designated 3(16) Plan Administrator

Print Name	Ian Salisbury	Date	December 29, 2023

Authorized Representative of Actuarial Benefits Corp., a designated 3(16) Plan Administrator